UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Prologis, Inc.

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PROLOGIS

Prologis Proxy Statement

Notice of Annual Meeting of Stockholders

The date of this Proxy Statement is March 28, 2025.

PROLOGIS®

March 28, 2025

To our stockholders:

I invite you to attend the 2025 Annual Meeting of Stockholders of Prologis, Inc. at 1:30 p.m. Pacific Time on May 8, 2025. Our Annual Meeting will be held in a virtual format only. You will not be able to attend the Annual Meeting in person.

Items of business. The following items of business will be conducted at our 2025 Annual Meeting of Stockholders:

1.	Election of 12 directors to our Board to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	Nonbinding advisory vote to approve the company’s executive compensation for 2024.

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2025.

4.	Consideration of a stockholder proposal titled “Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting.”

5.	Consideration of any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Record Date. If you were a holder of shares of our common stock at the close of business on March 12, 2025, you are entitled to receive this notice and to vote at the Annual Meeting and any adjournment(s) or postponement(s) of the Annual Meeting.	How to Vote. You can vote your shares by proxy through the internet, by telephone or by mail using the instructions on the proxy card, or you can vote during the virtual Annual Meeting. Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Annual Meeting.	Meeting Attendance. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/PLD2025, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

Proxy Materials. On or about March 28, 2025, we intend to distribute to our stockholders:

(i)

Either in printed form by mail or electronically by email, a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on: (a) how to electronically access our 2025 Proxy Statement and 2024 Annual Report to Stockholders, which includes our 2024 Annual Report on Form 10-K; (b) how to vote; and (c) how to request printed proxy materials (if desired).

(ii)	If requested or required, printed proxy materials, which will include our 2025 Proxy Statement, our 2024 Annual Report on Form 10-K and a proxy card.

On behalf of the Board of Directors,

DEBORAH K. BRIONES Chief Legal Officer, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 8, 2025: This Proxy Statement and accompanying form of proxy are first being made available to you on or about March 28, 2025. Proxy materials are available at www.proxyvote.com.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025

1	Proxy Summary

1	2024 Business Highlights

2	2024 Compensation Highlights

3	Recent Awards and Honors

4	Proposals Submitted to Vote at the 2025 Annual Meeting

5	Board of Directors and Corporate Governance

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	CEO and Management Succession Planning

9	Board Evaluations and Process for Selecting Directors

11	Director Qualifications

14	Director Nominees

20	Director Independence

20	Board Leadership Structure

22	Board Committees

25	Other Governance Matters

28	Executive Officers

29	Global Impact and Sustainability Priorities

34	Executive Compensation

34	Compensation Discussion and Analysis

35	Prologis Business Overview

38	Our Foundational Compensation Principles and Key Insights for 2024

39	Stockholder Outreach and Compensation Program Changes

41	Compensation Benchmarking Peer Group

42	2024 Compensation Program Structure

43	2024 Chief Executive Officer Compensation

45	2024 Core Compensation: Annual Bonus Opportunity

51	2024 Core Compensation: Annual LTI Equity Awards

53	2024 Outperformance Compensation: Prologis Promote Plan (PPP)

57	Other Compensation Considerations

60	Talent and Compensation Committee Report

61	Summary Compensation Table for Fiscal Year 2024

65	Grants of Plan-Based Awards in Fiscal Year 2024

72	Outstanding Equity Awards at Fiscal Year-End (December 31, 2024)

76	Option Exercises and Stock Vested in Fiscal Year 2024

78	Nonqualified Deferred Compensation in Fiscal Year 2024

81	Potential Payments Upon Termination or Change in Control

84	CEO Pay Ratio

85	Pay Versus Performance

88	Advisory Vote to Approve the Company’s Executive Compensation for 2024 (Proposal 2)

89	Director Compensation

91	Nonqualified Deferred Compensation Plans for Directors

92	Director Compensation for Fiscal Year 2024

94	Security Ownership

97	Equity Compensation Plans

98	Audit Matters

99	Audit Committee Report

100	Independent Public Accountant

101	Ratification of the Appointment of the Independent Public Accountant (Proposal 3)

102	Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting (Proposal 4)

104	Additional Information

105	Proxy and Annual Meeting FAQ

110	Submitting Stockholder Proposals

112	Delinquent Section 16(a) Reports

113	Annual Report to Stockholders and Corporate Governance Documents

A-1	Appendix A: Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting of Stockholders. Please read it carefully.

The following summary highlights information contained in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding our 2024 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2024. All company operational information in this Proxy Statement is for the year ended or as of December 31, 2024, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measures and reconciliations to GAAP measures and for additional detail regarding definitions of terms as generally explained in the Proxy Statement. References in this Proxy Statement to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

PROXY SUMMARY

2024 BUSINESS HIGHLIGHTS

Our Business Model Delivers Long-Term Growth

Despite macroeconomic headwinds, we delivered strong financial performance in 2024, continuing our 10-year industry outperformance.

Consistent earnings growth across cycles	Sector-leading 10-year performance and returns
In a challenging operating environment, we delivered 21.9% growth in net earnings per share and 8.4% growth in Core FFO per share,(1) demonstrating the resilience of our global platform.

Prologis generated 13.2% net earnings per share, 11.9% Core FFO per share(1) and 12.6% TSR 10-year CAGRs,(2) generating 1,013 bps, 569 bps and 416 bps higher returns than the Large-Cap REIT group 10-year CAGR average,(3) respectively.

(1)

Net earnings per share and Core FFO per share excluding Net Promote Income (Expense). Core funds from operations (FFO) per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

(2)

Ten-year compound annual growth rate (“CAGR”). Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and for a calculation of the CAGR of our Core FFO per share.

(3)	See definition of “Large-Cap REITs” on page 35. The average rates of the Large-Cap REIT Group are weighted by market capitalization.

For further detail, please see “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	1

PROXY SUMMARY

2024 COMPENSATION HIGHLIGHTS

We Maintained Our Pay-for-Performance Design in 2024

While earnings were strong, some operational metrics fell short of our goals, leading to below target NEO payouts in 2024. Significant changes to our compensation program, implemented based on stockholder feedback, first became effective in 2024.

Executive payouts reflect company performance in 2024	Significant compensation program changes took effect in 2024
All NEO bonuses paid at below-target levels. POP(1) awards for the 2022-2024 performance period did not fund because the performance hurdle was not met.	Including a $25M cap on CEO total pay, implementation of a new forward-looking LTI equity program and reduction of the PPP award pool.(1)(2)

(1)	Prologis Outperformance Plan (POP) and Prologis Promote Plan (PPP).

(2)	Beginning with Strategic Capital Promotes earned by the company in 2024.

For further detail, please see “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	2

PROXY SUMMARY

Recent Awards and Honors

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	3

PROXY SUMMARY

Proposals Submitted to Vote at the 2025 Annual Meeting

We are asking our stockholders of record as of the close of business on March 12, 2025, to consider and vote on the following matters at our 2025 Annual Meeting of Stockholders to be held on May 8, 2025. Please see the section entitled “Additional Information” for details on how to vote and the vote required to approve these matters.

Proposal	Board Recommendation

PROPOSAL 1: Election of Directors

At the Annual Meeting, you will be asked to elect to the board of directors (the “Board”) of Prologis, Inc. the 12 persons nominated by the Board. The directors will be elected to hold office until the 2026 Annual Meeting and until their successors are duly elected and qualified.

PROPOSAL 2: Nonbinding Advisory Vote to Approve the Company’s Executive Compensation for 2024

At the Annual Meeting, you will be asked to approve a resolution on the company’s executive compensation for 2024 as reported in this Proxy Statement.

PROPOSAL 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

At the Annual Meeting, you will be asked to ratify the appointment of KPMG LLP by the Audit Committee (the “Audit Committee”) of the Board as the company’s independent registered public accounting firm (“independent public accountant”) for 2025.

PROPOSAL 4: Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting

At the Annual Meeting, you will be asked to consider a stockholder proposal titled “Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting.” The Board recommends that you vote against this proposal.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	4

6	Prologis Corporate Governance Tear Sheet

7	Election of Directors (Proposal 1)

8	CEO and Management Succession Planning

9	Board Evaluations and Process for Selecting Directors

11	Director Qualifications

14	Director Nominees

20	Director Independence

20	Board Leadership Structure

22	Board Committees

25	Other Governance Matters

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Prologis Corporate Governance Tear Sheet

DIRECTOR INDEPENDENCE AND COMPLIANCE	STRONG STOCKHOLDER RIGHTS

●  83% of our directors nominated for election at our 2025 Annual Meeting are independent: All nominated directors, other than Mr. Moghadam and Mr. Letter, are independent.

●  No related-party transactions.

●  No hedging or pledging of our securities.

●  All directors attended 75% or more of Board and Board committee meetings (held during the periods they served).

●  All directors are in compliance with our stock ownership guidelines (5x annual cash retainer).

●  All directors elected annually since IPO.

●  No stockholder rights plan.

Governance improvements driven by stockholder feedback:

●  Adopted proxy access with 3/3/20/20 market
standard in 2016.(1)

●  The company irrevocably opted out of Maryland staggered board provisions in 2014.

●  Majority vote is the standard in uncontested director elections (adopted in 2007).

●  Reduced stockholder voting thresholds to simple majority or the lowest standard permitted by law (adopted in 2024).

●  Reduced threshold for stockholders to call a special meeting from 50% of voting power to 20% (adopted in 2025).

DIRECTOR COMPOSITION AND EVALUATION PROCESS

●  Our annual Board evaluation process, involving Board, Board committee and individual director assessments, is administered by the chair of our Board Governance and Nomination Committee (the “Governance Committee”) and our lead independent director, with a third-party evaluation every other year.

●  Director age policy: 75-years maximum age limit for directors.(2)

●  Our mix of director tenure, skills and background provides a balance of experience and institutional knowledge with fresh perspectives.

BOARD LEADERSHIP

● Lead independent director role with significant authority and responsibilities. ● Chairman and CEO policy gives the Board flexibility to determine the best candidates for the positions.

GOVERNANCE OF GLOBAL IMPACT AND SUSTAINABILITY	RISK GOVERNANCE

●  Formal Board oversight of Global Impact and Sustainability performance and priorities through Governance Committee charter and updates to the full Board and other committees.

●  Our chief energy and sustainability officer is a C-suite executive and sits on the management executive committee.

●  Bonus metrics (10% of overall corporate score) incentivize quantitative success in sustainability and impact while providing a measure of accountability for our progress.

●  Financial risk oversight: Evidenced by our A2/A credit ratings.(3)

●  Operational risk oversight: Annual enterprise-level risk analyses with Board, climate risk assessment platform, cybersecurity risk assessment framework, rigorous investment committee processes and local team property-level management.

●  Reputational risk oversight: Extensive employee learning and development platform, requiring ethics, Foreign Corrupt Practices Act (FCPA), cybersecurity and other training.

(1)	See “Additional Information” for further detail on proxy access.

(2)

Our Governance Guidelines provide that directors will not be nominated or appointed to the Board if they are, or would be, 75 years old or older at the time of the election or appointment. The Board granted Mr. Lyons a waiver in 2025 as part of our overall succession planning. See page 9.

(3)	Ratings by Moody’s/S&P. A securities rating is not a recommendation to buy, sell or hold securities and is subject to withdrawal at any time by the rating agency.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	6

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1

Election of Directors

The Board is currently composed of 12 directors, all of whom, other than Carl B. Webb, are standing to be elected to the Board at the 2025 Annual Meeting. Sarah A. Slusser, a new director nominee, is also standing to be elected to the Board at the 2025 Annual Meeting. If elected, each individual will hold office until the 2026 Annual Meeting and until their successors are duly elected and qualified.

●	The 12 nominees for election to the Board at the 2025 Annual Meeting, all proposed by the Board, are listed below in the section titled “Director Nominees,” along with brief biographies.

●

The Board has affirmatively determined that all of our director nominees, aside from Hamid Moghadam and Daniel Letter, are independent directors in accordance with New York Stock Exchange (“NYSE”) rules, our Governance Guidelines and our Bylaws.

●

We do not know of any reason why any nominee would be unable or unwilling to serve as a director if elected. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the Board as a substitute, or the Board may reduce the number of directors. Each of the director nominees has consented to be named in this Proxy Statement and to serve as a director if elected.

●	Information about each director nominee’s share ownership is presented below, under “Security Ownership.”

Our Bylaws provide for a majority voting standard for the election of directors. See “Additional Information—Majority Voting” for further detail.

The shares represented by the proxies received will be voted for the election of each of the 12 nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of the director nominees or you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified or until the earliest of his or her resignation, retirement or death.

The Board unanimously recommends stockholders vote FOR the election of each nominee.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CEO and Management Succession Planning

Effective January 1, 2026, our co-founder, Hamid Moghadam, will transition from CEO to executive chairman of the Board. After more than four decades of visionary leadership, Mr. Moghadam’s continued service as executive chairman will provide strategic guidance consistent with the company’s mission of “enduring excellence.”

Mr. Letter, our president and a longtime leader within the company, will succeed Mr. Moghadam as CEO. Mr. Letter, who joined the company in 2004, is well prepared to lead the company into its next phase of growth.

Our prioritization of long-term succession planning enabled an effective C-suite transition.

We began succession planning for senior officers six years ago in 2019. Since April 2022, we have successfully transitioned a full slate of executive officers. Given the global scale and unique scope of our business, we invest in promoting internal candidates who bring a long-term understanding of our business and exceed performance expectations. This was evident as our new executive officers were all promoted from within and have served at Prologis for an average of over 20 years.

We prepared our next generation of executive officers to assume top leadership roles with a carefully planned succession strategy to ensure the company’s continued success while minimizing disruption. Each executive officer was well-positioned for his or her current role through increasing leadership responsibilities and mentorship from their predecessors.

For example, Mr. Letter was positioned with key global leadership responsibilities to prepare him to become our next CEO. Mr. Letter became equipped to head our global real estate organization through a series of leadership roles related to capital deployment and global operations. Prior to becoming president, he was our global head of capital deployment, where he had responsibility for the company’s Investment Committee, deployment pipeline management and multi-market portfolio acquisitions and dispositions. Subsequently, his broad responsibilities as our president, which encompass most of the company’s business lines, including Strategic Capital and Essentials, prepared him to head our worldwide enterprise and unique logistics ecosystems. Mr. Letter represents the company with important external stakeholders, including public and private investors, customers and the media. This transition underscores the thoughtfulness of our approach to succession planning and the strength and continuity of our leadership team.

Also see “Compensation Discussion and Analysis” for a discussion of how the Compensation Committee uses pay to retain a deep bench of talent and train our next potential leaders, as well as the Compensation Committee’s approach to compensation of our new executives.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	8

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Evaluations and Process for Selecting Directors

Rigorous Board evaluation and refreshment process

Our annual Board evaluation process involves assessments at the Board, Board committee and individual director levels. Through this process, the Board determines who should be nominated to stand for election based on current company and Board needs.

●	Directors identify key skills and characteristics currently needed for the Board, as well as provide information relating to Board composition and planning.

●	Director interview questions are prepared based on current areas of focus, as well as feedback from our stockholder outreach efforts.

●	Annual one-on-one director interviews are conducted by our lead independent director and chair of the Governance Committee and, every other year, by an independent third party.

●

The results of the director interviews are aggregated by our lead independent director, Governance Committee chair and, if applicable, the independent third party and reported to the Governance Committee and then to our full Board. Our Board follows up on items identified in the evaluation process.

Our Governance Committee discusses Board succession and reviews potential candidates. This process is based on the results of annual Board evaluations and takes place throughout the course of the year.

●

Our director candidate search process identifies and assesses a pool of potential candidates from a variety of sources, focusing on candidates with the right mix of skills, backgrounds and perspectives that align with the strategic needs of our business.

Our Governance Guidelines also ensure regular Board refreshment, providing that directors will not be nominated or appointed to the Board if they are, or would be, 75 years old or older at the time of the election or appointment.

●

Our Board granted a waiver to Mr. Lyons, who is currently 75, from this policy as part of our overall succession planning. Mr. Lyons is deeply experienced in the logistics real estate industry and has longstanding institutional knowledge of our business. He has served as our lead independent director since June 2011—as a result, the Board determined that Mr. Lyons’ ongoing service will support our carefully planned succession strategy(1) and is in the best interest of the company and our stockholders.

●	Mr. Webb, who is also 75, will not stand for reelection based on this policy. Mr. Webb is the current chair of our Audit Committee.

2025 board evaluation feedback

Key feedback from our Board evaluation process:

●	Noted the high-functioning nature of the Board and strong leadership of our lead independent director and committee heads.

●	Commended the clear communication and candor with management.

●	Focused on executive succession planning.

●

Also focused on director succession planning, an orderly transition of applicable Board leadership positions and recruiting directors with experience that aligns with our current business model, such as chief executive officer or senior executive experience and experience that supports our core real estate business and/or our Prologis Essentials business, including related to energy and to delivering customer-centric products, services and solutions.

●	Recognized the strength of our CEO and management, with a high level of confidence in the new executive team.

●	Determined that there were no concerns about Board independence or longer-tenured directors.

(1)	See “CEO and Management Succession Planning” and “Compensation Discussion and Analysis.”

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	9

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Regular board refreshment

The Board is committed to regular refreshment to maintain an optimal balance of skills, backgrounds and perspectives. We have successfully onboarded eight new directors since 2015 and nominated another new director at our 2025 Annual Meeting, increasing the breadth of experience of our Board. Ms. Slusser is a new director nominee at our 2025 Annual Meeting. She is the CEO of Cypress Creek Renewables, a solar power producer and developer. Her substantial background in renewable energy will support our Prologis Essentials business and sustainability strategy.

The Board was completely refreshed and rebuilt at the time of the Merger in 2011.(1) The Merger essentially created a new company with a new operating and corporate platform. At that time, all directors underwent intensive review to determine which directors would best fit the newly created combined company. Each director selected in this rebuilding process was onboarded as a new director to the newly established company. These directors were required to perform in a new governance environment with new structures, processes, committees and guidelines.

We have continued to refresh the Board since the Merger. David O’Connor onboarded as a new director in 2015, Olivier Piani in 2017, Cristina Bita and Philip Hawkins in 2018, Avid Modjtabai in 2020, James Connor in 2022, Guy Metcalfe in 2024 and Daniel Letter in 2025. (In 2020, Mr. Hawkins took a position as executive chairman of a U.S. industrial real estate portfolio company and, as a result, decided to step down from our Board.)

As a result of our regular Board refreshment, the directors nominated for election at our 2025 Annual Meeting comprise an appropriate mix of tenures: four directors with less than three years of tenure, four directors with tenure between five and 11 years and four with over 11 years of tenure. This mix balances experience and institutional knowledge with fresh perspectives.

The Board is focused on director succession planning. As directors approach the maximum age limit set forth in our director age policy, the Board proactively formulates a plan to transition key leadership positions and maintain the appropriate balance of institutional knowledge on the Board. As discussed in “Director Qualifications,” the Board continually assesses the current needs of the Board, based on the strategic priorities of the company and the skill set needs of the Board.

BALANCED DISTRIBUTION OF DIRECTOR TENURE(1)(2)

Nine new directors since 2015.(3)

(1)

The entire Board was rebuilt in 2011 at the time of the merger (the “Merger”) between AMB Property Corporation (“AMB”) and ProLogis (the “Trust”), and the tenure of the rebuilt Board started at that time.

(2)	Directors nominated for election at our 2025 Annual Meeting. Includes Ms. Slusser in the 0-3 years category.

(3)

Includes Philip Hawkins, who joined our Board in 2018 and stepped down from our Board in 2020 to assume an executive chairman position at a U.S. industrial real estate company, and Ms. Slusser, a new director nominee.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	10

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Qualifications

Director skills and experience support our business strategy.

We have deep experience on our Board across a range of industries that supports our business model. The Board believes a balance of perspectives from other industries is critical to well-rounded oversight and insight into our customers’ perspectives.

BUSINESS STRATEGY	DIRECTOR EXPERIENCE SUPPORTING OUR BUSINESS(1)	FINANCIAL RESULTS(2)

Global presence in the heart of the world’s most vibrant and active consumption centers results in outperformance.	83% of our directors have global management experience.	Strong long-term performance Prologis generated 13.2% net earnings per share CAGR and 11.9% Core FFO per share CAGR,(3) 1,013 bps and 569 bps above the Large-Cap REIT Group average, respectively.

Scale drives efficiency.	100% of our directors have large-scale company executive management experience.	Significant and durable growth We saw 274% AUM growth while G&A(4) as a percentage of AUM decreased.

Development enhances the bottom line.	67% of our directors have real estate and logistics experience.	Building an unmatched portfolio Our development business created an estimated $9B in value.(5)

Strategic Capital boosts growth through fees and Promotes.	100% of our directors have investment and/or finance experience.	A high-return business Strategic Capital fees and Promotes totaled $5.9B.

Prologis Essentials—our ecosystem of logistics solutions, services and products—provides new revenue streams and strengthens customer relationships.	67% of our directors have experience with customer products, services and solutions.	Additional earnings opportunities Total Prologis Essentials contracted sales grew by more than 300% from 2021 to 2024.

(1)	Directors nominated for election at our 2025 Annual Meeting.

(2)	Over 10-year period 2015-2024, unless noted otherwise.

(3)

Net earnings per share and Core FFO per share excluding Net Promote Income (Expense). Our global platform outperformed the average of the “Large-Cap REIT Group” in net earnings per share and Core FFO per share CAGR by 1,013 bps and 569 bps, respectively, over the last 10 years. The average rates for the Large-Cap REIT Group are weighted by market capitalization. See footnotes to page 35 for further detail on the calculation of the Large-Cap REIT Group average. Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and a calculation of the CAGR of our Core FFO per share.

(4)	“G&A” are our general and administrative expenses.

(5)

Estimated value created over our total expected investment in development and leasing based on our current projections. Please see Appendix A for further detail about how we calculate “value creation.” Development value creation is calculated across our owned and managed portfolio.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	11

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board composition

The Governance Committee focuses on identifying and nominating qualified director candidates with varied professional expertise and backgrounds that align with our company’s strategic business needs. The directors nominated for election at our 2025 Annual Meeting have the blend of experience we need.

In making its nominations, the Governance Committee also assesses each director nominee by key characteristics, including courage to voice opinions, integrity, accountability, good judgment, supportiveness in working with others and willingness to commit the time needed to satisfy the requirements of Board and committee membership. We also seek directors with skillsets that support our emerging areas of focus, including energy, cybersecurity and data.

PROLOGIS BOARD COMPOSITION (1)

83% of our Board has global work experience.

(1)	Directors nominated for election at our 2025 Annual Meeting. Ages as of the filing date of this Proxy Statement.

(2)	One director self-identified as African American, and two directors self-identified as West Asian/Middle Eastern/Asian American.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	12

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director skills and experience support our business strategy.

Below are areas of knowledge, skill and experience our Board identified during the Board evaluation process as important to support our current business strategy. Having such qualifications on our Board, coupled with varied backgrounds and perspectives, is critical to strong oversight and proven long-term results.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	13

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nominees

Hamid R. Moghadam ● Chairman of the Board since January 2000; director since November 1997 ● Board committees: Executive ● Other public directorships: None

Mr. Moghadam, 68, has been our chief executive officer since the end of December 2012 and was our co-chief executive officer from June 2011 to December 2012. He is the co-founder of AMB Property Corporation, Prologis’ predecessor company, and was AMB’s chief executive officer from November 1997 (from the time of AMB’s initial public offering) to the Merger in June 2011.

Other relevant qualifications: Mr. Moghadam is a former trustee of Stanford University, former chairman of the board of the Stanford Management Company and previously served on the Executive Committee of the board of directors of the Urban Land Institute. Mr. Moghadam holds bachelor’s and master’s degrees in engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University.

Skills related to company opportunities and risks: Mr. Moghadam co-founded our company over 40 years ago and built an unparalleled platform that has consistently outperformed the REIT industry. Mr. Moghadam has deep experience running the largest publicly traded industrial REIT in the world, with real estate operations and development across 20 countries. He established our Strategic Capital business (including two public companies and eight private vehicles), which is unrivaled in the REIT industry. His vision has further positioned the company for growth by creating an ecosystem of products, services and solutions for our customers via our Prologis Essentials platform.

Irving F. Lyons III

●   Lead independent director since June 2011 (prior to the Merger, served as a trustee of the
Trust from September 2009 to June 2011 and from March 1996 to May 2006)

●   Board committees: Executive

●   Other public directorships: Essex Property Trust, Inc.

Mr. Lyons, 75, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from the Trust, where he served as chief investment officer from 1997 until his retirement. He joined the Trust in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons is a member of the board (lead director) of Essex Property Trust, Inc., a real estate investment trust investing in apartment communities. Mr. Lyons formerly served on the board of Equinix, Inc., a global data center operator, and previously served as chairman of the board of BRE Properties, Inc.

Other relevant qualifications: Mr. Lyons joined the Trust when King & Lyons, an industrial real estate management and development company, was acquired by the Trust in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons holds a Master of Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley.

Skills related to company opportunities and risks: Mr. Lyons’ service as an executive in the logistics real estate industry – including as chief investment officer and president of the Trust, as a principal of a private equity firm and in leadership roles on the boards of other publicly traded REITs – guide his oversight as our Board’s lead independent director.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	14

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Cristina G. Bita ● Director since May 2018 ● Board committees: Audit ● Other public directorships: None

Ms. Bita, 46, is a vice president of finance at Google and serves as the business finance officer for Google’s Platforms and Devices and Global Marketing organizations. She leads global finance activities for the Android Ecosystem, Google Play store, Chrome, Chrome OS, Photos, Google One, 1P Devices and Services, Home and Health, and for the company’s Marketing and Communications & Public Affairs activities. Ms. Bita has held many finance leadership roles over the course of her 19-year career at Google that also included sales and business development, consumer products, platforms and ecosystems, general and administrative, technical infrastructure and enterprise. As a business executive at Google, she also led Strategy, Insights/Analytics and Business Operations for Devices and Services and served in the past as the chair of the Google Sustainability Board. Prior to Google, Ms. Bita held various positions at Siemens/Osram in the Business Unit Controllership and Corporate Financial Planning and Analysis groups.

Other relevant qualifications: Ms. Bita holds a Master of Science in finance from the Boston College Wallace E. Carroll School of Management and a Bachelor of Science in business administration (accounting) from Salem State University. She is also a Certified Management Accountant (CMA).

Skills related to company opportunities and risks: Ms. Bita’s experience in innovation and technology gained from her tenure at Google supports our strategic initiatives to stay ahead of the evolution of the supply chain and our customers’ needs by integrating data systems and technology across our core real estate and Prologis Essentials platforms. Ms. Bita also served as the chair of the Google Sustainability Board, which provides valuable insights in support of our Global Impact and Sustainability program.

James B. Connor ● Director since October 2022 ● Board committees: Executive (chair) ● Other public directorships: EPR Properties and Healthpeak Properties, Inc.

Mr. Connor, 66, was most recently chairman and chief executive officer of Duke Realty Corporation, an NYSE-listed company that specialized in modern, bulk warehouse and logistics facilities and was acquired by Prologis in October 2022. He joined Duke Realty in 1998 and served in several leadership positions before being named CEO of Duke Realty in 2016. Before joining Duke Realty, Mr. Connor held numerous executive and brokerage positions with Cushman & Wakefield. In addition, he is a member of the board of trustees of EPR Properties, a publicly traded REIT focused on real estate venues that facilitate out-of-home leisure and recreation experiences, and he serves on the board of directors of Healthpeak Properties, Inc., a publicly traded REIT focused on real estate related to the healthcare industry.

Other relevant qualifications: Mr. Connor holds a Bachelor of Business Administration degree with a minor in real estate finance from Western Illinois University.

Skills related to company opportunities and risks: Mr. Connor brings over a quarter-century of experience in the logistics REIT industry, including seven years as a public company CEO. His deep experience guides all aspects of our business related to the logistics real estate industry.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

George L. Fotiades

●   Director since June 2011 (prior to the Merger, served as a trustee of the Trust from December 2001 to June 2011)

●   Board committees: Compensation (chair)

●   Other public directorships: AptarGroup, Inc.

Mr. Fotiades, 71, served as president and chief executive officer of Cantel Medical Corp., a provider of infection prevention and control products, from 2019 until his retirement in 2021. He was an operating partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From April 2007 to April 2017, Mr. Fotiades was a partner, healthcare investments, at Diamond Castle Holdings LLP, a private equity firm. He was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology and consumer health companies, from June 2007 to February 2010. Mr. Fotiades is a member of the board of AptarGroup, Inc., a global dispensing systems company. He previously served on the boards of Cantel Medical Corp. and Alberto-Culver Company, a consumer products company specializing in hair and skincare products.

Other relevant qualifications: Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. He also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College.

Skills related to company opportunities and risks: Mr. Fotiades brings experience as a public company CEO who ran large-scale global operations, as well as years of experience in the private equity industry. His experience at various consumer products and services companies adds valuable insights as we continue to grow our Prologis Essentials business.

Lydia H. Kennard ● Director since August 2004 ● Board committees: Governance (chair) ● Other public directorships: Freeport-McMoRan Inc. and Vulcan Materials Company

Ms. Kennard, 70, is the founder and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, and Quality Engineering Solutions, a pavement engineering and construction inspection company. She is also president of KDG Pavements, a North Carolina professional corporation, and a principal of KDG Aviation, an aviation-focused real estate operating and development company. Ms. Kennard is a member of the boards of Vulcan Materials Company, the national’s largest producer of construction aggregates, and Freeport-McMoRan, Inc., a natural resources company. She was previously a member of the boards of URS Corporation, a provider of engineering, construction and technical services; Healthpeak Properties, Inc., a national health care-focused REIT; and AECOM, a global infrastructure consulting firm.

Other relevant qualifications: Ms. Kennard served as chief executive officer of Los Angeles World Airports – a system of airports comprising Los Angeles International, Ontario International Airport, Palmdale Regional and Van Nuys General Aviation Airports – from 1999 to 2003, and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. Ms. Kennard holds a Juris Doctor degree from Harvard Law School, a master’s degree in city planning from the Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University.

Skills related to company opportunities and risks: Ms. Kennard’s deep experience in the construction industry and urban planning supports our robust development platform. Her background as CEO of Los Angeles World Airports guides our efforts to grow our global logistics real estate business. As the owner of a construction analytics and solutions company, Ms. Kennard also provides experience in customer services and solutions.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	16

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Daniel S. Letter ● Director since February 2025 ● Board committees: None ● Other public directorships: None

Mr. Letter, 48, has been Prologis’ president since January 2023, and will succeed Mr. Moghadam as our CEO effective January 1, 2026. As president, Mr. Letter is responsible for the majority of Prologis’ business lines, including global real estate operations, capital deployment, Strategic Capital and Essentials. Previously, he served as global head of capital deployment from January 2021 until January 2023, where he was responsible for the company’s Investment Committee, deployment pipeline management and multimarket portfolio acquisitions and dispositions. Mr. Letter held various leadership positions with the company since joining in 2004, including president, central region, from January 2019 to January 2021, and managing director – capital deployment, west region, from April 2017 to January 2019.

Other relevant qualifications: Mr. Letter is a member of the National Association of REITs (Nareit) advisory board of governors. He holds a Bachelor of Science in civil engineering from Marquette University.

Skills related to company opportunities and risks: Mr. Letter, who has been with the company for over 20 years, is well prepared to lead the company into its next phase of growth, with deep industry experience and a leadership style rooted in collaboration and innovation. He played a key role in Prologis’ tremendous growth and is uniquely qualified to guide the company forward as a director and our next CEO.

Guy A. Metcalfe ● Director since May 2024 ● Board committees: Governance ● Other public directorships: CBRE Group, Inc. and RioCan Real Estate Investment Trust

Mr. Metcalfe, 57, was a managing director and member of Morgan Stanley’s investment banking executive committee and led its real estate investment banking business for approximately two decades before retiring as Global Chairman on January 31, 2024. During his more than 33 years at Morgan Stanley, Mr. Metcalfe was involved in over $850B of transactions. He has served as a strategic and financial advisor to Prologis and its predecessor, AMB Property Corporation, and has been involved in mergers and acquisitions and capital markets transactions for Prologis and many other real estate companies globally. Mr. Metcalfe is a member of the board of directors of CBRE Group, Inc., a commercial real estate services and investments firm, and a member of the board of trustees of RioCan Real Estate Investment Trust, a Canadian publicly traded REIT. He is a senior advisor to KKR & Co. Inc., a publicly traded global investment firm.

Other relevant qualifications: Mr. Metcalfe holds a Bachelor of Arts degree in business administration (with honors) from the Ivey Business School at the University of Western Ontario.

Skills related to company opportunities and risks: Mr. Metcalfe has a substantial background in real estate investment banking and robust experience serving as an advisor on major transactions in the real estate industry, including notable M&A transactions, capital markets transactions and significant private capital raises. His depth of transactional experience supports the continued growth of our core real estate business and Strategic Capital vehicles, and makes him a valuable strategic advisor to the company’s capital-raising, M&A and capital markets initiatives.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	17

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Avid Modjtabai ● Director since February 2020 ● Board committees: Audit, Governance ● Other public directorships: Avnet, Inc.

Ms. Modjtabai, 63, served as the senior executive vice president and head of the Payments, Virtual Solutions and Innovation Group at Wells Fargo from 2016 until her retirement in March 2020. Prior to that, she served in various leadership roles at Wells Fargo, including group head for Wells Fargo Consumer Lending from 2011 to 2016, chief information officer and head of the Technology and Operations Group from 2008 to 2011, chief information officer and head of technology from 2007 to 2008, and director of human resources from 2005 to 2007. Ms. Modjtabai is a member of the board of Avnet, Inc., a global technology solutions provider.

Other relevant qualifications: Ms. Modjtabai holds a Master of Business Administration in finance from Columbia University and a Bachelor of Science in industrial engineering from Stanford University.

Skills related to company opportunities and risks: As the former chief information officer and head of technology at Wells Fargo, Ms. Modjtabai brings her experience overseeing core technology functions to our Board. Her knowledge and skill in these areas supports the company’s data and technology initiatives, as well as our cybersecurity program. Ms. Modjtabai’s tenure as head of Payments, Virtual Solutions and Innovation at Wells Fargo brings additional customer solutions experience to our Board.

David P. O’Connor ● Director since January 2015 ● Board committees: Compensation, Governance ● Other public directorships: Regency Centers Corporation

Mr. O’Connor, 61, is a private investor, managing partner of High Rise Capital Partners, LLC, a private real estate investment firm, and a non-executive co-chairman of HighBrook Investors LLC. He was the co-founder and senior managing partner of High Rise Capital Management LP, a real estate securities hedge fund manager that operated from 2001 to 2011. Mr. O’Connor is a member of the board of Regency Centers Corporation, a publicly traded real estate investment trust specializing in shopping centers. He previously served on the boards of Songbird Estates plc, the former majority owner of Canary Wharf in London, and Paramount Group, Inc., a publicly traded real estate investment and management company specializing in office buildings.

Other relevant qualifications: Mr. O’Connor is a co-founder of, and was previously senior managing partner of, High Rise Capital Management, L.P., a real estate securities hedge fund manager that managed several funds from 2001 to 2011. Prior to that, he was a principal, co-portfolio manager and investment committee member of European Investors, Inc., a large dedicated real estate investment trust investor, from 1994 to 2000. Mr. O’Connor received a Master of Science in real estate from New York University and holds a Bachelor of Science from the Boston College Wallace E. Carroll School of Management.

Skills related to company opportunities and risks: Mr. O’Connor brings extensive knowledge in real estate investment to our Board, which supports all aspects of our global real estate operations, Strategic Capital business and capital markets activity.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	18

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Olivier Piani ● Director since May 2017 ● Board committees: Audit, Compensation ● Other public directorships: None

Mr. Piani, 71, is the chief executive officer and founder of OP Conseils, a consulting company in real estate and finance that he started in January 2016. He was previously a senior consultant with Ardian, a major European private equity group. From September 2008 to December 2015, Mr. Piani was chief executive officer of Allianz Real Estate, the real estate and asset management investment platform for the Allianz Group.

Other relevant qualifications: From 1998 to 2008, Mr. Piani built the pan-European platform for GE Capital Real Estate that spans seven different countries. Prior to joining GE in 1998, he was chief executive officer of UIC-Sofal, a real estate bank. From 1982 to 1995, Mr. Piani held various leadership positions in the Paribas Group in Paris, New York and London. He is a graduate of Paris Ecole Superieure de Commerce de Paris and received a Master of Business Administration from Stanford University.

Skills related to company opportunities and risks: Mr. Piani’s experience in real estate and finance – gained through his career in private equity, asset management and banking – supports our long-term investment strategy and our Strategic Capital business. His financial expertise and deep knowledge of the European real estate market guides our operations and growth in that region, as well as our expansion into new markets.

Sarah A. Slusser ● New director nominee ● Other public directorships: TransAlta Corporation

Ms. Slusser, 62, is the CEO of Cypress Creek Renewables, LLC, a solar and storage independent power producer that develops, owns and operates projects in the U.S. Cypress Creek owns a 1,700 MW operating fleet, has a Solar O&M Services business serving 4,000 MW of projects, and has a 12,000 MW development pipeline. She joined Cypress Creek as CEO in 2019 to reposition the company for sustainable growth. Prior to joining Cypress Creek, Ms. Slusser founded Point Reyes Energy Partners LLC, a solar and energy storage advisory and development company, where she provided strategic advice to a number of large companies in the renewable energy sector. She remains a founding partner of Point Reyes Energy Partners LLC. Ms. Slusser is a member of the board of TransAlta Corporation, Canada’s largest investor-owned power producer and wholesale marketer of electricity.

Other relevant qualifications: Previously, Ms. Slusser co-founded GeoGlobal Energy LLC, a geothermal company in the U.S., Chile and Germany, which was sold to its cornerstone investor in 2015. Earlier, she worked at AES Corporation for 21 years, where she led the corporate mergers and acquisitions group. Ms. Slusser was president of one of eight divisions of AES that was responsible for all development, construction and operations in the Caribbean, Mexico and Central America. She holds a Bachelor of Arts (cum laude) in geology from Harvard University and a Master of Business Administration from the Yale School of Management.

Skills related to company opportunities and risks: Ms. Slusser’s extensive leadership experience in the renewable energy sector will bring valuable strategic insight to our Essentials business, particularly in expanding our solar and energy storage solutions to benefit customers and optimize portfolio-wide energy efficiency. Her expertise in developing and scaling renewable projects will also support Prologis’ sustainability initiatives, enhancing the company’s ability to integrate clean energy solutions to drive long-term stockholder value.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	19

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

We require that a majority of the Board be independent in accordance with NYSE rules. To determine whether a director is independent, the Board must affirmatively determine that there is no direct or indirect material relationship between the company and the director.

83% of the Board is independent.(1)

The Board has determined that all our directors nominated for election at our 2025 Annual Meeting (including our new director candidate, Ms. Slusser), with the exception of Mr. Moghadam and Mr. Letter, are independent.

The Board reached this determination after considering all relevant facts and circumstances, reviewing director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the directors, members of each of their immediate families and their affiliates.

Audit, Governance and Compensation Committees are 100% independent.

The Board has determined that all members of the Audit Committee, Governance Committee and Talent and Compensation Committee (“Compensation Committee”) of the Board are independent in accordance with NYSE and Securities and Exchange Commission (“SEC”) rules.

Board Leadership Structure

Our Governance Guidelines do not specify a leadership structure for the Board, allowing the Board the flexibility to choose the best option for the company as circumstances warrant. The Board believes strong independent leadership ensures effective oversight of the company. Such independent oversight is maintained through:

●	Our lead independent director.

●	Our independent directors.

●	The Audit, Governance and Compensation Committees, which consist entirely of independent directors.

●	Annual review of the Board leadership structure and effectiveness of oversight through the Board evaluation process.

●	Strong adherence to our Governance Guidelines.

All our independent directors have the ability to provide input for meeting agendas and are encouraged to raise topics for discussion by the Board. Our lead independent director reviews all meeting agendas in advance. In addition, the Board and each Board committee has complete and open access to any member of management.

Each committee has the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board also holds executive sessions of only independent directors at every Board meeting to promote free and open discussion among the independent directors.

(1)	Directors nominated for election at our 2025 Annual Meeting.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Chairman and CEO assessment

Our current CEO, Mr. Moghadam, presently serves as chairman of the Board. Mr. Moghadam co-founded the company and has served on the Board since the company’s initial public offering in November 1997(1), providing more than four decades of visionary leadership. As one of our founders, he has extensive expertise in the real estate and REIT industries, as well as substantial knowledge of the history of our company and industry trends. Considering these factors, the Board found that a combined CEO/chairman role while Mr. Moghadam served as CEO was in the best interests of the company and our stockholders. An independent lead director, independent chairs for each Board committee and maintaining a majority of independent non-employee directors has ensured strong independent oversight of the company.

Effective January 1, 2026, Mr. Moghadam will transition from CEO to executive chairman of the Board. Mr. Letter, our president and a longtime leader within the company, will succeed him as CEO. Mr. Moghadam’s continued service as our chairman will maintain the Board’s access to his deep industry expertise, strategic vision and historical perspective, ensuring continuity in leadership and fostering long-term business growth. Going forward, the lead independent director role will remain focused on providing independent oversight of the company.

Please see “CEO and Management Succession Planning” and “Compensation Discussion and Analysis” for details about our carefully planned executive succession strategy and the extensive preparation of our next CEO, Mr. Letter.

Lead independent director

If the offices of chairman and CEO are held by the same person or if the chairman is otherwise not independent, the independent members of the Board will annually elect an independent director to serve in a lead capacity. The lead independent director is generally expected to serve for more than one year. Mr. Lyons was selected as the lead independent director by our Governance Committee and the independent members of our Board.

The lead independent director coordinates the activities of the other independent directors and performs other duties and responsibilities as determined by the Board.

The specific responsibilities of the lead independent director are currently as follows:

Executive Sessions/ Committee Meetings

●   Presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors (generally held at every regular Board meeting).

●   Attends meetings of the various Board committees regularly.

Meetings of Independent Directors	● Holds the authority to call meetings of the independent directors and set the agenda.

Board Evaluations

●   Oversees, with the chair of the Governance Committee and, when applicable, an independent third party, annual evaluations of the Board, Board committees and individual directors, including an evaluation of the chairman’s effectiveness as both chairman and CEO (when roles are combined).

Liaison with Chairman and CEO	● Serves as liaison between the independent directors and the chairman. ● Meets regularly between Board meetings with the chairman and CEO.

Board Processes and Information

●   Ensures the quality, quantity, appropriateness and timeliness of information provided to the Board and provides input to create meeting agendas.

●   Ensures feedback is properly communicated to the Board and chairman.

●   Ensures the institution of proper Board processes, including the number, frequency and scheduling of Board meetings, as well as sufficient time for discussion of all agenda items.

Communications with Stockholders	● Responds to stockholder inquiries and communicates with stockholders when appropriate.

(1)	AMB Property Corporation, which merged with ProLogis in 2011 to create the current company, completed its IPO in 1997.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	21

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of our business through our executive management team.

The four standing committees of the Board are: Audit, Board Governance and Nomination, Talent and Compensation, and Executive. The Board determined that each member of the Audit, Governance and Compensation Committees is an independent director in accordance with NYSE and SEC rules.

The current membership information for our Board committees is presented below.

Each committee has a charter that generally states the purpose of the committee and outlines its structure and responsibilities. The committees, except the Board Executive Committee (the “Executive Committee”), must review their charters on an annual basis.

PROLOGIS BOARD COMMITTEES

Audit Committee

Members: Carl Webb (chair) Cristina Bita Avid Modjtabai Olivier Piani	Meetings in 2024: 9	Independence: The Board determined all members of the Audit Committee are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

●	Oversees the financial accounting and reporting processes of the company.

●	Responsible for the appointment, compensation and oversight of our independent public accountant.

●

Monitors (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and independent public accountant.

●	Oversees financial and cybersecurity risks relating to the company.

●	Oversees company process for developing data systems and disclosures related to emerging climate disclosure regimes.

All Audit Committee members are designated by the Board as “audit committee financial experts” in accordance with SEC regulations and meet the independence, experience and financial literacy requirements of the NYSE and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	22

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Talent and Compensation Committee

Members: George Fotiades (chair) David O’Connor Olivier Piani	Meetings in 2024: 4	Independence: The Board determined all members of the Compensation Committee are independent in accordance with NYSE and Securities and Exchange Commission rules.

Role and Responsibilities:

●	Discharges the Board’s responsibilities relating to compensation of directors and executives and produces an annual report on executive compensation for inclusion in the Proxy Statement.

●	Approves and evaluates our director and officer compensation plans, policies and programs.

●	Reviews and recommends to the Board corporate goals and objectives relative to the compensation of our CEO.

●	Evaluates our CEO’s performance considering corporate goals and objectives and sets the CEO’s compensation level based on this evaluation, including incentive and equity-based compensation plans.

●	Sets the amount and form of compensation for the executive officers who report to the CEO.

●

Makes recommendations to the Board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based compensation plans, and adopts, administers and makes awards under annual and long-term incentive compensation and equity-based compensation plans, including any amendments to the awards under any such plans, and reviews and monitors awards under such plans.

●

Reviews and approves any new employment agreements, change in control agreements and severance, or similar termination payments proposed to be made to the CEO or any other executive officer of the company.

●	Confirms relevant reports are made to the Board or in periodic filings as required by governing rules and regulations of the SEC and NYSE.

●	Reviews and discusses with management the Compensation Discussion and Analysis and determines whether to recommend its inclusion in the Proxy Statement to the Board.

●	Participates in succession planning for key executives.

●	Administers our Incentive Compensation Recovery Policy applicable to current and former executive officers.

●	Focuses on risks relating to remuneration of our officers and employees and administers our equity compensation plans, our nonqualified deferred compensation arrangements and our 401(k) plan.

●	Advises management on human capital strategies, practices and related risks, including attracting, developing and retaining key employees.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Governance and Nomination Committee

Members: Lydia Kennard (chair) Avid Modjtabai David O’Connor Guy Metcalfe	Meetings in 2024: 3	Independence: The Board determined all members of the Governance Committee are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

●	Reviews and makes recommendations to the Board regarding Board organization and succession matters.

●	Assists the full Board in evaluating the effectiveness of the Board and its committees.

●	Reviews and makes recommendations for committee appointments to the Board.

●	Identifies individuals qualified to become Board members consistent with any criteria approved by the Board and proposes to the Board a slate of nominees for election to the Board.

●	Assesses and makes recommendations to the Board on corporate governance matters.

●	Develops and recommends to the Board a set of corporate governance principles applicable to the company.

●

Oversees Global Impact and Sustainability matters, assesses sustainability and climate change risks and opportunities, and assists the Board in reviewing and approving the company’s sustainability and impact activities, goals and policies.

●	Reviews the adequacy of our Governance Guidelines on an annual basis and focuses on reputational and corporate governance risks.

●	Reviews company political lobbying activity and spending.

Executive Committee

Members: James Connor (chair) Irving Lyons III Hamid Moghadam	Meetings in 2024: N/A	Independence: The Board determined James Connor and Irving Lyons III are independent in accordance with NYSE and SEC rules.

Role and Responsibilities:

●	Action by the Executive Committee is intended to be used infrequently for ordinary course or administrative matters, and only if the matter is time sensitive and the full Board is unavailable.

●	The Executive Committee did not take any actions in 2024.

●	Holds all the powers and authority of the Board, subject to such limitations as the Board, the committee’s charter and/or applicable law, rules and regulations may from time to time impose.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Other Governance Matters

Board’s role in risk oversight

Risk awareness is embedded throughout our operations, underpinned by an integrated framework for identifying, assessing and managing risk.

The Board has the primary responsibility for overseeing risk management of the company. Oversight for certain specific risks falls under the responsibilities of our Board committees.

●	The Compensation Committee focuses on risks relating to human capital management, talent retention and remuneration of our officers and employees.

●	The Governance Committee focuses on reputational risks, corporate governance and Global Impact and Sustainability, including climate change risks.

●

The Audit Committee focuses on financial and cybersecurity risks relating to the company. The Audit Committee also monitors reputational risks, including related to ethics and compliance with applicable laws and regulations.

These committees regularly advise the full Board of their risk oversight activities.

Critical components of our risk oversight framework include regular communication among the Board, our management executive committee and our risk management infrastructure to identify, assess and manage risk.

Identifying, assessing and managing risks

Our risk oversight framework includes:

●

Board engagement with executive and risk management teams, including multidimensional risk reviews, risk assessment mapping and one-on-one interviews between each director and our risk management team.

●	Executive management committee meetings focused on strategic risks.

●

A structured approach to capital deployment vetted through weekly investment committee meetings, including assessments of sustainability profile, resilience and natural disaster/weather/climate change risks.

●	Management of one of the strongest balance sheets in the REIT industry, achieved by lowering our financial risk and foreign currency exposure.

●	Rigorous internal and third-party audits assessing the company’s controls and procedures.

●	A centralized team dedicated to managing risk globally and staying closely engaged with Prologis’ teams at the individual market level.

Climate risk

We assess natural hazard and climate risks across our portfolio. Our risk management team works to ensure we have sufficient insurance coverage and protection for our buildings. We also partner with a global reinsurance company to evaluate future climate scenarios and determine which actions we should take. This evaluation is based on underwriting data, a significant improvement over the traditional catastrophe modeling and flood zone data used by many other organizations. Based on this evaluation, we take a range of actions that can include improving the physical resilience of our buildings, reviewing and improving disaster response plans, and other measures. Because of our long-term planning, resilience measures and diverse portfolio footprint, we believe our climate risk is well managed.

Cybersecurity

Our chief technology officer, who reports directly to our CEO, has over 25 years of experience in information technology (“IT”), specifically infrastructure, information security and fraud and identity solutions at large global companies. Our vice president of IT governance has over 20 years of experience in various information security roles. Together, they oversee and lead our information security program and our business strategy, financial planning and capital allocation around our cybersecurity risk management and governance practices. They report to the Audit Committee/Board at least annually and as necessary when incidents arise in accordance with our cybersecurity incident communication protocols. They also conduct annual information security compliance training. The Prologis Information Security Policy is governed by the NIST Cybersecurity Framework (CSF) and includes mandatory annual training for all employees. Prologis’ cybersecurity posture is reviewed and benchmarked against its peers through regular participation in a third-party security benchmarking survey. Our IT infrastructure is externally audited as part of our Sarbanes Oxley audit process, and our controls include information security standards. In addition, we maintain standalone cybersecurity insurance. To our knowledge, we have not experienced a material breach in information security.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Communications with directors

We appreciate your input. Our directors are accessible to our stockholders and other interested parties for engagement as appropriate. You can communicate with any of the directors, individually or as a group, by writing to them in care of Deborah K. Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111. Each communication intended for the Board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications excluded through normal security procedures, as appropriate, and they will be made available to any director who wishes to review them.

Director attendance

The Board held four meetings in 2024, including telephonic meetings, and all directors attended 75% or more of the aggregate number of Board and applicable committee meetings on which he or she served during 2024 (held during the periods they served). Each director standing for election in 2025 is expected to attend the Annual Meeting of Stockholders, either virtually or telephonically, absent cause. All our directors attended the Annual Meeting last year, virtually or telephonically.

Director compensation

Please see “Director Compensation” and the table titled “Director Compensation for Fiscal Year 2024.”

Stock ownership guidelines and prohibition on hedging/pledging

Our directors must comply with our stock ownership guidelines that require the director to maintain an ownership level in our common stock equal to five times the annual cash retainer (a total of $600,000 as of December 31, 2024). Shares included as owned by directors for purposes of the guidelines include common stock owned, vested or unvested equity awards (restricted stock, restricted stock units, shares and share units deferred under the terms of the Director Deferred Fee Plan or the applicable non-qualified deferred compensation plan, deferred share units and dividend equivalent units), and operating partnership or other partnership units exchangeable or redeemable for common stock. Until such time as the ownership thresholds are met, we will require directors to retain and hold 50% of any net shares of our common stock issued to our directors under our equity compensation plans.

Additionally, our insider trading policy prohibits our directors and employees from hedging the economic risk of ownership of our common stock and from pledging shares of our common stock.

All our directors and executive officers are currently in compliance with the stock ownership guidelines and the prohibition on hedging and pledging our common stock.

Independent compensation consultant

The Compensation Committee directly engaged an outside compensation consulting firm, Pay Governance, to assist the committee in assessing our compensation programs for our Board, our CEO and other members of executive management.

Pay Governance reports directly to the Compensation Committee. Pay Governance receives no compensation from the company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the company. Pay Governance interacts directly with members of our management only on matters under the Compensation Committee’s oversight.

Pay Governance conducted a comprehensive competitive review of the compensation program for our non-employee directors in May 2024 and executive officers in December 2024, which was used by the Compensation Committee to assist in making compensation recommendations to the Board. Our CEO makes separate recommendations to the Compensation Committee concerning the form and amount of the compensation of our executive officers (excluding his own compensation).

The Compensation Committee considered the independence of Pay Governance in light of the rules regarding compensation committee advisor independence mandated under the Dodd-Frank Act. The Compensation Committee reviewed factors, facts and circumstances regarding compensation consultant independence, including a letter from Pay Governance addressing Pay Governance and their consulting team’s independent status with respect to the following factors: (i) other services provided to us by Pay Governance; (ii) fees we pay to Pay Governance as a percentage of their total revenues; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationships between Pay Governance or members of their consulting team that serve the Compensation Committee and a member of the Compensation Committee; (v) any shares of our stock owned by Pay Governance or members of their consulting team that serves the Compensation Committee; and (vi) any business or personal relationships between our executive officers and Pay Governance or members of their consulting team that serve the Compensation Committee. After discussing these factors, facts and circumstances, the Compensation Committee affirmed the independent status of Pay Governance and concluded there are no conflicts of interest with respect to Pay Governance.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	26

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Compensation Committee interlocks and insider participation

No member of the Compensation Committee (i) was, during the year ended December 31, 2024, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2024, between any member of the Board or the Compensation Committee and an executive officer of the company.

Code of Ethics and Business Conduct and Governance Guidelines

The Board adopted a code of ethics and business conduct that applies to all employees and directors. The Board has formalized policies, procedures and standards of corporate governance that are reflected in our Governance Guidelines. Our Code of Ethics and Business Conduct (the “Code”) outlines, in great detail, the key principles of ethical conduct expected of our employees, officers and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The Code establishes formal procedures for reporting illegal or unethical behavior to the company’s internal ethics committee. These procedures permit employees to report any concerns, including concerns about the company’s accounting, internal accounting controls or auditing matters, on a confidential or anonymous basis if desired. Employees may contact the ethics committee by email, in writing, by web-based report or by calling a toll-free telephone number. Any significant concerns are reported to the Audit Committee in accordance with the Code.

Policy Governing Material, Non-Public Information and the Prevention of Insider Trading

The Board adopted an insider trading policy that governs the purchase, sale and/or other dispositions of the company’s securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the company. A copy of our insider trading policy, including any amendments thereto, was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Simultaneous Board service

Our director overboarding policy in our Governance Guidelines requires that if a director serves on three or more public company boards simultaneously, including our Board, a determination is made by our Board as to whether such simultaneous service impairs the ability of such member to effectively serve the company. Mr. Connor, Ms. Kennard, and Mr. Metcalfe currently serve on three public company boards, including our Board. In each case, our Board determined that such simultaneous board service does not impair the individual’s ability to be an effective member of our Board.

Certain relationships and related party transactions

We do not have any related party transactions to report under relevant SEC rules and regulations. According to the company’s Charter, the Board may authorize any agreement or other transaction with any party, even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member or partner of the other party if (i) the existence of the relationship is disclosed or known to the Board, and the contract or transaction is authorized, approved or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the Board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director, officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the company’s best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders and immediate family members, and affiliates of such persons.

Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, prescribing that:

●	Employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality or reputation.

●	Employees shall not hold financial interests that conflict with, or leave the appearance of conflicting with, the performance of their assigned duties.

●	Employees shall act impartially and not give undue preferential treatment to any private organization or individual.

●	Employees should avoid actual conflicts or the appearance of conflicts of interest.

These provisions of our code of ethics and business conduct may be amended, modified or waived by the Board or the Governance Committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

No waivers of our code of ethics and business conduct were granted in 2024.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	27

Biographies of our executive officers as of March 2025, other than Mr. Moghadam and Mr. Letter, are presented below. Information for Mr. Moghadam and Mr. Letter is included above under “Board of Directors and Corporate Governance.” Messrs. Moghadam, Arndt, Letter, Ghazal and Andrus, along with Edward S. Nekritz, our former chief legal officer and general counsel who will retire in 2025, are treated as named executive officers (each an “NEO”) for purposes of this Proxy Statement.

Timothy D. Arndt

Chief Financial Officer

Years at Prologis: 20

Mr. Arndt, 52, has been our chief financial officer since April 2022 and was our treasurer from December 2013 to April 2022. Previously, he held various leadership positions with the company since joining AMB in 2004, including head of corporate planning and as part of the company’s global deployment team. Prior to joining AMB, Mr. Arndt worked in real estate strategy at Gap Inc. and in debt capital markets at Forest City Enterprises. He received his Bachelor of Business Administration from the University of Toledo and a Master of Business Administration from Cleveland State University. In addition, he completed the Stanford Executive Program at the Stanford Graduate School of Business.

Joseph Ghazal

Chief Investment Officer

Years at Prologis: 24

Mr. Ghazal, 53, has been our chief investment officer since January 2024. Previously, Mr. Ghazal was our global head of capital deployment from January 2023 to January 2024. He has served in various leadership roles with the company since joining Prologis in 2001, including chief investment officer for Europe from January 2016 to January 2023. Mr. Ghazal holds a Master of Business Administration from ESA Business School, a master’s degree in civil engineering from École Spéciale des Travaux Publics (ESTP) in Paris and a civil engineering degree from the Beirut School of Engineering (ESIB).

Carter H. Andrus

Chief Operating Officer

Years at Prologis: 16

Mr. Andrus, 45, has been our chief operating officer since January 2024. Previously, he was Prologis’ global head of operations from January 2022 until January 2024. Mr. Andrus has held various leadership positions with the company since joining Prologis in 2008, including president of Prologis’ central region. Prior to joining Prologis, he was a senior vice president at Colliers International. Mr. Andrus holds a Bachelor of Arts in economics from the University of Michigan.

Deborah K. Briones

Chief Legal Officer, General Counsel and Secretary

Years at Prologis: 20

Ms. Briones, 53, has been our chief legal officer, general counsel and secretary since January 2025. A 20-year veteran of the company, she previously served as managing director and deputy general counsel from August 2022 until January 2025, and senior vice president, associate general counsel, from the Merger until August 2022. Ms. Briones received her Doctor of Law (J.D.) from the University of California, Berkeley, School of Law and her Bachelor of Arts with honors from Yale University.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	28

At Prologis, Global Impact and Sustainability is integrated into our company strategy, creating value for our stockholders, customers, employees and communities.

As a key part of this work, we design, build and operate more efficient distribution centers that use less energy and other resources. We also provide value-added services such as renewable energy, electric vehicle charging and workforce development. This can help our customers reduce their impacts, risks and operating costs – while supporting their work to achieve their sustainability goals.

Global Impact and Sustainability includes four areas of focus: We stay ahead of what’s next, deliver sustainable logistics solutions to our customers, inspire our people and build resilient communities. Additional detail may be found in our latest report and in our global policy.

Ahead of What’s Next	Sustainable Logistics	Inspired People	Resilient Communities

Using both our scale and our role in the global supply chain, we promote innovation and demonstrate leadership in sustainability and impact.	Our customers want to reduce their use of energy and other resources. We provide them with renewable energy, energy storage and mobility solutions.	Our employees create value for our customers and investors. They contribute to their communities and build an inclusive workplace.	By improving the efficiency of local supply chains, logistics real estate drives economic growth and development in the communities where we operate.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	29

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Stay Ahead of What’s Next

Prologis combines the spirit of a startup with the resources of a seasoned business. We pilot and implement a wide range of solutions for our customers. And we encourage our employees to “simplify and sprint” and to “fail fast.”

49 – Since 2016, Prologis Ventures has invested in 49 companies to drive innovation in logistics.

Net Promoter Score: 48 – We achieved a Net Promoter Score of 48 on a scale of -100 to 100 in 2024, indicating strong customer loyalty.

Top 10% – We were included in the Dow Jones Sustainability World Index in 2024 for sustainability performance among the top 10% of companies globally.

10% – 10% of our 2024 employee bonus scorecard was linked to performance in areas related to Global Impact and Sustainability.

We Deliver Sustainable Logistics

Our customers are interested in operating more efficiently—and in reducing their energy use and emissions. We provide them with a range of solutions, including renewable energy, energy storage and mobility infrastructure.

2040 – Our goal to achieve net-zero emissions by 2040 has been validated by the Science Based Targets initiative.

>600 MW – We achieved more than 600 MW of solar and storage capacity in 2024, more than halfway to our goal of 1 GW by 2025.

$11.1B – Since 2018, we’ve issued 32 green bonds worth $11.1B to help fund green building design and innovation.

9.3M – We have provided approximately 9.3 million miles worth of EV fleet charging services since 2023.(2)

ONSITE SOLAR GENERATION CAPACITY (GW)(1)

0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.6 GW
2018
'19
'20
'21
'22
'23
'24

We Inspire Our People

Our people are the key to our success. They contribute to our communities and create value for our customers and investors. They work to build an inclusive workplace and innovate to create the future.

92% – We achieved a 92% employee engagement pulse survey score.

100% – All of our employees completed ethics training in 2024.

15,400 – Our employees completed more than 15,400 hours of company-provided or -sponsored training in 2024.

EMPLOYEE ENGAGEMENT

(1)	Within our owned and managed portfolio.

(2)	Within the United States and the European Union.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	30

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

We Build Resilient Communities

Logistics real estate drives economic development and fosters resilient communities. We work in partnership with local leaders and organizations to provide job training programs; promote community health and safety; and enhance park and transit infrastructure.

1.1M – Nearly 1.1 million people worked under a Prologis roof, most of whom were employed by our customers.(1)

25,000 – We achieved our goal to provide job training to 25,000 individuals by 2025 by partnering with leading public sector organizations and leveraging digital learning technologies to develop innovative training solutions.

19,700 – Our employees donated more than 19,700 hours to community organizations in 2024.

Further Information on Our Performance in Global Impact and Sustainability

At Prologis, our work in Global Impact and Sustainability supports our long-term success. We stay ahead of what’s next, deliver sustainable logistics, inspire our people and build resilient communities.

Global Impact and Sustainability report	Corporate website

Our next Global Impact and Sustainability report will be published later in 2025.	Our corporate website provides disclosures and data related to Global Impact and Sustainability.(2)

(1)	According to a 2022 study by the independent advisory firm Oxford Economics that was commissioned by Prologis.

(2)	Information contained on or accessible through our website is not a part of this Proxy Statement.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	31

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Our Goals and Progress

Our impact and sustainability goals demonstrate our ambition, create accountability and drive alignment with our business strategy. They are influenced by our stakeholders and by key third-party frameworks.

Goal	Target Year	2024 Progress/Performance

Environmental Performance

Install 1GW of solar generation and storage capacity.	2025	Installed more than 600 MW.(1)

Achieve sustainable building certifications for 100% of eligible(2) new developments and redevelopments.	Annually	Achieved, or in process of achieving, sustainable building certifications for 100% of eligible(2) new developments and redevelopments.

Install LED lighting across 100% of eligible new developments and redevelopments and across 80% of our portfolio.(3)	2025	Installed, or were scheduled to install, LED lighting across 100% of eligible new developments and redevelopments in 2024 and LED lighting across 79% of our portfolio.(3)

Social Performance

Train 25,000 people in logistics through our Community Workforce Initiative (CWI) (beginning in 2018).	2025	Trained over 25,000 participants since 2018, achieving this goal in 2023—two years early.

Achieve 75,000 hours of volunteer time supporting our local communities around the globe (beginning in 2019).	2025	Achieved approximately 74,300 hours since 2019.

Governance Performance

Ensure 100% of employees complete ethics training.	Annually	Trained 100% of employees.

(1)	Within our owned and managed portfolio.

(2)

Includes developments and redevelopments approved from June 2021. Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

(3)	Across our owned and managed operating properties. This metric excludes the properties owned by Terrafina, which FIBRA Prologis obtained control of in August 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	32

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRIORITIES

Creating Value through Global Impact and Sustainability

Customer Demand Fuels Opportunity

Whether they are multinational corporations or small businesses, many of our customers are interested in driving value through performance in sustainability and impact. Our goal is to help them do this by operating our facilities as efficiently as possible. This includes providing a suite of sustainability, renewable energy and mobility solutions. We also locate our buildings in the urban cores of many of the world’s largest population centers, shortening delivery routes, cutting delivery times and reducing supply chain-related emissions. We engage with the communities we serve, working to incorporate their ideas where feasible. This helps to build trust and create the conditions where both the business and community can flourish.

EFFECTIVE GOVERNANCE CREATES ACCOUNTABILITY AND DRIVES ACTION IN GLOBAL IMPACT AND SUSTAINABILITY

Board of Directors

The Governance and Nomination Committee oversees Global Impact and Sustainability. Senior leaders provide updates to the full Board or to a specific committee of the Board based on the topic.

Executive Team

Our chief sustainability officer and head of Energy, Sustainability and Mobility and Global Impact and Sustainability reports directly to our president and sits on our Executive Committee. Our Investment Committee assesses the sustainability profile of every significant investment.

Global Impact and Sustainability

Our Global Impact and Sustainability team works to integrate responsible, sustainable business principles into our company's strategy, processes and key performance indicators.

Delivering on Global Impact and Sustainability is everyone's business.

Global Leaders → **Regional Leaders and Committees** → **Prologis Employees**

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	33

Compensation Discussion and Analysis

35	Prologis Business Overview

38	Our Foundational Compensation Principles and Key Insights for 2024

39	Stockholder Outreach and Compensation Program Changes

41	Compensation Benchmarking Peer Group

42	2024 Compensation Program Structure

43	2024 Chief Executive Officer Compensation

45	2024 Core Compensation: Annual Bonus Opportunity

51	2024 Core Compensation: Annual LTI Equity Awards

53	2024 Outperformance Compensation: Prologis Promote Plan (PPP)

57	Other Compensation Considerations

60	Talent and Compensation Committee Report

All company operational information in this Compensation Discussion and Analysis (CD&A) is for the year ended or as of December 31, 2024, unless otherwise noted. See Appendix A for definitions and discussion of non-GAAP measures and reconciliations to the most directly comparable GAAP measures and for additional detail regarding definitions of terms as generally explained in this Compensation Discussion and Analysis. The Talent and Compensation Committee (“Compensation Committee” or “the Committee”) reviews management’s performance against key company performance measures, such as Core FFO per share, discussed below. Messrs. Moghadam, Arndt, Letter, Ghazal, Andrus and Nekritz are our NEOs for purposes of this Proxy Statement.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	34

COMPENSATION DISCUSSION AND ANALYSIS

Prologis Business Overview

The world runs on logistics. At Prologis, we don’t just lead the industry, we define it. We create the intelligent infrastructure that powers global commerce, seamlessly connecting the digital and physical worlds. From agile supply chains to clean energy solutions, our ecosystems help our customers’ businesses move faster, operate smarter and grow sustainably. With unmatched scale, innovation and expertise, Prologis is a category of one—not just shaping the future of logistics but building what comes next.

Largest global owner of logistics real estate. We own, manage, lease and develop high-quality logistics facilities in 20 countries across four continents. At year-end 2024, our portfolio included 1.3B square feet of logistics space worldwide and $198B of assets under management, with the largest market capitalization in the world among public REITs.

Customer-centric business model: We offer logistics facilities globally in our customers’ most critical markets, demonstrated by the fact that 60% of our top 25 customers lease space from us on multiple continents.

Our model delivers strong long-term stockholder returns: Our global scale, customer-centric model and ability to execute on our forward-looking strategy has enabled our five-, seven- and ten-year annualized TSR to outperform the MSCI U.S. REIT Index, by 189 bps, 442 bps and 695 bps, respectively.

UNMATCHED GLOBAL LOGISTICS PORTFOLIO DELIVERS LONG-TERM VALUE Over the past decade, our worldwide business has delivered long-term growth that outpaced other REITs(1):
Total Stockholder Return CAGR (10-Year Period)
	416bps greater 10-year TSR CAGR than Large-Cap REITs	119bps greater 10-year TSR CAGR than Other Logistics REITs

Stock Price CAGR (10-Year Period)	Dividend CAGR(2) (10-Year Period)

Net Earnings Per Share CAGR(3) (10-Year Period)	Core FFO Per Share CAGR(4) (10-Year Period)

(1)

Based on the weighted average market capitalization over the 10-year period for Large-Cap REITs and Other Logistics REITs. “Large-Cap REITs” consists of ARE, AMT, AVB, BXP, CCI, DLR, EQIX, EQR, PSA, SPG, VTR, VICI and WELL. “Other Logistics REITs” consists of EGP, FR, GMGSF, REXR, STAG, SEGXF and TRNO. Percentages are rounded.

(2)	Excludes companies that did not report dividends for the full 10-year period.

(3)

Net earnings per share excluding Net Promote Income (Expense). Prologis’ net earnings per share CAGR is impacted by non-cash depreciation expense generated as a result of our M&A activity. Prologis’ acquisitions of other real estate companies and assets from other companies creates non-cash depreciation expense at the fair market value of the assets acquired, which is one of the primary factors that lowers our net earnings per share CAGR as compared to the companies that constitute the Other Logistics REITs Group, which do not have comparable M&A transaction volume. From 2011 to 2022, we completed five significant M&A transactions collectively valued at approximately $54B. In addition, our net earnings per share CAGR has more variability than our Core FFO per share CAGR due to unrealized foreign currency fluctuations, which affect our net earnings per share but do not impact our Core FFO per share.

(4)

Core FFO per share excluding Net Promote Income (Expense). Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure. See Appendix A for a calculation of the CAGR of our Core FFO per share. Excludes companies that did not report FFO at all or for the full 10-year period and uses FFO adjusted for comparability to Core FFO measures for companies that do not report Core FFO.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	35

COMPENSATION DISCUSSION AND ANALYSIS

Our interconnected enterprise excels across categories to drive growth.

Our industry-leading balance sheet positions us for strength in any operating environment and enables us to act decisively when favorable opportunities arise. In addition, our scale allows us to go beyond the capabilities of a typical real estate company, providing multiple avenues for growth and giving us distinct competitive advantages.

Strong Foundation for Growth
Fortress balance sheet

●   One of the top credit-rated REITs, rated A2 and A by Moody’s and S&P, respectively.(1)

●   Enables us to access financial markets globally on favorable terms: being an A-rated company provides significant value by reducing our cost of capital across multiple currencies.

●   Over $7.4B of liquidity at year-end 2024, readily available to deploy opportunistically.

Strategic Capital

●   Leading global logistics-focused asset manager with $60B of third-party assets under management (AUM).

●   We partner with institutional investors to jointly own properties through co-investment vehicles.

Proven M&A track record

●   2011 to 2023: Acquired five real estate companies in transactions collectively valued at $54B and overdelivered on our underwritten synergies. Also acquired and successfully integrated a $3.1B portfolio of high-quality U.S. assets.

●   2024: Our Strategic Capital vehicle in Mexico acquired a controlling interest in Terrafina, which manages approximately 42M square feet of industrial space in key markets.

Compelling Embedded Upside
Development expertise & unique land bank

●   Global land bank of 13,000+ acres focused on major urban centers can support an estimated $41.5B of development.(2)

●   Strategic locations of our sites, coupled with our development and sustainable design expertise, sets us up to capitalize on our industry-leading land bank.

Growth potential from rent change

●   Due to cumulative market rent growth over years, lease renewals can yield significant increases in future rental income.

●   Our lease mark to market (which estimates the extent to which market rents exceed our current in-place rents) was approximately 30% as of year-end 2024, representing $1.4B of potential NOI.

Capturing additional wallet share

●   Prologis Essentials provides an ecosystem of products and services—from turnkey warehouses to LED lighting to EV fleet charging and more—generating additional income while helping our customers enhance their operations.

●   Essentials offers comprehensive commercial solar energy solutions. With more than 600 megawatts of solar power generation and storage capacity installed, Prologis is the #2 overall company in the U.S. for corporate onsite solar generation capacity.(3)

New Frontiers
Venture capital investments accelerate the future of logistics

●   Prologis Ventures invests in logistics-focused startups aiming to develop solutions to our customers’ most critical logistics pain points.

●   Ventures investments have delivered valuable insights for Prologis and our customers, helping to optimize supply chains and operations.

●   Ventures also creates value for our stockholders. For example, in 2024 Ventures successfully exited an early round investment in Japanese workforce solution Timee, producing a 9x multiple on our investment and realizing a 65% IRR.

Data centers: achieving higher and better uses for our assets

●   We aim to invest $7B to $8B in data center development by 2028.

●   When an existing industrial facility offers more value as a data center, we have the ability to convert it. Conversion opportunities are quicker to deploy than ground-up projects and can significantly increase an asset’s value.

●   Our liquidity lets us procure long-lead data center equipment ahead of time, enabling us to meet customer deadlines.

●   Our access to power is a differentiator: We rapidly scaled our power procurement to support data center development, with 1.4GW secured and another 1.6GW in advanced stages of procurement at year-end 2024.

Scale-enabled data advantage

●   With 2.8% of the world’s GDP(4) flowing through our facilities, we are uniquely positioned to harness data.

●   Robust data foundation empowers our teams to leverage artificial intelligence to achieve greater operational efficiencies and enhance decision-making.

●   We prioritized refining our data pool through an organization-wide effort supported by the Data Quality metric in our bonus scorecard.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

(2)

Includes owned and controlled acreage. Estimated development based on Total Expected Investment (TEI) represents total estimated cost of development or expansion, including land, development and leasing costs. TEI is based on current projections and is subject to change.

(3)	Within our O&M portfolio. Ranking by Solar Energy Industries Association in the 2024 Solar Means Business report.

(4)	According to a 2022 study by the independent advisory firm Oxford Economics that was commissioned by Prologis.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	36

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Capital is a powerful differentiator and unique in the REIT industry.

Contributes significantly to our global logistics scale: Our 10 Strategic Capital vehicles provide additional investment capacity that is unmatched in the REIT industry: The $60B of third-party AUM in our Strategic Capital vehicles represents more AUM than all the Other Logistics REITs combined. This access to third-party capital allows us to grow our core real estate business and develop new revenue streams, such as our Essentials business.

Provides substantial fee income: Prologis manages the assets owned by the vehicles, leveraging our expertise to drive strong returns for our Strategic Capital partners and stockholders. The company earns management fees, as well as incentive fees (“Promotes”) for meeting preset financial targets.

47% of our total AUM	Consistent earnings stream	Ownership in each vehicle

$92.5B total assets (including Prologis share) are held in our 10 vehicles, comprising 3,041 buildings and 658M square feet.	Over the past 10 years, Prologis earned $2.2B in Promotes and $3.7B in management and other fees.	Prologis owns a substantial portion of each vehicle. When the value of assets held in a vehicle increases, the value of Prologis’ ownership stake also increases.

Prologis earns greater returns on Strategic Capital assets: Since we co-invest with institutional investors in our Strategic Capital vehicles, we can invest less of our own capital. We also earn additional revenue on assets held in vehicles from management fees and Promotes. As a result, in 2024, the return on assets held in our Strategic Capital business was 195 bps greater than assets Prologis owns directly on its balance sheet.

PROLOGIS IS A SELF-FUNDING COMPOUNDER OF VALUE

Capital recycling: The fundamental

Strategic Capital advantage

Strategic Capital allows us to self-fund our development
activities without the cost and delay of having to access public equity markets for annual deployment capital. This
distinguishes us from competitors who issue new equity to
finance their growth.

Prologis develops facilities, then offers to contribute them to our Strategic Capital vehicles. As illustrated to the left, Prologis recycles the profits generated from the contribution of
completed assets to Strategic Capital vehicles to fund further development projects. This creates a powerful cycle of value creation and reinvestment.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	37

COMPENSATION DISCUSSION AND ANALYSIS

FROM THE COMPENSATION COMMITTEE

Our Foundational Compensation Principles and Key Insights for 2024

The Compensation Committee prioritizes long-term stockholder value by aligning incentives with key business goals and securing leadership continuity. We rigorously evaluate and position executive compensation to drive sustained returns while maintaining our core pay-for-performance philosophy. In 2024, payouts were below target, reflecting company performance. This year also underscored the success of our executive succession strategy, which culminated in our CEO succession announcement.

Paying for performance is our central compensation tenet. 2024 payouts reflect company performance.

●	CEO commitment to pay-for-performance: Mr. Moghadam champions performance-based compensation, requesting for years that his pay be 100% at-risk and tied to the company’s strategic goals.

●

Strong earnings growth in a challenging market: In 2024, despite macroeconomic challenges, our team delivered 21.9% net earnings per share growth and 8.4% Core FFO per share(1) growth over 2023. Over the past decade, our Core FFO per share(1) grew every year, exceeding 194% total growth and demonstrating long-term financial strength.

●	Pay-for-performance design worked as intended: While earnings were strong, some operational metrics fell short of our goals, leading to below target payouts in 2024.

–  CEO bonus decreased by 34% and his equity in lieu of salary declined by 16% compared to 2023.

–  All NEO bonuses were below target.

–  2024 was the first year since the Merger that we did not achieve our target corporate score using our rigorous bonus scorecard.

●	Our compensation design is working to promote strong performance, reflected by our outperformance of the MSCI U.S. REIT Index by 695 bps in 10-year annualized TSR.

●	Near-term TSR performance impacts our executives’ ability to earn unvested performance equity awards.

–  While our ten-, seven- and five-year annualized TSR each outperformed the MSCI U.S. REIT Index, 2024 was the first time Prologis underperformed the MSCI U.S. REIT Index on a 3-year performance cycle since 2015.

–  Prologis Outperformance Plan (POP) awards for the 2022-2024 performance period (granted in 2022) did not pay out because the applicable TSR outperformance hurdle was not met.

●

CEO pay cap also took effect in 2024: Demonstrating his commitment to the company and our stockholders, our CEO volunteered to cap his total compensation. The Committee set the cap amount at $25M based on competitive market research and feedback from stockholders. This reduced the total amount of pay he otherwise would have received.

Our prioritization of long-term succession planning enabled an effective C-suite transition.

●

As a lean company—with $198B of assets under management globally but only approximately 2,700 employees—we depend on top talent to run our logistics ecosystems, develop relationships with the highest performing companies in the world and create the intelligent infrastructure that powers global commerce.

●	Therefore, we invest in developing and retaining talent as a cornerstone of our succession plan:

–  For example, the Committee extended the Prologis Promote Plan (PPP) beyond NEOs as a strategy to reward key performers and retain critical talent, demonstrating how we incorporate succession planning into all compensation decisions.

–  Mr. Moghadam has consistently prioritized leadership continuity, setting goals for former executives to develop successors and ensure the company’s long-term success beyond their tenure.

●

Our succession and compensation strategy has enabled us to develop, retain and promote five executive officers since April 2022, all with an average tenure of over 20 years, fostering leadership continuity and cultural alignment.

●

Effective January 1, 2026, Mr. Moghadam will transition from CEO to executive chairman of the Board. Mr. Letter, our president and a longtime leader within the company, will succeed him as CEO. Mr. Moghadam built a strong executive team ready to support Mr. Letter as our next CEO and drive long-term success for our customers and stockholders.

●	Our new executives’ compensation remains performance-driven, with Core Compensation aligned to our peer group and above-median opportunities tied to exceptional performance.

(1)

Net earnings per share and Core FFO per share excluding Net Promote Income (Expense). Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	38

COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach and Compensation Program Changes

At our 2024 Annual Meeting, 92% of stockholders supported our Say-on-Pay proposal. This demonstrates significant stockholder support for the overall structure of our executive compensation program and—crucially—the significant program changes that the Compensation Committee recently adopted in direct response to stockholder feedback.

In keeping with our proven record of conducting extensive stockholder outreach, we connected with 67% of our top 100 stockholders in the past year.(1) The chair of our Compensation Committee led in-person meetings with stockholders, providing firsthand explanations of the rationale behind Committee decisions and discussing stockholder priorities and recommendations. During these discussions in the 2024-2025 engagement cycle, stockholders shared support for our compensation program structure and noted appreciation for the Committee’s recent compensation program changes and responsiveness. They also expressed interest in further understanding how our compensation supports our executive succession plan, which we have detailed above.

Significant changes to our executive compensation program took effect in 2024.

Based on critical themes heard in stockholder outreach (including in outreach during the 2023-2024 engagement cycle), we took the following actions related to executive pay and corporate governance. This includes changes to our compensation program that first became effective in 2024:

STOCKHOLDER FEEDBACK	OUR RESPONSE
2023-2024: Flagged quantum of CEO pay.	$25M cap on current CEO’s pay: At Mr. Moghadam’s request, his total annual pay was capped.
2023-2024: Favored a simpler and more conventional long-term incentive (LTI) equity program.	Adopted more conventional LTI equity program: Designed new LTI equity program with a forward-looking structure, while retaining stockholder-friendly features by requiring above-index performance to earn target awards and applying longer-than-market vesting terms.
2023-2024: Recommended replacing multiple TSR-based equity plans with a single TSR-based equity plan.	Eliminated new POP awards going forward: To complete the move to a single TSR-based equity plan, we stopped granting new POP awards to NEOs.
2023-2024: Scrutinized payout levels for PPP awards.	Reduced pool % for PPP awards: To manage the size of future awards, the Committee reduced the potential PPP award pool from 40% of Promotes down to 25% beginning with Promotes earned in 2024.
2023-2024: Supported the adoption of lower stockholder voting thresholds.	Reduced stockholder voting thresholds: Following our 2024 Annual Meeting, we amended our charter and bylaws to reduce stockholder voting thresholds to a simple majority or the lowest standard permitted by law.
2024-2025: Supported reducing the threshold for stockholders to call a special meeting.	Reduced special meeting threshold: In February 2025, we reduced the threshold for stockholders to call a special meeting from 50% of voting power to 20%. Our stockholders voiced their support for using this threshold, which is lower than the majority standard among REITs.
2024-2025: Appreciated our transparent disclosure but noted that CD&A was lengthy.	Streamlined CD&A: We delivered clear and comprehensive disclosure in a streamlined format.

(1)

Calculated by outstanding shares of common stock of our top 100 stockholders. As of March 12, 2025, our top 100 stockholders held 78% of our outstanding shares. Engagement covered 52% of total shares outstanding and included outreach from May 2024 to March 2025.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	39

COMPENSATION DISCUSSION AND ANALYSIS

Prologis has a long track record of stockholder engagement and responsiveness.

The Committee values stockholder engagement, conducting annual outreach since 2016. We continuously refine executive compensation and governance based on this feedback, ensuring responsiveness while effectively incentivizing our NEOs.

Continuous Compensation & Governance Enhancements Per Stockholder Feedback

2016 – 2025

2016: Adopted proxy access with 3/3/20/20 terms.

2017: Adopted a seven-year cliff vesting schedule for POP Awards.

2018: Extended the vesting period on annual LTI equity awards from three to four years.

Added sustainability and company culture metrics to our annual bonus program to reinforce alignment with business objectives.

Eliminated bonus exchange premium for NEOs.

2019: Per our CEO's longtime request, set his base salary at $1, making his compensation 100% performance based.

Extended vesting period on all PPP awards from three to four years.

2020: Did not lower any bonus targets due to the COVID-19 pandemic.

2021: Added CEO/director recruitment policy in our Governance Guidelines.

2022: Reduced discretion in our annual bonus program by increasing corporate score weighting to 80% for all NEOs (and decreasing weighting of individual score).

Disclosed all quantitative metrics used to determine corporate score for bonuses.

2023: Enhanced disclosure on NEO succession planning.

Added data quality and completeness metric to our annual bonus scorecard, reflecting the importance of a robust data pool to the growth and efficiency of our business.

2024-2025: See page 39.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	40

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Benchmarking Peer Group

Our peer group methodology accounts for our total size, the evolution of our global business and our need to tap talent markets beyond real estate.

With guidance from Pay Governance, the Committee’s independent consultant for 2024, the Committee built our peer group to align with our continued growth and ongoing business transformation:

CONTINUED BUSINESS EXPANSION AND EVOLUTION	+	COMPETITION FOR TALENT ACROSS INDUSTRIES	=	PEER GROUP REFLECTING PROLOGIS’ BUSINESS AND TALENT MARKETS

We have expanded our industry leadership, creating a distinct business model that encompasses global asset management through Strategic Capital and growth beyond real estate with Essentials solutions.

We compete for talent beyond the REIT industry, with financial services and technology firms, among others. We seek top finance professionals for complex transactions and tech-savvy experts to drive innovation and leverage data to create value.

Our peer group reflects our global scale and unique scope, and aligns with our key business and talent markets: (1) real estate, (2) financial services and asset management and (3) business-to-business technology.

Peer group for 2024

●

We selected peers that include a mix of large-cap REITs, financial services firms and business-to-business (B2B) technology companies that better reflect the full scope of our business and targeted talent pools.

●

Our peer group includes 20 companies of appropriate size, with revenues generally 0.3 to 2.3 times our FY 2023 revenues and market capitalizations from 0.05 to 2 times our market capitalization.(1) Prologis was in the 55th and 71st percentiles of the group’s revenue and market capitalization, respectively.

●

In 2024, we added BlackRock, Inc. to our peer group. The Committee determined that BlackRock is a relevant business and talent competitor—including based on its expanded involvement in alternative investment products, such as real estate—and is appropriate from a revenue and market capitalization perspective. This addition did not materially alter the Committee’s pay determinations for 2024.

REITs	Financial Services & Asset Management	B2B Technology

● American Tower Corporation ● Crown Castle Inc. ● Equinix, Inc. ● Ventas, Inc. ● Welltower Inc.	● BlackRock, Inc. ● The Carlyle Group Inc. ● Evercore Inc. ● Jefferies Financial Group Inc. ● Lazard, Inc. ● Northern Trust Corporation ● S&P Global Inc. ● State Street Corporation	● Adobe, Inc. ● Automatic Data Processing, Inc. ● Global Payments Inc. ● Intuit Inc. ● Paychex, Inc. ● ServiceNow, Inc. ● Workday, Inc.

(1)	Market capitalization of Prologis and peers as of November 15, 2024, the most recent data available when the Committee performed its last analysis in 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	41

COMPENSATION DISCUSSION AND ANALYSIS

2024 Compensation Program Structure

Core Compensation aligns with peer group median, with greater opportunities available for delivering significant outperformance.

The Committee’s 2024 competitive analysis confirmed that our current target Core Compensation (consisting of base salary, bonus opportunity and long-term incentive) is within a reasonable band of median peer group pay.

Outperformance Compensation, now granted exclusively in the form of PPP awards, allows for greater pay opportunities when our Strategic Capital vehicles generate significant value for our stockholders by achieving high-reach performance hurdles.

Our compensation program pays for performance in support of our business model.

The components of our compensation program are purposefully constructed to support the drivers of our business. We use compensation to support progress toward annual strategic priorities, strong relative stockholder returns and outperformance in our critical Strategic Capital business, while maintaining our core pay-for-performance approach throughout.

The Committee sets executive pay opportunities on an individual-by-individual basis.

The Committee customizes total pay based on individual contributions, leadership experience, peer benchmarking and future potential, reassessing compensation as performance evolves. Regular reviews ensure executive pay remains competitive with market standards.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	42

COMPENSATION DISCUSSION AND ANALYSIS

2024 Chief Executive Officer Compensation

2024 is a Summary Compensation Table transition year, requiring us to report two tranches of LTI equity awards.

The shift to our new LTI equity program creates a transition period in our Summary Compensation Table (SCT) as we move from a backward to forward-looking performance period. Due to rules governing the presentation of compensation in the SCT, we are required to report two tranches of LTI equity awards in the SCT for 2024. Our current SCT reflects both the final backward-looking award made in January 2024 for the 2021-2023 performance period and the first forward-looking award made in 2024 for the 2024-2026 performance period. These are not duplicative awards because they relate to mutually exclusive performance periods, and the forward-looking awards have not yet been earned.

2024 CEO pay reflects company performance in 2024 and the impact of recent changes to our program.

When analyzing pay-for-performance in 2024, the Committee considered the amounts it awarded as compensation for performance delivered in 2024. The table below illustrates the distinction between (i) the compensation we are required to report in the Summary Compensation Table and (ii) compensation that the Committee views as 2024 pay for 2024 performance.

In addition, the table explains how the substantial compensation changes we adopted impacted compensation beginning in 2024.

	(i) Amount reflected in current SCT	(ii) Compensation for performance in 2024	CEO payouts for 2024 performance were commensurate with company results and were impacted by recent compensation program changes (CEO pay cap; reduced PPP pool %)

Base salary	$1	$1	● $1 salary per Mr. Moghadam’s request, ensuring his compensation is 100% at risk.

Equity in lieu of salary	$999,989	$844,999

● Amount reflected in SCT was granted in lieu of 2023 salary based on company performance in 2023. The Committee views this amount as compensation for 2023, not 2024.

● Amount granted in lieu of 2024 salary ($844,999) was 16% lower based on company performance in 2024.

Bonus	$1,267,500	$1,267,500	● Paid at a below-target amount based on company performance in 2024. ● 34% lower than 2023 bonus.

Final LTI equity award under prior program	$12,374,964	None

● Award reflected in SCT was granted in January 2024. Award value was calculated based on company outperformance over the applicable benchmark index by 549 bps for the backward-looking 2021-2023 performance period.

● The Committee views this amount as compensation for 2023, not 2024.

First LTI equity award under new program	$9,302,171	$9,302,171

● Awarded in the form of PSUs for the forward-looking 2024-2026 performance period. This equity is not yet earned.

● The $25M cap on our current CEO’s total pay required the award value to be reduced by about $11M from target, to a level that is below our peer group median.

PPP awards	$894,652	$894,652

● The reduction of the PPP pool from 40% to 25% of Promotes resulted in lower PPP awards for Mr. Moghadam in 2024.

● Mr. Moghadam’s 2024 PPP awards were further reduced by about $2M due to the application of the $25M total pay cap.

POP awards	None (no new award)	None (no payout for performance period ending in 2024)

● No new POP awards were granted to our CEO in 2024 due to discontinuation of POP program, so no grant is reported in our current SCT.

● POP awards for the 2022-2024 performance period (granted in 2022) did not pay out because the applicable TSR outperformance hurdle was not met.

Other	$12,500	$12,500	● Charitable contributions matched by the company’s foundation.

Total pay	$24,851,777	$12,321,823	● The $25M cap on Mr. Moghadam’s compensation resulted in a reduction of total CEO compensation for 2024 performance by about $13M, or 51%.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	43

COMPENSATION DISCUSSION AND ANALYSIS

CEO Compensation Paid for 2024 Performance

Total compensation paid to our CEO for 2024 performance was significantly lower.

Our CEO’s total compensation (Core Compensation plus Outperformance Compensation) paid for 2024 performance declined significantly as compared to compensation paid for performance in years 2018 through 2023. This decline reflected the application of our new plan design in 2024, including the cap on our current CEO’s annual pay, and substantially lower PPP awards.

Using a three-year average of CEO total pay obscures the impact of the $25M cap. This cap first became effective in 2024. Therefore, using a three-year average to analyze our CEO’s total pay downplays the effect of this meaningful limit on his total pay and does not give full credit to the substantial compensation program changes we implemented beginning in 2024.

Focusing solely on three-year TSR overlooks our strong longer-term relative TSR performance, including that our five-, seven-and ten-year annualized TSR each outperformed the MSCI U.S. REIT Index, by 189 bps, 442 bps and 695 bps, respectively. Moreover, 2024 was the first time Prologis underperformed the MSCI U.S. REIT Index on a 3-year performance cycle since 2015.

As demonstrated in the chart below, total stockholder return on an investment made at the end of 2018 significantly outpaced growth in CEO pay over the same period.

Equity in lieu of salary makes CEO compensation 100% performance-based.

At our CEO’s request, his base salary was reduced to $1 in 2019. The rest of our CEO’s former base salary was shifted to at-risk pay in the form of equity compensation contingent on performance and subject to four-year vesting.

●

As requested by our CEO to further demonstrate his commitment to our stockholders, this change offers no additional upside to him. The amount he can earn as equity paid in lieu of salary is capped at $999,999 if the company achieves its target corporate score as measured by our annual bonus scorecard.(2) If a target corporate score is not achieved, this amount will be reduced.

●	Based on company performance in 2024, Mr. Moghadam’s equity in lieu of salary for 2024 was about 16% lower than the maximum payable amount.(2)

(1)

CEO total compensation for a performance year includes base salary, bonus, annual LTI equity awards and equity paid in lieu of salary that the Committee analyzes as compensation paid for that performance year plus PPP awards paid in the performance year and aggregate POP awards paid for any performance periods ending on the applicable performance year.

(2)

For the 2024 performance year, the Committee determined that the maximum value of this award ($999,999) would be paid if company performance was at or greater than target (using our corporate score assessed against our annual bonus plan metrics). Company results yielded a corporate score for annual bonus purposes of 84.5% of target for 2024. As such, the Committee awarded Mr. Moghadam 84.5% of the maximum value, or $844,999, in equity with four-year vesting in lieu of a 2024 salary. Because this equity award was granted in 2025, it will be reported in our Summary Compensation Table for the year 2025.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	44

COMPENSATION DISCUSSION AND ANALYSIS

2024 Core Compensation: Annual Bonus Opportunity

HOW IT WORKS

Bonus calculation process Corporate score determination:	NEO bonus calculation:

●   We use a scorecard to assess performance measured by operational metrics supporting our strategic priorities.

●   Metrics in the scorecard are divided into five categories and weighted according to their significance (see following pages).

●   Each metric is assessed based on company performance, which generates a score for each of the five bonus categories.

●   The category scores are multiplied by the weight assigned to the category and added together to determine the overall corporate score (which translates into a percentage of the target bonus pool).

●   The corporate score is set in a range between 50% and 200% of target (50% if threshold performance is achieved; 200% maximum if the stretch performance hurdle is achieved).

●   The corporate score determines 80% of our NEOs’ bonuses, with the remaining 20% based on individual performance supporting company strategic priorities.

Key NEO bonus features:

●   All bonuses are 100% based on performance in support of our annual business plan.

●   There is no minimum guaranteed bonus.

●   Bonus payments are capped at 200% of target bonus.

Bonus structure aligns with our key strategic priorities to drive stockholder value.

Our bonus metrics are set annually to reflect the company’s business imperatives for the year.

We choose metrics to incentivize progress on our current financial and strategic priorities, which may change from year to year as goals are achieved and strategy evolves. For example, in 2023, we included a metric that measured the cost per individual placed in a logistics role through our Community Workforce Initiative (CWI) to drive efficiency in this program. We significantly reduced the cost per CWI individual placed in 2023 and therefore determined that this metric was not necessary in 2024.

Portfolio Operations metrics are the most heavily weighted.

Our 2024 bonuses were largely determined by our performance on operational metrics in the Portfolio Operations category (45% of our total corporate score). These operational metrics for 2024 were (i) Core FFO per share (excluding Promotes), (ii) Same Store NOI Growth—Net Effective and (iii) Data Quality. These metrics have considerable impact on our success and are important to our stockholders in assessing company performance.

We include rigorous, quantifiable goals related to Global Impact and Sustainability to support the various components of our industry-leading program and provide a measure of accountability for our progress.

Our commitment to environmental sustainability creates value by driving ancillary revenue streams, such as through our Prologis Essentials energy solutions. Metrics related to company culture keep us competitive for top tier talent, differentiate us with customers and investors and strengthen our relationships with the communities in which we do business. Finally, we use third-party assessments to measure our corporate governance performance. We strive to have strong, independently verified governance practices that provide for responsible governance in furtherance of our stockholders’ best interests.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	45

COMPENSATION DISCUSSION AND ANALYSIS

Bonus targets are analyzed and set annually.

We set our bonus metrics to drive strong operational performance over the long term. Demonstrating the effectiveness of this approach, our performance over the last 10 years has resulted in 11.3% dividend CAGR, 13.2% net earnings per share CAGR and 11.9% Core FFO per share CAGR.(1)

The Compensation Committee sets our bonus targets at rigorous levels. Our 2024 Strategic Capital metric, which measures contracted equity commitments from third parties in our Strategic Capital vehicles, serves as an example:

●

In 2023, we ended below target on our Strategic Capital goal. Instead of lowering the target in this category, we increased our ambition by setting a 2024 equity raise goal that exceeded not only our 2023 actual performance, but also our 2023 stretch goal.

●

Our Strategic Capital metric target for 2024 was $4B of third-party equity raise, which is over $2B greater the actual performance we achieved in 2023. Our 2024 target was more than double our 2023 actual performance in this category.

Our Essentials Contribution target for 2024 was also set at a level that exceeded 2023 actual performance in this newer business line.

OUR BONUS TARGETS ARE RIGOROUS

2024 target Core FFO per share (excluding Promotes)(1) required 8.8% greater performance than Core FFO per share (excluding Promotes) achieved in 2023.

To be effective, the targets must be calibrated for the applicable operating environment, and therefore some may not show increases versus the prior year’s targets:

●	The Same Store NOI Growth target is set based on the relevant factors influencing supply and demand, which vary from year to year and may not always indicate an increase.

●	The Essentials Contribution target is established using our projections of revenue from delivering Essentials solutions to customers and the costs associated with providing those solutions.

●	The Development Stabilizations—Margin target reflects our estimates of labor, material and other costs.

(1)

Net earnings per share and Core FFO per share excluding Net Promote Income (Expense). Core FFO per share is a non-GAAP measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	46

COMPENSATION DISCUSSION AND ANALYSIS

2024 CORPORATE SCORECARD: CATEGORY-BY-CATEGORY METRIC RESULTS

PORTFOLIO OPERATIONS		WEIGHTED AT 45%		BELOW TARGET OVERALL

Key performance metric	Metric weighting	Threshold performance 50% of target bonus	Target performance 100% of target bonus	Stretch performance 200% of target bonus	Scored 2024 performance(4)

Core FFO Per Share (excluding Promotes)(1)	30%	$5.50	$5.55	$5.60	$5.53

Same Store NOI Growth – Net Effective(1)(2)	10%	6.40%	6.90%	7.40%	5.40%

Data Quality(3)	5%	<95%	95%	100%	100%

Total category score				81% of target

(1)

Core FFO per share excluding Net Promote Income (Expense). Core FFO per share and Same Store NOI Growth — Net Effective are non-GAAP measures. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measures. Core FFO per share for the annual bonus scorecard is calculated net of Promote income. Core FFO per share calculated with Promotes is $5.56.

(2)	Same Store NOI Growth is based on our O&M portfolio.

(3)

This metric measures data accuracy and completeness as well as defect resolution. It included data on property characteristics, leasing and customer contacts, construction and facilities management. In 2023, this was scored as an all-or-nothing metric to measure the completeness of our new data gathering initiative. In 2024, it was scored along a scale like other metrics in our scorecard to drive our continued commitment to achieving data completeness and accuracy on an ongoing basis.

(4)	For comparison, actual 2023 performance for metrics that were included in the 2023 bonus scorecard: Core FFO per share ($5.10); Same Store NOI Growth – Net Effective (8.10%).

PROLOGIS ESSENTIALS		WEIGHTED AT 10%		ABOVE TARGET OVERALL

Key performance metric	Metric weighting	Threshold performance 50% of target bonus	Target performance 100% of target bonus	Stretch performance 200% of target bonus	Scored 2024 performance(2)

Essentials Contribution(1)	10%	$80M	$100M	$120M	$107M

Total category score				134% of target

(1)	Essentials Contribution includes the revenues less operating expenses and G&A of the Prologis Essentials business lines and includes tax credits generated for potential use or sale.

(2)	For comparison, actual 2023 performance for metrics that were included in the 2023 bonus scorecard: Essentials Contribution ($97.2M).

DEPLOYMENT AND DEVELOPMENT STABILIZATIONS
		WEIGHTED AT 20%		BELOW TARGET OVERALL

Key performance metric	Metric weighting	Threshold performance 50% of target bonus	Target performance 100% of target bonus	Stretch performance 200% of target bonus	Scored 2024 performance(2)(3)

Development Stabilizations	6.666%	$4.7B	$5B	$5.3B	$3.91B

Development Stabilizations – Margin	6.666%	12%	16%	20%	22.1%

Build-to-Suit Volume(1)	6.666%	$1.5B	$1.8B	$2.1B	$750M

Total category score				83% of target

(1)

“Build-to-Suit” refers to the process by which Prologis builds a facility that is pre-leased to a certain customer, derisking the value creation effort. This metric measures the aggregate dollar value of Prologis’ Total Expected Investment (TEI) in such projects.

(2)

For comparison, actual 2023 performance for metrics that were included in the 2023 bonus scorecard: Development Stabilizations ($3.62B); Development Stabilizations — Margin (28.7%); Build-to-Suit Volume ($2B).

(3)

Performance targets and scored 2024 performance for Deployment and Development Stabilizations metrics use a constant foreign currency rate and are calculated on an owned and managed ownership basis inclusive of our co-investments and joint ventures.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	47

COMPENSATION DISCUSSION AND ANALYSIS

STRATEGIC CAPITAL		WEIGHTED AT 15%		BELOW TARGET OVERALL

Key performance metric	Metric weighting	Threshold performance 50% of target bonus	Target performance 100% of target bonus	Stretch performance 200% of target bonus	Scored 2024 performance(2)

Third-Party Equity Raise(1)	15%	$3B	$4B	$5B	$2.61B

Total category score				Below threshold

(1)

Includes contracted equity commitments from third parties to Strategic Capital vehicles. Performance targets and scored 2024 performance for the Third-Party Equity Raise metric use a constant foreign currency rate.

(2)	For comparison, actual 2023 performance for metrics that were included in the 2023 bonus scorecard: Third-Party Equity Raise ($1.6B).

GLOBAL IMPACT AND SUSTAINABILITY		WEIGHTED AT 10%		ABOVE TARGET OVERALL

Key performance metric	Metric weighting	Threshold performance 50% of target bonus	Target performance 100% of target bonus	Stretch performance 200% of target bonus	Scored 2024 performance(5)(6)

Environmental Sustainability

New Solar and Storage Megawatts (MW) Installed	2%	128MW	134MW	140MW	110MW

% LED Installed in New Developments and Redevelopments(1)	1%	90%	95%	100%	100%

% of New Eligible Developments Certified Sustainable (LEED or equivalent)(2)	1%	90%	95%	100%	100%

Company Culture

Culture & Talent Composite Score(3)	2%	90%	100%	110%	102%

Volunteer Hours	2%	13,000	15,000	17,000	19,478

Corporate Governance(4)

Third-Party Governance and Management Ratings Composite Index	2%	95%	100%	105%	104.5%

Total category score				142% of target

(1)

Measured by the percentage of warehouse, office and mezzanine office net rentable area that has, or is designated to have, LED lighting in eligible new developments and redevelopments that stabilized in 2024.

(2)	Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

(3)

Culture & Talent Composite Score consists of three equal components: employee engagement composite score (1/3), regrettable turnover (1/3) and progress in expanding the pool of high-level talent (1/3).

(4)

Composite of the non-remuneration governance and/or management components of three prominent third-party ratings (each weighted 1/3). We achieved the target score we set with respect to one of these ratings and achieved the stretch goal with respect to the other two ratings. Methodologies used by the third-party governance assessments are subject to change at the discretion of the applicable third-party and are not controlled by Prologis, so governance score targets may not reflect an increase over prior year’s performance.

(5)

For comparison, actual 2023 performance for metrics that were included in the 2023 bonus scorecard: % of New Eligible Developments Certified Sustainable (LEED or equivalent) (97%); Culture & Talent Composite Score (109%); Volunteer Hours (16,406).

As with other metrics in our bonus scorecard, Environmental Sustainability, Company Culture and Corporate Governance metrics are determined on a year-to-year basis using available projections of the coming year at the time the metrics are set and are based on our then-current portfolio of assets, which changes from year to year. Because of changes in the assets that comprise our portfolio, targets set for such metrics might not reflect an increase from prior years’ performance.

In 2024, we modified our solar installation and LED installation metrics to reflect new installations rather than a measure of installed capacity or coverage across our entire O&M portfolio. Dispositions of facilities without solar or LED installations would increase the portfolio percentage without the installation of new solar capacity or LED coverage, so we revised this metric to enhance our teams’ focus on installing new capacity.

(6)	The scored 2024 performance for Global Impact and Sustainability metrics were based on projections at the time of calculation.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	48

COMPENSATION DISCUSSION AND ANALYSIS

2024 bonus assessment results.

In 2024, Prologis navigated a challenging operating environment unwinding from the effects of the Covid era and other macroeconomic headwinds, leading to an overall corporate score of 84.5% of target against the quantitative metrics in our bonus scorecard. 2024 was the first year since the Merger, which occurred in June 2011 and created the current company, that Prologis did not achieve its target corporate score as measured by our bonus metrics. We have maintained rigorous bonus targets since the Merger: for example, we have generally increased our Core FFO per share target annually since 2011.(1)(2) The Compensation Committee also deemed it appropriate to assign individual performance scores at 84.5% of target to our NEOs. Despite 2024 challenges, the Committee believes Prologis remains poised for long-term success, driven by strong customer focus, organic growth potential, Strategic Capital and Essentials offerings.

The Committee’s assessment of key NEO contributions in 2024:

●	Under leadership from Mr. Moghadam and Mr. Letter, the executive team led the company in another year of significant accomplishments in the face of difficult market conditions:

–  Mr. Moghadam built on years of carefully orchestrated succession planning by continuing to position his successor, Mr. Letter, to become CEO in 2026. In addition, Mr. Moghadam and Mr. Letter each played critical roles in the continued execution of our broader succession strategy, with the announcements of the retirements of Ed Nekritz, our former chief legal officer, as well as Colleen McKeown, our former chief human resources officer, and the elevation of their successors.

–  FIBRA Prologis, our Strategic Capital vehicle in Mexico, acquired a majority interest in Terrafina, which manages approximately 42M square feet of industrial real estate, including 288 warehouses. This transaction substantially increased our footprint in Mexico, demonstrating a continued commitment to key markets and our ability to successfully execute significant M&A transactions to drive growth.

–  We continued to leverage our unique vantage point in the heart of global commerce by bringing industry innovators from around the world together in London at our fourth annual GROUNDBREAKERS forum, an event which strengthens our customer relationships and extends our thought leadership in supply chain, digital infrastructure and sustainability—demonstrating Prologis’ unique position as a category of one.

●

Portfolio Operations: We delivered Core FFO per share(2) of $5.53, which represented 8.4% year-over-year growth but was slightly below our ambitious target of $5.55. While Same Store NOI(2) grew 5.4% but ended below target due to higher vacancies and lower market rents, teams under the direction of Mr. Letter and Mr. Andrus enabled us to outperform market occupancy by approximately 260 bps. Thanks to our organization-wide focus spearheaded by our NEO team, we again met 100% of our data quality goal—key to maintaining our competitive edge, integrating AI and leveraging a mix of proprietary and public data for actionable insights and efficiency.

●

Prologis Essentials: Realizing the benefit of fundamental changes we made to the organization of our Essentials business in the second half of 2023, our 2024 Essentials Contribution exceeded its target as well as actual performance in 2023.

●

Deployment and Development Stabilizations: While Development Stabilizations of $3.91B fell short of target, our margin on those stabilizations of 22.1% exceeded its rigorous stretch goal. Meanwhile, teams under the direction of Mr. Letter and Mr. Ghazal successfully advanced our land-bank readiness to support future development. Mr. Letter successfully recruited highly experienced leaders to run our data centers initiative, which positions us to capitalize on significant value-creation opportunities in this high-demand sector. In 2024, we completed the sale of our Elk Grove data center, which showcased our comprehensive data center development capabilities. Elk Grove was originally a logistics asset that we ultimately converted into a data center in a build-to-suit, turn-key transaction with a hyperscaler. This generated tremendous value and demonstrated that we have the team, customer relationships, development and energy expertise, advanced procurement capabilities and capital required to successfully complete data center conversions. Moreover, because this property was owned by a Strategic Capital vehicle, Prologis earned a $112M fee related to the transaction.

●

Strategic Capital: The overall macro environment made fundraising in 2024 extremely difficult, as continued uncertainty around valuations slowed new capital investments. Nevertheless, our teams raised $2.61B across all vehicles in 2024, which was approximately $1B more than the amount raised in 2023. Mr. Letter successfully onboarded key new hires in our Strategic Capital business, which we expect to further drive capital raising in 2025.

(1)	Our Core FFO per share target was held constant from 2012 to 2013. It has otherwise increased year-over-year since the Merger.

(2)

Core FFO per share excluding Net Promote Income (Expense). Core FFO per share and same store NOI (SSNOI) are non-GAAP measures. See Appendix A for definitions and discussions of non-GAAP measurements and reconciliations to the most directly comparable GAAP measures.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	49

COMPENSATION DISCUSSION AND ANALYSIS

●

Global Impact and Sustainability: Our results reflect the priority, resources and talent we have dedicated to our industry-leading impact and sustainability program. We continued to deliver strong results: Solar installations fell short of target, but volunteer hours and third-party governance scores exceeded our high-reach expectations. Notably, our teams installed LED lighting in 100% of eligible new developments and redevelopments under operational leadership from Mr. Letter and Mr. Andrus, and also obtained sustainability certifications on 100% of our eligible new developments.(1)

The company’s unique culture was profiled in a Wall Street Journal article, The Little-Known Company That Gives Its Employees a Real Voice, which reported that the Drucker Institute ranked Prologis among the top 10 companies for employee engagement and development. We also exceeded our regrettable turnover goal, with only 1% of all turnover being regrettable. This builds a company culture that attracts and retains the best talent for our business.

●

Balance Sheet Considerations: Our balance sheet and credit metrics remain very strong with one of the top balance sheets among REITs. We have significant liquidity as well as debt capacity to self-fund our growth for the foreseeable future. We maintained our “A3” rating from Moody’s in 2024 (and were later upgraded to “A2” in March 2025) and our “A” rating from S&P.(2) In 2024, Mr. Arndt and his team completed over $11B in debt transactions with favorable terms (including debt transactions by Strategic Capital vehicles), achieving a weighted average rate of 4.4% and a weighted average term of 9.1 years.

2024 ANNUAL BONUS PAYMENTS

2024 NEO bonuses reflect company performance, as measured by our corporate scorecard, resulting in below-target payouts and significantly lower amounts than in 2023.

100% of our CEO’s compensation—including bonus—was paid in equity.

Since our IPO in 1997, Mr. Moghadam has elected to receive 100% of his bonus in equity whenever awarded.(3) As a result, most of his compensation since our IPO has been paid in equity, the majority of which he still owns.

NEO	2024 target bonus value(4)	% of target(5)	Amount paid	Decrease from prior year

Hamid Moghadam	$1,500,000	84.5%	$1,267,500	(34%)

Timothy Arndt	$780,000	84.5%	$659,100	(28%)

Daniel Letter	$910,000	84.5%	$768,900	(23%)

Joseph Ghazal	$750,000	84.5%	$633,700	—(6)

Carter Andrus	$750,000	84.5%	$633,700	—(6)

Edward Nekritz	$845,000	84.5%	$714,000	(34%)

(1)	Due to customer requirements and/or the limitations of certain co-development agreements, a small number of projects are ineligible to receive a sustainable certification.

(2)	A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating organization.

(3)	AMB Property Corporation, which merged with ProLogis in 2011 to create the current company, completed its IPO in 1997.

(4)	Target bonus levels are based on salary for the year or, in the case of Mr. Moghadam, based on $1,000,000.

(5)

Our corporate score equals 84.5% of target. Generally, the Committee determines individual scores based on assessments of individual contributions to our business plan in each of the categories described above. Individual scores for Messrs. Moghadam, Arndt, Letter, Ghazal, Andrus and Nekritz are each 84.5% of target. Corporate scores are weighted 80%, and individual scores are weighted 20% for all NEOs. Percentages are rounded.

(6)	Compensation for Mr. Ghazal and Mr. Andrus was not reported in 2023.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	50

COMPENSATION DISCUSSION AND ANALYSIS

2024 Core Compensation: Annual LTI Equity Awards

The Committee simplified our annual equity program in 2024 and ceased granting new POP awards to NEOs.

In 2024, the Committee replaced our prior LTI equity award program(1) with a new design that is more consistent with conventional market practice but also incorporates above-index rigor and longer-than-market vesting terms.

In response to stockholder feedback signaling a preference for a single equity plan tied to TSR performance, the Committee stopped granting new awards to NEOs under our POP program.(1) Beginning with the performance-based LTI equity awards granted in 2024 for the forward looking 2024-2026 performance period (the “2024 Forward-Looking LTI Equity Awards”), TSR-based equity awards will be granted to NEOs only under our new, simplified LTI equity program.

	Prior LTI Equity Program	New LTI Equity Program

Structure	● Performance-based for all executives.

● Award values remain performance-based for all executives.

● Our current CEO does not receive any service-based awards. Differs from majority of our peer group, which grants some portion of service-based awards to their CEOs.

● Other NEO equity awards are earned based 80% on performance and 20% on continued service. Based on market analysis, this mix is more rigorous than the conventional standard.

● No awards are guaranteed, including service-based awards:

–   Committee considers individual performance over the applicable year when determining the value of service-based awards, so these awards have an individual performance component that determines their value.

Vesting	● Awards vest ratably over four years.

● Performance-based awards are earned over a three-year performance period. If earned, we then impose additional vesting that goes beyond the conventional market practice of vesting in full at end of performance period:

–   1/3 vests at end of performance period if the hurdle is met.

–   2/3 vests equally over an additional two years, with shares locked up for another year—totaling six years before full accessibility.

● Service-based awards vest ratably over four years.

Timing	● Backward-looking performance measurement period for awards granted based on trailing three years.	● Forward-looking performance measurement period for awards granted based on next three years.

Payout Scale

● Based on three-year Prologis Annualized TSR basis points vs. weighted index TSR.

● Target pay set at zero basis points of outperformance (at-index performance).(2)

● No cap on LTI equity awards if company’s absolute TSR was negative at end of performance period.

● Based on three-year annualized TSR percentile ranking vs. benchmark index TSR.

● Requires above-index performance (55th percentile) for target pay.

● Earned awards capped at target level if PLD’s absolute total stockholder return is negative at the end of the three-year performance period.

Benchmark Index	● Combination of the Cohen & Steers REIT Index (50%) and logistics REITs (50%), which was comprised of domestic logistics REITs (40%) and global logistics REITs (10%).

● 100% MSCI U.S. REIT Index.

● Our stockholders recommended using a REIT index for TSR-based equity awards. The MSCI U.S. REIT Index is a performance benchmark that represents about 99% of the U.S. REIT universe.

● Real estate remains the core of our business. It is important to our stockholders to evaluate our performance against the REIT industry.

(1)

The final tranche of awards to NEOs under our prior LTI equity award program was made in January 2024. We are required to reflect this final tranche of LTI equity awards in the Summary Compensation Table for 2024 even though the Committee considers these awards to be compensation for 2023, not 2024. No new awards were granted to our NEOs under POP in 2024. Refer to the “Narrative Discussion to the Summary Compensation Table for Fiscal Year 2024 and the Grants of Plan-Based Awards in Fiscal Year 2024 Table” for information regarding our prior LTI equity award program and POP.

(2)	For 2021-2023 performance period.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	51

COMPENSATION DISCUSSION AND ANALYSIS

HOW IT WORKS

Award Formula Under New LTI Equity Program

●

Forward-looking LTI equity awards are granted as performance stock units (“PSUs”) at the beginning of the performance period and settled in equity at the end of the period (subject to company TSR performance), with subsequent vesting and lock up periods.

●

Formulaic approach: Payouts for 2024 Forward-Looking LTI Equity Awards will be determined at the end of the 2024-2026 performance period using the linear payout scale set forth below (with linear interpolation between 85th and 35th percentiles).

LTI equity payout scale:

2024 LTI EQUITY AWARDS UNDER NEW PROGRAM

The first tranche of performance-based awards under our new LTI equity program were granted to NEOs in 2024 for 2024-2026 performance period. No service-based awards were granted to NEOs in 2024 by design. The first tranche of service-based awards was granted in 2025. The Committee’s benchmarking confirmed that target values for the 2024 Forward-Looking LTI Equity Awards and the values of service-based awards put target Core Compensation within a reasonable band around our peer group’s median.

	2024 Award Value
NEO	Grant date fair value of performance-based awards(1)	Value of service-based awards (granted in 2025)

Hamid Moghadam	$9,302,171	None

Timothy Arndt	$3,726,084	$971,360

Daniel Letter	$5,098,417	$1,329,120

Joseph Ghazal	$2,912,238	$759,200

Carter Andrus	$2,912,238	$759,200

Edward Nekritz	$2,632,995	$686,400

(1)	Value reduced from target for Mr. Moghadam due to the application of the $25M cap. Awards granted at target value for other NEOs.

Summary Compensation Table (“SCT”) transition period

●   Our new equity program shifts from a backward to forward-looking performance period, requiring us to report two tranches of LTI equity in the 2024 SCT.

●   The SCT for 2024 in this Proxy Statement includes both the last tranche of backward-looking awards made in January 2024 for the 2021-2023 performance period and the first tranche of forward-looking awards made in 2024 for the 2024-2026 performance period.

●   These are not duplicative awards because they relate to mutually exclusive performance periods, and the forward-looking awards have not yet been earned.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	52

COMPENSATION DISCUSSION AND ANALYSIS

2024 Outperformance Compensation: Prologis Promote Plan (PPP)

PPP drives Strategic Capital outperformance, a key competitive advantage: Our partners requested senior management be directly incentivized to generate strong returns in our vehicles, leading to the creation of PPP. See page 37 for details on how Strategic Capital is critical to our overall enterprise and ultimately rewards Prologis’ stockholders.

Reduced potential pool for PPP awards: While stockholders support PPP’s role in driving Strategic Capital outperformance, they raised concerns about award sizes in recent years. In response, the Committee reduced the PPP award pool from 40% to 25% of Promote incentive fees, starting with Promotes earned in 2024.

PPP attracts top talent: To compete with financial services and asset management firms, we need a compensation structure aligned with industry norms. PPP mirrors profit-sharing models, helping us recruit and retain top-tier talent with the skills needed to drive outperformance in our Strategic Capital vehicles.

PPP supports our executive succession strategy: By extending beyond executives, PPP helps retain and develop future leaders with the skills to deliver strong returns for our Strategic Capital investors and stockholders alike.

CEO’s PPP allocation reflects his leadership: As the architect of our Strategic Capital business, Mr. Moghadam played a pivotal role in its launch and growth. He built many of the key relationships that now underpin our vehicles. His allocation of PPP award pools recognizes these contributions while preserving a substantial share for non-executive employees essential to Strategic Capital’s success.

HOW IT WORKS

Promote structure: Promotes are earned by Prologis when a vehicle’s return exceeds the applicable hurdle, often requiring annualized return in excess of 7%-9%. If a hurdle is met, Prologis is paid a Promote, which is typically 10%-20% of returns above the hurdle. PPP awards are paid out of this Promote amount.

Strenuous hurdles: Promote hurdles are established in advance with our Strategic Capital investors, who provide third-party validation of the rigor of these hurdles. These partners have an interest in setting high thresholds to drive superior returns.

Performance periods: Performance periods are typically three years but can be shorter depending on the vehicle.
Cap: Aggregate PPP awards paid to any individual in any calendar year are capped at the person’s total Core Compensation amount paid in the two most recent years.
Stockholder alignment: All PPP awards granted to NEOs in 2024 were paid 100% in equity with four-year vesting.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	53

COMPENSATION DISCUSSION AND ANALYSIS

HOW IT WORKS

Strategic Capital structure: The connection between Promotes and PPP awards

●

A portion of Promotes is used to pay awards: PPP awards are a function of Promotes paid to Prologis. When certain vehicle rates of return exceed pre-set hurdles, Prologis earns a Promote. Part of that Promote is used to fund PPP awards.

●

Each PPP pool is reduced by Prologis’ ownership percentage: When calculating a PPP award pool, we reduce each PPP pool by the percentage Prologis owns in the applicable vehicle. Prologis has significant ownership interests in our vehicles, typically ranging from 15% to 55%. For example, if we own 30% of a given vehicle, we reduce the associated PPP pool by 30% before calculating PPP awards. After subtracting our percentage interest in this manner, 25% of the remaining pool is distributed as PPP awards.(1)

(1)	25% beginning with Promote fees earned in 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	54

COMPENSATION DISCUSSION AND ANALYSIS

PPP Awards Paid in 2024

CEO PPP awards were only 0.07% of the total value created for our stockholders when we achieved Promote hurdles.

When our Strategic Capital vehicles achieve Promote earning hurdles, the vast majority of the value created for the company directly benefits Prologis’ stockholders.

The Promotes that funded 2024 PPP awards required us to achieve rigorous performance hurdles.

●	Promotes earned by FIBRA Prologis (FIBRA) gave rise to PPP awards to NEOs in 2024.

●

FIBRA is a leading Mexican REIT and our primary Strategic Capital vehicle in Mexico. It is a publicly listed vehicle, with its equity listed on the Mexican Stock Exchange. As of year-end 2024, FIBRA’s portfolio comprised 509 facilities, totaling 87.1M square feet.

●	Annual performance periods: An annual performance hurdle was established in connection with FIBRA’s public listing and has applied since the vehicle’s IPO in June 2014.

●

FIBRA hurdles required significant value creation: To earn the FIBRA Promotes, we were required to generate substantial growth and value. FIBRA’s TSR had to be at least 9% since its IPO to achieve the minimum performance required by the hurdles. When the promote hurdle was measured in 2024, its TSR was 15.6% since its IPO, 660 bps more than the minimum required to achieve the hurdle. The FIBRA Promote has a high-water mark, meaning that the Promote only applies to new net gains above the highest value previously achieved by the vehicle.

(1)

The “total value created when we achieved Promote hurdles” is calculated by determining our ownership share of the growth in net asset value (adjusting for dividends) of the applicable vehicles during the incentive period, gross of any Promote accrual for the applicable vehicles, adding in management fees paid by such vehicles to Prologis during the same period. The “total value created when we achieved Promote hurdles” excludes equity transactions that, while impacting net asset value, did not create value for the vehicle, such as capital contributions, returns of capital, etc. It also excludes Prologis’ ownership share of management fees paid to Prologis by the vehicles. The Promotes relevant to this calculation were the Promotes related to the PPP awards paid in 2024. This graphic is for illustrative purposes and is not spatially proportionate.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	55

COMPENSATION DISCUSSION AND ANALYSIS

Strategic Capital Creates Long-Term Value; PPP Should Be Analyzed Over the Long Term

PPP awards are highly variable: They are paid when Strategic Capital outperformance generates Promotes for the company. Award timing and value fluctuate based on Promote calculation opportunities, vehicle size and performance period cadence.

Three-year averaging provides a clearer view: Averaging PPP awards over three years smooths variability, offering a more accurate picture of PPP’s scale and the long-term value Promotes deliver to stockholders.

PPP supports Strategic Capital growth: The chart below highlights Strategic Capital AUM growth, demonstrating PPP’s role in expanding our Strategic Capital business. This growth has been a key driver of our 12.6% annualized 10-year TSR, reinforcing PPP’s alignment with long-term stockholder value creation.

Promote earnings (and therefore PPP awards) were lower in 2024 because there were no major Promote earning opportunities.

●

Only two Promote calculation opportunities resulted in PPP awards to NEOs in 2024. Demonstrating the variability of Promotes, these opportunities offered Promotes that were significantly less than the Promotes available from prior calculation opportunities in recent years. Together, these opportunities generated total Promote revenue for the company of $57M. This resulted in a total aggregate PPP pool for 2024 of only $19M for all PPP participants.

●

For comparison, in 2023 there was a significant Promote calculation related to one of our largest Strategic Capital vehicles, USLF. This resulted in Promote revenue of $641M and larger PPP awards in 2023.

The company took action to reduce the size and variability of future PPP awards.

●	The reduction of PPP award pools from 40% to 25% of Promotes is expected to reduce the overall size of PPP awards going forward.

– This action reduced the total size of PPP awards in 2024. The award pool related to one of the Promotes that gave rise to 2024 PPP awards was set at 25% because that Promote was earned in 2024.(1)

●	We also restructured the scheduling of Promote calculation opportunities for three of our vehicles, including two of our largest overall vehicles.(2)

–  In the past, all investments in a vehicle followed the same Promote period, leading to simultaneous payouts.

–  Future investments will have their own separate Promote periods, reducing variability in Promotes and, in turn, PPP awards. Note that the full impact of this change will take years to fully materialize.

(1)	The other relevant Promote was earned in 2023, and its PPP pool was therefore set at 40%. Awards related to it were paid in the first quarter of 2024.
(2)	Prologis Targeted U.S. Logistics Fund (USLF), Prologis European Logistics Fund and Prologis China Core Logistics Fund.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	56

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Considerations

STRONG COMPENSATION GOVERNANCE

What we do	What we don’t do

  100% of CEO pay is at-risk and not guaranteed

  Robust stock ownership requirements:

●   CEO: $10M

●   Other NEOs: 3x salary

●   Other senior officers: 1x salary
(approximately 130 individuals)

●   Directors: 5x annual cash retainer

  Supplemental clawback policy for current and former executive officers that goes beyond minimum requirements of SEC and NYSE rules

  Double-trigger change-in-control provisions

  Annual compensation risk-related review

  Longer-than-market vesting requirements

  All long-term incentives are denominated and settled in equity

  No guaranteed salary/bonus increases

  No employment agreements for NEOs guaranteeing compensation

  No excise tax gross-ups

  No hedging or pledging of our common stock

  No repricing or buyouts of stock options without stockholder approval

  No excessive perquisites

NEO waivers of retirement eligibility benefits

Mr. Moghadam voluntarily waived any equity award vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Vesting of such awards will continue after he terminates employment as long as he continues in a substantial role with the company or its affiliates or if he performs approved community work after termination. Our other NEOs executed a similar waiver applicable to equity awards granted: after September 2018 for Mr. Nekritz, after April 2022 for Mr. Arndt, after January 2023 for Mr. Letter or after January 2024 for Messrs. Ghazal and Andrus.

Had the NEOs not waived such provisions, they would be entitled to certain benefits, such as the acceleration of vesting of their equity awards upon termination of employment after they meet the retirement-eligibility thresholds under our compensation plans.

Senior-level benefits

In addition to benefits provided to all other U.S. employees—such as our 401(k) plan, health care and welfare coverage, paid time off, life and accident insurance, and short and long-term disability programs—we offer our NEOs the following senior-level benefits:

●	Deferred compensation plans.

●

Retiree medical benefits: Upon retirement and having served as a member of the management executive committee (our CEO and certain direct reports) for five consecutive years, executives may continue health coverage under our plans at their own expense until age 65.

●	Personal use of corporate aircraft if the company is reimbursed.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	57

COMPENSATION DISCUSSION AND ANALYSIS

Risk mitigation

Annual risk assessments of our compensation program: The Committee monitors the risk profile with respect to compensation policies and practices. No material risks were found.

Quarterly reports to Board on company performance against business plan and strategic objectives: The Board provides oversight to ensure our compensation structure does not drive the company to take excessive operational risks.

Internal management controls: Controls and procedures ensure operations are completed in line with governance standards to ensure that excessive risks are not taken, including a series of checks and balances with respect to the commitment of capital.

Real estate risk management: Real estate risk management processes monitor key risks associated with our real estate assets, such as levels of occupancy, non-income-producing assets, leverage, foreign currency exposure and other factors.

Incentive Compensation Recovery Policy and other clawback policies: The recovery policy, which complies with applicable securities laws and NYSE listing standards that went into effect in 2023, is administered by our Compensation Committee; our other policies serve as supplemental mechanisms to claw back compensation in the event of a financial restatement or acts of wrongdoing by executive officers or other employees.

Stock ownership guidelines: These guidelines align management interests with stockholders.

Change-in-control benefits

Our NEOs’ benefits include competitive severance in connection with a change in control to serve the best interests of stockholders during a threatened or actual change in control by:

●	Providing for continuity of our management team’s services.

●	Increasing objectivity of our management team in analyzing a proposed change in control and advising the Board if such proposal is in the best interests of stockholders.

Such benefits apply on a double-trigger basis (change in control has occurred, and the NEO’s employment status is impacted) and consist of:

●	Cash severance payments that are a multiple of salary and/or cash bonus opportunity levels (generally, two times salary and bonus for NEOs).(1)

●	Accelerated vesting of unvested equity awards, available through change-in-control agreements or long-term equity incentive plans.

Stock ownership guidelines

All NEOs and directors are in compliance. The guidelines require stock ownership of at least $10M for our CEO or a multiple of annual base salary for other officers (three times base salary for other NEOs; one times base salary for senior vice presidents, managing directors and regional presidents). The guidelines require share ownership for our directors of five times the annual Board retainer.

Stock eligible under the guidelines includes common stock, vested, unvested (provided that any unvested equity awards counted must be full-value awards subject only to time-based vesting and must in no way be contingent upon the achievement of any performance requirement) and deferred equity awards (except stock options), associated dividend equivalents, earned LTIP Units and partnership units exchangeable into our common stock. The guidelines require retention of 50% of net shares received under our equity plans upon certain events until ownership thresholds are met.

(1)

In 2019, the Committee amended and restated our CEO’s change-in-control agreement to reflect our CEO’s salary decrease to $1, such that change-in-control benefits would continue to apply on a double-trigger basis and are intended to approximate the same benefits in the original agreement.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	58

COMPENSATION DISCUSSION AND ANALYSIS

Hedging and pledging policies
All hedging and pledging of common stock are prohibited:
Our insider trading policy prohibits all NEOs, employees and directors from hedging or pledging shares of our common stock. All our NEOs and directors are currently in compliance with this prohibition.
Incentive compensation clawback policies
Incentive Compensation Recovery Policy (“Recovery Policy”)
The Compensation Committee has adopted, and will continue to administer and enforce, the Recovery Policy in compliance with Section 10D of the Exchange Act, Rule
10D-1
promulgated under the Exchange Act, and the applicable NYSE listing standard.
The policy requires recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the date it is determined that an accounting restatement is required. As defined in the Recovery Policy, (a) “incentive-based compensation” is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure; (b) “financial reporting measures” are measures determined and presented in accordance with the accounting principles used in preparing the company’s financial statements, and measures derived wholly or in part from such measures, including stock price and TSR; and (c) “accounting restatement” means an accounting restatement of the company’s financial statements due to the company’s material noncompliance with any financial reporting requirement under the securities laws, including a restatement required to correct a material error in previously issued financial statements, or a correction of an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. A copy of the Recovery Policy has been filed as Exhibit 97.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Other clawback policies
In addition to the Recovery Policy, which controls to the extent there are any conflicting terms between the Recovery Policy and the policies described below, the company has implemented the following:
The Board has adopted a recoupment policy in the Governance Guidelines, which provides that in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the Board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the Board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the Board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the Board learns of any misconduct by certain officers that caused the restatement, the Board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the Board could include dismissal, legal action for breach of fiduciary duty or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the Board may take into account punishments imposed by third parties. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.
In addition, if the Compensation Committee determines that a present or former employee has used for profit or disclosed to unauthorized persons confidential information or trade secrets of ours or any of our affiliates, breached any contract with or violated any fiduciary obligation to us or any of our affiliates, or engaged in any conduct that the Compensation Committee determines is injurious to us or any of our affiliates, the Compensation Committee may cause that employee to forfeit his or her outstanding awards under the 2020 Long-Term Incentive Plan (“2020 LTIP”). In addition, in exercise of its powers and authorities under the 2020 LTIP, it is the Committee’s policy to determine that a participant is in good standing in the course of administering the 2020 LTIP. If a participant is not in good standing, the Committee (or its delegate) may cause the participant’s awards, whether vested or unvested, to be forfeited.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	59

COMPENSATION DISCUSSION AND ANALYSIS

Equity grant policy and program administration
Awards are administered by our human resources and stock plan administration departments. Grants are made generally in the first quarter of the year, after promotion, at the time of new hire or in accordance with PPP. Equity grant dates are not scheduled based on the timing of the release of material non-public
information.
Impact of accounting and tax treatment
To the extent reasonable and allowable, executive compensation will be deductible by the company for federal income tax purposes. However, the Committee may design compensation program components that are not deductible. In addition, in December 2020, the Internal Revenue Service released final regulations under 162(m), which may limit the future deductibility of certain executive compensation amounts. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute 100% of our net taxable income each year, and as a result do not pay U.S. federal income tax. As such, we do not expect the possible loss of executive compensation deductions to have a material impact on us. We intend that executive compensation comply with 409A of the Internal Revenue Code, which may impose additional taxes on our NEOs for Section 409A. In addition, we expense base salaries and annual bonuses awarded in the year they are earned. In accordance with ASC Topic 718, we expense the value of equity awards granted over the service period of such grants, which is generally the vesting period.
Talent and Compensation Committee Report
We, the members of the Talent and Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference of this Proxy Statement, the company’s Annual Report on
Form 10-K
for the year ended December 31, 2024.
Talent and Compensation Committee:
George L. Fotiades (Chair)
David P. O’Connor
Olivier Piani

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SUMMARY COMPENSATION TABLE

Summary Compensation Table for Fiscal Year 2024*

Name and Principal Position (a)	Year (b)	Salary(1)(2) ($) (c)	Bonus(1)(3)(4) ($) (d)	Stock Awards(5)(6)(7) ($) (e)	Non-Equity Incentive Plan Compensation(7) ($) (g)	All Other Compensation(8) ($) (i)	Total ($) (j)

Hamid Moghadam	2024	$1	$1,267,500	$23,571,776	—	$12,500	$24,851,777

Chief Executive Officer	2023	$1	$1,912,500	$48,967,096	—	$12,000	$50,891,597

	2022	$1	$1,822,500	$46,317,755	—	$12,500	$48,152,756

Timothy Arndt	2024	$648,077	$659,100	$8,994,484	—	$27,750	$10,329,411

Chief Financial Officer	2023	$691,732	$918,000	$9,041,068	—	$27,500	$10,678,300

	2022	$489,423	$636,500	$4,230,557	$1,755,311	$13,500	$7,125,291

Daniel Letter	2024	$696,154	$768,900	$10,807,295	—	$24,000	$12,296,349

President	2023	$687,693	$994,500	$11,070,243	—	$23,750	$12,776,186

	2022	—	—	—	—	—	$—

Edward Nekritz	2024	$650,000	$714,000	$6,545,135	—	$27,750	$7,936,885

Chief Legal Officer and	2023	$650,000	$1,077,400	$11,796,718	—	$27,500	$13,551,618

General Counsel	2022	$650,000	$1,026,700	$10,397,896	$2,920,607	$26,000	$15,021,203

Joseph Ghazal	2024	$596,154	$633,700	$4,662,442	—	$119,236	$6,011,532

Chief Investment Officer	2023	—	—	—	—	—	$—

	2022	—	—	—	—	—	$—

Carter Andrus	2024	$595,193	$633,700	$4,412,510	—	$24,000	$5,665,403

Chief Operating Officer	2023	—	—	—	—	—	$—

	2022	—	—	—	—	—	$—

*	Columns (f) and (h) have been omitted from this table because they are not applicable.

Notes to Summary Compensation Table:

(1)

No salary or bonus amounts were deferred under our nonqualified deferred compensation (“NQDC”) plans in any year for Mr. Moghadam, Mr. Letter, Mr. Nekritz, Mr. Ghazal, and Mr. Andrus. Mr. Arndt elected to defer 80% of his 2022 and 2023 salary and 90% of his 2024 salary under the 2012 NQDC Plan (see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2024 table below). Amounts deferred under the Prologis 401(k) Savings Plan (“401(k) Plan”) at the election of the NEO from salary and/or bonus payments are included in the amounts presented in columns (c) or (d) and are as follows:

●	Mr. Arndt and Mr. Nekritz: $30,500 in 2024, $30,000 in 2023 and $27,000 in 2022, Mr. Letter $23,000 in 2024 and $22,500 in 2023, Mr. Ghazal $30,500 in 2024 and Mr. Andrus $23,000 in 2024.

(2)

In 2023, the company liquidated paid time off (PTO) balances of most employees at the senior vice president level and above who had outstanding accrued PTO balances. Amounts paid to NEOs in respect of PTO balances liquidated by the company were as follows: Mr. Arndt: $94,616 in 2023, and Mr. Letter: $93,462 in 2023.

(3)	Bonuses earned for a fiscal year are paid in the subsequent fiscal year (e.g., the bonuses in column (d) earned for performance in 2024 were paid in the first quarter of 2025).

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SUMMARY COMPENSATION TABLE

(4)

Includes the value of equity awards received by NEOs who elected to participate in the company’s bonus exchange program. The value of equity awards received is equal to 100% of the cash bonus exchanged and, as no exchange premium applied, such awards were fully vested upon issuance on January 17, 2023, January 16, 2024, and January 20, 2025, respectively. (Beginning in 2018, we eliminated the bonus exchange premium for NEOs. In years prior to 2018, NEOs were eligible to receive a 25% premium on the portion of the bonus that was exchanged.) The amount in column (d) includes the actual bonus awarded to the NEO participating in the bonus exchange regardless of whether cash or stock awards were received.

Name	Year(i)	Annual Cash Bonus Award(ii)	Amount Exchanged(iii)	Exchanged Equity Value(iv)	# of Shares or Units(v)

Mr. Moghadam	2024	$1,267,500	$1,267,500	$1,267,500	11,577

	2023	$1,912,500	$1,912,500	$1,912,500	14,714

	2022	$1,822,500	$1,822,500	$1,822,500	15,009

Mr. Arndt	2024	$659,100	$659,100	$659,100	6,020

	2023	$918,000	$918,000	$918,000	7,063

	2022	$636,500	$636,500	$636,500	5,242

Mr. Letter	2024	$768,900	$768,900	$768,900	7,023

	2023	$994,500	$994,500	$994,500	7,651

	2022	—	—	—	—

Mr. Nekritz	2024	$714,000	$714,000	$714,000	6,521

	2023	$1,077,400	$1,077,400	$1,077,400	8,289

	2022	$1,026,700	$1,026,700	$1,026,700	8,455

Mr. Andrus	2024	$633,700	$633,700	$633,700	5,788

	2023	—	—	—	—

	2022	—	—	—	—

(i)	This is the year that the bonus is presented in the Summary Compensation Table. Bonuses for each year were awarded in the first quarter of the following year.

(ii)	Represents the bonus awarded to the NEO before the bonus exchange election.

(iii)

This column reflects the value of the bonus award that the NEO has elected to exchange. Mr. Moghadam, Mr. Arndt and Mr. Nekritz elected to exchange 100% of their bonuses for 2024, 2023 and 2022. Mr. Letter elected to exchange 100% of his bonus for 2024 and 2023 (the years reporting as an NEO). Mr. Ghazal received 100% of his bonus for 2024 in cash. Mr. Andrus elected to exchange 100% of his bonus for 2024 (the year reporting as an NEO). Accordingly, the NEOs exchanged the bonus amounts reflected in column (iii) for equity, and received the remainder of their bonus amounts, if any, in cash.

(iv)

Represents the total equity award granted to the NEO under the bonus exchange calculated based on the closing price of our common stock on the date the bonus is awarded. For all years presented, each NEO elected to receive the equity award in the form of LTIP Units, except for Mr. Ghazal who received his bonus in cash.

(v)	Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2024 table below.

(5)

For Mr. Moghadam, includes equity compensation contingent on performance paid in lieu of salary. The Compensation Committee determined that the maximum value ($999,999) of Mr. Moghadam’s equity compensation contingent on 2023 performance in lieu of 2023 salary would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. 2024 LTIP Units issued on January 16, 2024 (approved by the Compensation Committee on January 16, 2024), were 7,694 LTIP Units valued at $999,989, and this amount is included for 2024 in this column of the Summary Compensation Table. The value of Mr. Moghadam’s equity compensation contingent on 2022 performance in lieu of 2022 salary was $999,894 (granted in 2023 and reported for 2023 in the Summary Compensation Table). The value of Mr. Moghadam’s equity compensation contingent on 2021 performance in lieu of 2021 salary was $999,903 (granted in 2022 and reported for 2022 in the Summary Compensation Table).

(6)

Amounts represent the value of equity awards granted in each year including awards granted under our annual LTI equity award program (including both the new forward-looking annual LTI equity award program and the prior backward-looking annual LTI equity award program), awards granted under PPP, the allocation of the POP compensation pool to the NEO for the applicable performance period, if any, and awards granted to Mr. Moghadam contingent on performance in lieu of salary (as described in Note (5)).

Annual LTI Equity Incentive Awards Under New Forward-Looking Program Structure:

Under our annual LTI equity award program for forward-looking performance periods beginning in 2024, we generally grant equity awards in the first quarter for performance periods commencing in that year. For example, the annual awards in column (e) for 2024 were granted in January 2024 for the 2024-2026 performance period. The amount of each NEO’s annual award that is earned at the end of the applicable performance period, if any, is based on performance criteria and a portion of the award is thereafter subject to time vesting conditions. The values in column (e) of the Summary Compensation Table include the grant date fair value of the NEO’s Performance Stock Units (“PSU”). This value is included in the NEO’s compensation even though there is no assurance that the value of the allocation will ever be realized by the NEO.

2024 PSUs awarded on January 16, 2024 (approved by the Compensation Committee and granted on January 16, 2024), were:

●	Mr. Moghadam—72,054 PSUs valued at $9,302,171

●	Mr. Arndt—28,862 PSUs valued at $3,726,084

●	Mr. Letter—39,492 PSUs valued at $5,098,417

●	Mr. Nekritz—20,395 PSUs valued at $2,632,995

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SUMMARY COMPENSATION TABLE

●	Mr. Ghazal—22,558 PSUs valued at $2,912,238

●	Mr. Andrus—22,558 PSUs valued at $2,912,238

The grant date fair value of PSUs was determined using a Monte Carlo simulation and a weighted discount of 10% to the fair value of the awards to reflect the illiquidity imposed by post-vesting holding periods ($129.10). This is the value used for accounting purposes to expense the grant.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2024 table below. See “Compensation Discussion and Analysis” for additional detail on our new forward-looking LTI equity award program.

Annual LTI Equity Incentive Awards Under Prior Backward-Looking Program Structure:

Under our annual LTI equity award program for backward-looking performance periods ending between 2021 and 2024, we generally granted equity awards in the first quarter for the performance period ended in the previous year. For example, the annual awards in column (e) of the Summary Compensation Table for 2024 were granted in January 2024 but were based on a performance period that ended in 2023. The amount of each NEO’s annual award is based on performance criteria and the award is also subject to continued employment.

2024 LTIP Units and RSUs issued on January 16, 2024 (approved by the Compensation Committee on January 16, 2024), were:

●	Mr. Moghadam—95,214 LTIP Units valued at $12,374,964

●	Mr. Arndt—31,738 LTIP Units valued at $4,124,988

●	Mr. Letter—33,661 LTIP Units valued at $4,374,920

●	Mr. Nekritz—24,236 LTIP Units valued at $3,149,953

●	Mr. Ghazal—9,617 RSUs valued at $1,249,921

●	Mr. Andrus—7,694 LTIP Units valued at $999,989

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 16, 2024 ($129.97). This is the value used for accounting purposes to expense the grant.

2023 LTIP Units issued on January 17, 2023 (approved by the Compensation Committee on January 17, 2023), were:

●	Mr. Moghadam—101,918 LTIP Units valued at $12,374,884

●	Mr. Arndt—16,677 LTIP Units valued at $2,024,921

●	Mr. Letter—21,825 LTIP Units valued at $2,649,992

●	Mr. Nekritz—25,943 LTIP Units valued at $3,149,999

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 17, 2023 ($121.42). This is the value used for accounting purposes to expense the grant.

2022 LTIP Units issued on February 25, 2022 (approved by the Compensation Committee on January 18, 2022), were:

●	Mr. Moghadam—80,655 LTIP Units valued at $12,374,897

●	Mr. Arndt—4,073 LTIP Units valued at $624,920

●	Mr. Nekritz—20,530 LTIP Units valued at $3,149,918

The number of LTIP Units was determined using the closing price of our common stock on the award grant date of January 18, 2022 ($153.43). This is the value used for accounting purposes to expense the grant.

Information on how we value equity awards is included in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2024 table below. Our prior backward-looking annual LTI equity award program is discussed below in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2024” table.

POP:

The values in column (e) of the Summary Compensation Table include the NEO’s allocation of the estimated compensation pool value awarded under POP. This value is included in the NEO’s compensation even though there is no assurance that the value of the allocation will ever be realized by the NEO.

●

2023 (2023-2025 Performance Period): Values of the allocation as of the date of the allocation (January 1, 2023) were: Mr. Moghadam ($4,245,000), Mr. Arndt ($707,500), Mr. Letter ($990,500) and Mr. Nekritz ($1,132,000).

●	2022 (2022-2024 Performance Period): Values of the allocation as of the date of the allocation (January 3, 2022) were: Mr. Moghadam ($4,560,000), Mr. Arndt ($456,000) and Mr. Nekritz ($1,824,000).

POP and the exchange of the compensation pool allocation for POP LTIP Units are discussed below in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2024” table.

(7)

Awards in the form of cash and/or equity awards were granted to participating employees, including all of the NEOs, in February 2024, September 2024, May 2023, August 2023 and December 2022 under PPP. The value of the equity portion of the award is included in column (e) of the Summary Compensation Table based on the fair value on the grant date of the equity awards. The cash portion of the award is included in column (g). Because it is not possible to determine whether any incentive fees or promotes will be received in future years, only awards resulting from compensation pools that have funded are included in the compensation of the NEOs. All PPP awards paid in 2024, 2023 and 2022 vest over four years.

●

PPP awards paid in 2024: All NEO 2024 PPP awards were paid in the form of equity (in aggregate, Mr. Moghadam 6,883 LTIP Units or $894,652, Mr. Arndt 8,641 LTIP Units or $1,143,412, Mr. Letter 10,081 LTIP Units or $1,333,958, Mr. Nekritz 5,760 LTIP Units or $762,187, Mr. Ghazal 3,797 RSUs or $500,283, and Mr. Andrus 3,797 LTIP Units or $500,283). The LTIP Units and RSUs were valued at $133.42 and $129.98 per share, the closing price of our common stock on the grant date (February 21, 2024 and September 13, 2024, respectively).

●

PPP awards paid in 2023: All NEO 2023 PPP awards were paid in the form of equity (in aggregate, Mr. Moghadam 257,722 LTIP Units or $31,347,318, Mr. Arndt 51,867 LTIP Units or $6,308,647, Mr. Letter 61,085 LTIP Units or $7,429,751, and Mr. Nekritz 61,773 LTIP Units or $7,514,719). The LTIP Units were valued at $124.16 and $121.47 per share, the closing price of our common stock on the grant date (May 3, 2023 and August 18, 2023, respectively).

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SUMMARY COMPENSATION TABLE

●

PPP awards paid in 2022: All of Mr. Moghadam’s 2022 PPP awards were paid in the form of equity (in aggregate, 254,647 LTIP Units or $28,382,955). For each of the other NEOs, the 2022 PPP awards were paid in the form of cash (Mr. Arndt $1,755,311 and Mr. Nekritz $2,920,607) and equity (Mr. Arndt 28,258 LTIP Units or $3,149,637 and Mr. Nekritz 48,663 LTIP Units or $5,423,978). The LTIP Units were valued at $111.46 per share, the closing price of our common stock on the grant date (November 28, 2022).

Additional information on the allocations of PPP compensation pools and how they are valued is included in the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2024” table.

(8)	The amounts in column (i) represent the other compensation amounts paid to each of the NEOs in 2024, 2023 and 2022. These amounts include the following items:

(a)	Amounts matched under the Prologis 401(k) Savings Plan (“401(k) Plan”) as follows:

Mr. Arndt $15,250 in 2024, $15,000 in 2023 and $13,500 in 2022, Mr. Nekritz $15,250 in 2024, $15,000 in 2023 and $13,500 in 2022, Mr. Letter $11,500 in 2024 and $11,250 in 2023, Mr. Ghazal $15,250 in 2024 and Mr. Andrus $11,500 in 2024.

(b)	Charitable contributions matched by the company’s charitable foundation as follows:

Mr. Moghadam: $12,500 in 2024, $12,000 in 2023 and $12,500 in 2022, Mr. Arndt and Mr. Letter: $12,500 in 2024 and 2023, Mr. Nekritz: $12,500 in 2024, 2023 and 2022, and Mr. Andrus $12,500 in 2024.

Our charitable foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. The annual maximum amount of matching contributions in one year applicable to our NEOs is $12,500, not including amounts matched under special matching initiatives related to specific events, such as natural disasters. Matching contributions available in a particular year that are not used may be carried over to the subsequent year. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations during the calendar year to match qualifying contributions made by the NEOs during that year and can also include amounts carried over from previous years.

(c)	For Mr. Ghazal, the following amounts in connection with his company-requested relocation from France to the United States, which occurred in 2024:

a.

$38,090, representing one-time relocation expenses paid by the company, which included packing and shipping of household goods and related transport expenses. These amounts were provided pursuant to the company’s relocation program, which is designed to cover costs directly resulting from company-requested relocation;

b.	$33,845, representing a payment that the company provided to offset tax liability associated with the above moving expenses;

c.	$12,126, representing the amount paid by the company for a vehicle lease in France incurred prior to Mr. Ghazal’s relocation to the United States; and

d.

$19,925, representing the amount of certain tax penalties incurred due to an administrative tax withholding error by the company in connection with Mr. Ghazal’s relocation, which the company reimbursed to Mr. Ghazal.

No perquisite amounts are reported in any year for any of the other NEOs as the aggregate amount of the incremental costs of any perquisites for such individual NEO does not exceed $10,000 in any year. In 2024, 2023 and 2022, corporate aircraft were used for non-business purposes by Mr. Moghadam. The incremental costs to the company for Mr. Moghadam were de minimis and reimbursed by him. These amounts are not included for Mr. Moghadam in 2022, 2023 or 2024 because the total of perquisites did not exceed $10,000. In 2024 and 2023, a leased corporate aircraft was used for non-business purposes by Mr. Letter. The incremental costs to the company for Mr. Letter were de minimis and reimbursed by him. These amounts are not included for Mr. Letter in 2023 and 2024 because the total perquisites did not exceed $10,000.

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GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards in Fiscal Year 2024*

	Estimated Future Payouts Under Equity Incentive Plan Awards

Name (a)	Grant Date (b)		Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)

Annual and PPP Grants:

Hamid Moghadam	01/16/24	(1)	$4,651,086	$9,302,171	$18,604,342	72,054	$ 9,302,171

	01/16/24	(2)		—	—	95,214	$12,374,964

	01/16/24	(3)		—	—	7,694	$ 999,989

	09/13/24	(4)		—	—	6,883	$ 894,652

Timothy Arndt	01/16/24	(1)	$1,863,042	$3,726,084	$ 7,452,168	28,862	$ 3,726,084

	01/16/24	(2)		—	—	31,738	$ 4,124,988

	02/21/24	(4)		—	—	5,888	$ 785,577

	09/13/24	(4)		—	—	2,753	$ 357,835

Daniel Letter	01/16/24	(1)	$2,549,209	$5,098,417	$10,196,834	39,492	$ 5,098,417

	01/16/24	(2)		—	—	33,661	$ 4,374,920

	02/21/24	(4)		—	—	6,869	$ 916,462

	09/13/24	(4)		—	—	3,212	$ 417,496

Edward Nekritz	01/16/24	(1)	$1,316,498	$2,632,995	$ 5,265,990	20,395	$ 2,632,995

	01/16/24	(2)		—	—	24,236	$ 3,149,953

	02/21/24	(4)		—	—	3,925	$ 523,674

	09/13/24	(4)		—	—	1,835	$ 238,513

Joseph Ghazal	01/16/24	(1)	$1,456,119	$2,912,238	$ 5,824,476	22,558	$ 2,912,238

	01/16/24	(2)		—	—	9,617	$ 1,249,921

	02/21/24	(4)		—	—	1,962	$ 261,770

	09/13/24	(4)		—	—	1,835	$ 238,513

Carter Andrus	01/16/24	(1)	$1,456,119	$2,912,238	$ 5,824,476	22,558	$ 2,912,238

	01/16/24	(2)		—	—	7,694	$ 999,989

	02/21/24	(4)		—	—	1,962	$ 261,770

	09/13/24	(4)		—	—	1,835	$ 238,513

*

Columns (c) through (e), (j) and (k) have been omitted from this table because they are not applicable. Does not include bonus exchanged for equity (valued at 100% of the bonus) paid in 2025 for the 2024 performance year or paid in 2024 for the 2023 performance year. See footnote 3 to the Summary Compensation Tables for fiscal years 2024 and 2025.

(1)

Represents the annual long-term incentive equity awards for the 2024-2026 performance period that were granted in 2024. These awards were approved by the Compensation Committee on January 16, 2024, and were granted in the form of PSUs. The value in column (l) represents the award in column (i) valued at $129.10 per share, which was the grant date fair value determined using a Monte Carlo simulation and a weighted discount of 10% to the fair value of the awards to reflect the illiquidity imposed by post-vesting holding periods. This value is used for accounting purposes to expense the grant. We used the grant date fair value of the award as an estimate of target value because payments under the award ultimately will be based on company performance relative to the MSCI REIT Index over the performance period. The amount in column (g) represents the target amount of this award. The amount in column (f) represents the threshold value of this award (50% of target). The amount in column (h) represents the maximum value of this award (200% of target). See “Compensation Discussion and Analysis” for additional detail.

(2)

Represents the annual long-term equity incentive awards for the performance year ended in 2023 that were granted in 2024. These awards were approved by the Compensation Committee on January 16, 2024, at which time the NEO elected to receive the award in the form of LTIP Units, except for Mr. Ghazal who elected RSUs. The LTIP Units and RSUs were issued on January 16, 2024, and vest ratably over a four-year period. The value in column (l) represents the award in column (i) valued at $129.97 per share, which was the closing price of our common stock on January 16, 2024. This value is used for accounting purposes to expense the grant. See the narrative that follows the “Grants of Plan-Based Awards in Fiscal Year 2024” table.

(3)

Represents equity compensation contingent on 2023 performance in lieu of 2023 salary and granted in 2024. The Compensation Committee determined that the maximum value of this award ($999,999) would be paid as company performance was greater than target using our corporate score assessed against our annual bonus plan metrics. The LTIP Units were issued on January 16, 2024, and vest ratably over a four-year period. The value in column (l) represents the award in column

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GRANTS OF PLAN-BASED AWARDS

(i) valued at $129.97 per share, which was the closing price of our common stock on January 16, 2024, the date the Compensation Committee approved the award. This value is used for accounting purposes to expense the grant.

(4)

The NEO was awarded a compensation opportunity through participation in PPP. PPP compensation pools were determined in February 2024 and September 2024 after incentive fees, or promotes, were earned by one of our co-investment ventures. As a result, the NEOs each earned PPP awards related to these promotes. The entire award was paid in the form of equity to all NEOs. The LTIP Units and RSUs were issued in February 2024 and September 2024 and vest ratably over a four-year period. The values of the LTIP Units and RSU awards granted are included in column (l) of this table based on the fair value of $133.42 and $129.98 per share which was the closing price of our common stock on February 21, 2024 and September 13, 2024, respectively (the date the Compensation Committee granted the awards). This value is used for accounting purposes to expense the grant. See “Compensation Discussion and Analysis.”

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2024 and the Grants of Plan-Based Awards in Fiscal Year 2024 Table

Equity compensation plans

At our annual meeting on April 29, 2020, our stockholders approved and adopted the Prologis, Inc. 2020 Long-Term Incentive Plan (the “2020 LTIP”). The 2020 LTIP enables our executive officers, employees, directors and consultants to participate in the ownership of the company and allows us to attract and retain our executive officers, other employees and directors, as well as provide incentives to such persons to maximize our company performance.

In addition, we have other equity compensation plans under which equity awards were outstanding as of December 31, 2024:

●

the Amended and Restated 2002 Stock Option and Incentive Plan and the Third Amended and Restated 1997 Stock Option and Incentive Plan, collectively, the “AMB Plans,” which were both approved by our stockholders;

●	the Prologis 2012 Long-Term Incentive Plan (the “2012 LTIP”), which was approved by our stockholders; and

●

the ProLogis 2006 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees and the ProLogis 1997 Long-Term Incentive Plan, collectively, the “Trust Plans,” which were assumed by us under the Merger agreement with all outstanding awards converted based on the Merger exchange ratio. The Trust Plans were approved by shareholders of the Trust.

Since its adoption, all equity awards are granted from the 2020 LTIP (or its successor plan) and we will no longer grant any awards from the 2012 LTIP, the AMB Plans or the Trust Plans. The available shares of common stock reserved for issuance under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, were added to the share reserve of the 2020 LTIP. All outstanding awards under the 2012 LTIP, AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. At December 31, 2024, we had 31.9 million shares reserved or available for issuance under our plans, including 7.6 million shares of common stock to be issued upon vesting of awards previously granted and 15.9 million shares of common stock remaining available for future issuance under our plans.

The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan’s approval. The 2020 LTIP does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee directors, in the 2020 LTIP may receive stock options, stock appreciation rights and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the 2020 LTIP; however, we have not granted incentive stock options under the 2020 LTIP in the past and currently do not intend to grant stock options of any kind.

For further detail, please see “Equity Compensation Plans” below.

Equity award terms

We currently intend to grant LTIP Units, restricted stock units (“RSUs”) and performance stock units (“PSUs”) for annual LTI equity and/or PPP awards. Restricted stock awards were last granted in 2012, and stock options were last granted in 2011. In addition, we provided certain executives with opportunities to earn awards under POP. Beginning in 2014, we offered certain executives the option to elect to receive LTIP Units in lieu of RSUs that may be granted to them under our compensation program. The general terms of our equity awards outstanding at December 31, 2024, are as follows:

PSUs

Please see “Compensation Discussion and Analysis” for a discussion of the general structure of PSUs granted under the 2020 LTIP pursuant to our new forward-looking LTI equity award program and how such program fits into our overall compensation program. PSUs will have no economic value to the participants until and unless the performance criteria are achieved at the end of a performance period and other conditions are met. Once the Compensation Committee determines whether the performance criteria have been met, PSUs will be settled in equity as described in “Compensation Discussion and Analysis.”

The 2024-2026 performance period began on January 1, 2024, and will end on December 31, 2026, and included 10 participants at its start. The grant date fair value of the PSUs on January 16, 2024, the date PSUs were awarded, was $31.5 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 27%; (ii) expected volatility of the peer group of 30.5%; and (iii) a weighted discount of 10% to the fair value of the awards to reflect the illiquidity imposed by post-vesting holding periods. As of December 31, 2024, no PSUs have vested for the 2024-2026 performance period.

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

RSUs

Each RSU is convertible into one share of common stock upon vesting. RSUs granted since the 2018 annual grant cycle vest ratably over a period of four years, such that 25% of the award vests each year of the four-year period. In 2024, we granted RSUs for annual LTI equity awards and PPP awards with four-year vesting periods. RSUs granted in accordance with the 2018 POP amendment have a seven-year cliff vesting period (i.e., the entire award vests on a specified future date) after the end of the initial three-year performance period. RSUs have no voting rights. Certain awards, such as special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms. Equity received by the NEOs in exchange for their bonus are fully vested upon issuance. Generally, RSUs earn dividend equivalents (either cash or equity) over the vesting period under the same payment terms as dividends paid on our common stock. RSUs are valued based on the closing price of our common stock on the grant date.

LTIP Units

Certain participants in the 2020 LTIP, including NEOs, can elect to receive LTIP Units instead of RSUs. LTIP Units are profits interests in Prologis, L.P., our operating partnership. LTIP Units have similar terms to RSUs with respect to vesting provisions, voting rights and dividends. LTIP Units are different from POP LTIP Units granted under POP (as discussed below). LTIP Units are structured with the intent that the units will generally be economically equivalent to the RSUs that would be issued for the applicable awards and generally have the same vesting terms as the RSUs that are granted. Under certain conditions, an LTIP Unit is convertible into a common unit and then redeemable for one share of our common stock, or at our option, cash. Among other conditions, LTIP Units cannot be converted until they are vested and a holding period of two years from the date of issuance is complete. Like RSUs, LTIP Units earn cash distributions equal to the dividend paid on our common stock. After vesting and other conditions are met, LTIP Units remain outstanding until such time as the holder of the LTIP Units elects to convert.

For any equity awards granted starting in 2017, including issuances of LTIP Units, Mr. Moghadam has waived any vesting benefits related to meeting retirement-eligibility thresholds under our incentive plan. Our other NEOs executed a similar waiver applicable to equity awards granted after September 2018 in the case of Mr. Nekritz, after April 2022 in the case of Mr. Arndt, after January 2023 in the case of Mr. Letter and after January 2024 in the case of Messrs. Ghazal and Andrus. Vesting of such awards will continue after the NEOs terminate employment as long as the NEO performs approved community work or services for the company. A 2023 amendment prescribed administrative procedures and vesting conditions of forfeiture, but did not impact the NEOs’ waiver of their retirement-eligibility benefits.

Prior Backward-Looking Annual LTI Equity Award Program

The final tranche of awards to our NEOs under our prior backward-looking annual LTI equity award program (the “Prior LTI Program”) were granted in 2024 for the 2021-2023 performance period.

Under our Prior LTI Program, NEOs were granted awards at the conclusion of a three-year backward-looking performance period based on the Company’s three-year annualized TSR performance versus the three-year annualized TSR of a weighted benchmark index. The benchmark index was composed 50% of the Cohen & Steers REIT Index and 50% of other logistics REITs, of which 40% was composed of U.S. domestic logistics REITs (East Group Properties, First Industrial and Duke Realty Corporation) and 10% was composed of global logistics REITs (Goodman Group and Segro PLC). The Company acquired Duke Realty Corporation in 2022. Duke Realty Corporation was included for performance calculations through May 9, 2022, the trading day prior to the date on which the Company made public its desire to acquire Duke Realty Corporation.

Our Prior LTI Program used a formulaic payout scale to determine the value of awards. For the 2021-2023 performance period, awards were to be paid at target (100%) value if the Company’s annualized three-year TSR equaled the annualized three-year TSR of the benchmark index. Awards were to be paid at 110% of target value if the Company’s TSR outperformed the benchmark index by 100 basis points, 120% of target if by 200 basis points of outperformance, and so on (with linear interpolation between levels) up to a maximum of 150% of target for outperformance by 500 basis points or more. Awards were to be paid at 90% of target value if the Company’s TSR underperformed the benchmark index by 100 basis points, 80% of target if by 200 basis points of underperformance, and so on (with linear interpolation between levels) up to 500 basis points of underperformance, at which point the value of awards was to be up to 50% of target value as determined by the Compensation Committee.

Awards under our Prior LTI Program vest ratably over a four-year period commencing at the time of the grant.

For the 2021-2023 performance period, the Company’s three-year annualized TSR of 12.9% exceeded the three-year annualized TSR of the benchmark index of 7.41% by 549 basis points, resulting in awards paid to NEOs at 150% of target value.

In addition, based on competitive analysis, the Compensation Committee determined that the 2023 Core Compensation targets of Mr. Letter and Mr. Arndt were materially below the 25th percentile of the compensation of analogous executives at the companies in our Peer Group.

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

Accordingly, to bring Mr. Letter’s and Mr. Arndt’s Core Compensation for performance year 2023 closer to a reasonable band around the median of Peer Group pay to analogous executives, the Compensation Committee determined that it was appropriate to award additional grants to Messrs. Letter and Arndt in 2024 under the Prior LTI Program to supplement the awards paid at 150% of target award value (Mr. Letter: $1,500,000 and Mr. Arndt: $1,000,000).

See “Compensation Discussion and Analysis” for additional detail on our new forward-looking LTI equity award program, which replaced our Prior LTI Program.

Prologis Outperformance Plan (POP)

Under POP, NEOs were allocated a percentage of a potential compensation pool for each performance period (the “POP Allocations”). We made POP Allocations to the NEOs in 2023 for the 2023-2025 performance period and in 2022 for the 2022-2024 performance period. Starting with the 2024-2026 performance period, the Compensation Committee will not grant our NEOs any new POP awards, but will settle POP awards that are already outstanding for prior performance periods, if such awards are earned.

The POP Allocations are valued using a Monte Carlo simulation as of the grant date. POP Allocations were structured with the intent that the allocations have no economic value to the participants unless and until performance criteria are met and an award is paid for the applicable performance period.

●

For the 2022–2024 performance period, the Compensation Committee made POP Allocations to the NEOs such that (had this award pool funded) 15% of the compensation pool would have been paid to Mr. Moghadam, 6% of the compensation pool would have been paid to Mr. Nekritz, approximately 2.2% of the compensation pool would have been paid to Mr. Letter, approximately 1.5% of the compensation pool would have been paid to Mr. Arndt and approximately 1.2% of the compensation pool would have been paid to each of Mr. Ghazal and Mr. Andrus. POP awards did not fund for the 2022-2024 performance period because the applicable POP Performance Hurdle was not met.

●

For the 2023-2025 performance period, the Compensation Committee made POP Allocations to the NEOs such that 15% of the compensation pool will be paid to Mr. Moghadam, 4% of the compensation pool will be paid to Mr. Nekritz, approximately 3.5% of the compensation pool will be paid to Mr. Letter, approximately 2.5% of the compensation pool will be paid to Mr. Arndt and approximately 1.5% of the compensation pool will be paid to each of Mr. Ghazal and Mr. Andrus, if such awards are earned.

In allocating the percentage of the compensation pools to the NEOs, the Compensation Committee took into consideration external market data concerning the typical ratio of CEO compensation to that of other NEOs and employees. The Compensation Committee generally allocated a smaller portion of the total compensation pool to the NEOs relative to the other participants than is typical in the outperformance plans of other companies the committee reviewed at the inception of the plan.

Earned POP awards can be paid in either cash or equity. The Compensation Committee has determined that the awards will be paid, if at all, in equity.

POP was designed to align the interests of the Company’s executives with the Company’s stockholders in a pay for performance structure and to reward outperformance relative to the REIT industry. POP utilizes a formulaic performance hurdle. Under POP, for each three-year performance period, all eligible participants share in a performance pool equal to three percent of the amount, if any, that the Company’s compound annualized TSR over the applicable three-year performance period exceeds the return that would have been generated if the Company’s compound, annualized total shareholder return was equal to (x) the compound, annualized percentage return for the MSCI US REIT Index (assuming dividends reinvested on a daily basis) plus (y) 100 basis points (the “POP Performance Hurdle”). If the Company’s total return does not exceed the POP Performance Hurdle, awards under POP will have no value. The value of each POP pool is capped: in no event will the total performance pool for each three-year performance period exceed $100 million.

Earned POP awards (if earned) will pay out to eligible participants after the end of the applicable performance period, provided that earned POP awards cannot be paid unless and until the Company’s absolute three-year TSR becomes positive. If a POP pool funds because our relative three-year TSR exceeds the Performance Hurdle but our absolute three-year TSR is negative, then the awards will not be paid unless and until our three-year TSR becomes positive. Any earned POP award will expire seven years after the end of the performance period if absolute TSR does not become positive within that period.

If the POP Performance Hurdle is met and earned POP awards pay out, 20% of the award vests and is subject to a three-year holding period. The remaining 80% of the award is subject to additional seven-year cliff vesting.

POP LTIP Units. Certain members of the executive management team, including the NEOs, elected to exchange their POP Allocations for special LTIP Units (the “POP LTIP Units”) as defined under the operating partnership agreement of Prologis, L.P., as amended and/or restated from time to time.

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

The POP LTIP Units are structured with the intent that the units will be comparable economically to the RSUs that would be issued for the applicable awards under POP. A participant electing to receive the POP LTIP Units will receive the same percentage of the pool as if the participant had not participated in the exchange. Like other forms of awards under the plan, the POP LTIP Units will have no economic value to the participants until and unless the performance criteria are achieved at the end of a performance period and other conditions are met. Once the Compensation Committee determines whether the performance criteria have been met, the POP LTIP Units will be forfeited to the extent not earned based on the terms of POP. To the extent an award is earned, an NEO will retain the number of POP LTIP Units equal in economic value to the percentage of the performance pool originally allocated to the NEO at the beginning of the applicable performance period. Any POP LTIP Units in excess of such amount will be forfeited. Additional LTIP Units will be issued to true up the original number of POP LTIP units issued for the performance period to the extent such original issuance was insufficient to cover the value of the earned award.

Upon the satisfaction of certain conditions, including achievement of the relevant performance criteria, each POP LTIP Unit may be convertible into a common unit of the operating partnership and then redeemable for one share of our common stock, or cash at our option.

As has become standard tax structuring for profits interests that only vest if performance hurdles are met, the POP LTIP Units are entitled to distributions during the performance period equal to 10% of our common stock dividend. However, contrary to most performance-based programs at other REITs, we are requiring participants to make a significant, non-refundable capital contribution for the POP LTIP Units they receive. This feature is intended to make POP LTIP Units comparable economically to POP Allocations to applicable participants. This structure is designed so that participants receive no additional compensation as a result of the exchange of POP Allocations into POP LTIP Units. This creates downside risk for participants if the performance hurdles are not achieved causing the forfeiture of the capital invested in their POP LTIP Units.

As such, the issuance of POP LTIP Units in exchange for POP Allocations does not affect the compensation amounts for the NEOs in the Summary Compensation Table or in the Grants of Plan-Based Awards Table. The exchange of the POP LTIP Units for POP Allocations does not result in incremental fair value for accounting purposes and does not change the total compensation of the NEOs. As a result, the issuance of the POP LTIP Units in exchange for POP Allocations does not change the presentation of the value of the POP Allocations in the Summary Compensation Table or in the Grants of Plan-Based Awards Table.

The POP compensation pool only funds if and to the extent our three-year, compound annualized TSR exceeds the three-year compound annualized TSR of the MSCI REIT Index by 100 basis points.

●

2022-2024 performance period: This performance period began on January 1, 2022, and ended on December 31, 2024, and included 138 participants at its start. The value of the potential compensation pool on January 3, 2022, the date POP Allocations were awarded, was $30.4 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 31%; (ii) expected volatility of the MSCI REIT Index of 29%; and (iii) correlation between our common stock and the MSCI REIT Index of 82%. The potential compensation pool was capped at $100.0 million. The performance criteria was not met for the performance period ended 2024.

●

2023-2025 performance period: This performance period began on January 1, 2023, and will end on December 31, 2025, and included 136 participants at its start. The value of the potential compensation pool on January 1, 2023, the date POP Allocations were awarded, was $28.3 million, determined using a Monte Carlo simulation. Variables used in the simulation under a risk-neutral premise include: (i) expected volatility of our common stock of 35%; (ii) expected volatility of the MSCI REIT Index of 31%; and (iii) correlation between our common stock and the MSCI REIT Index of 84%. The potential compensation pool was capped at $100.0 million. As of December 31, 2024, the projected value of this compensation pool was zero.

PPP Allocations

Please see “Compensation Discussion and Analysis” for further details, including a discussion of the general structure of PPP and how it fits into our overall compensation program.

With respect to PPP awards paid in 2024, at the end of the applicable Promote performance period the Compensation Committee assessed each NEO’s performance and contributions to the applicable Strategic Capital venture over the performance period to determine the value of their respective PPP awards (the “PPP Allocations”). PPP Allocations are awarded to NEOs in cash and/or equity at the discretion of the Compensation Committee. The equity portion of earned awards is paid in RSUs or LTIP Units with a four-year vesting period. For accounting purposes, the cash awards, if any, will be expensed when earned and paid to participants and the equity awards are expensed over the vesting period.

For each applicable venture in the corresponding year, the Compensation Committee made PPP Allocations to NEOs of the following approximate portions of the applicable compensation pools (in some cases, the actual amount paid to NEOs was less than the PPP Allocation due to the cap on PPP awards). Percentages are rounded:

●	2022: Mr. Moghadam 15%; Mr. Arndt 3%; and Mr. Nekritz 4%.

●	2023: Mr. Moghadam 15%; Mr. Arndt 3%; Mr. Letter 3.5%; and Mr. Nekritz 4%.

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DISCUSSION OF SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS

●

2024: Mr. Moghadam 15% (of the PPP pool from which Mr. Moghadam received a PPP award. Mr. Moghadam did not receive a PPP award from the other applicable pool in 2024 due to the application of the $25 million cap on his total compensation); Mr. Arndt 6%; Mr. Letter 7%; Mr. Nekritz 4%; Mr. Ghazal 2% or 4%, depending on the pool; and Mr. Andrus 2% or 4%, depending on the pool.

PPP compensation pools were funded in 2024, 2023 and 2022. The value of a PPP award earned by a NEO is reported as compensation in the year the award is paid to the NEO on the date of determination by the Compensation Committee.

The cash awards earned by the NEOs in 2024, 2023 and 2022 under PPP (if any) are included as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal Year 2024 for the respective year. The equity awards are included as “Stock Awards” in the Summary Compensation Table for Fiscal Year 2024 for the respective year.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	71

OUTSTANDING EQUITY AWARDS

Outstanding Equity Awards at Fiscal Year-End

(DECEMBER 31, 2024)*

	$			$		$			$
	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)			Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Hamid Moghadam		31,285	(5)		$3,306,824

		1,934	(6)		$204,424

		5,471	(8)		$578,285

		43,585	(11)		$4,606,934

		127,323	(13)		$13,458,041

		82,614	(14)		$8,732,300

		11,661	(15)		$1,232,568

		181,629	(16)		$19,198,185

		102,908	(17)		$10,877,376

		6,883	(19)		$727,533

		188,377	(20)		$19,911,449

		164,710	(21)		$17,409,847

		120,408	(22)		$12,727,126

		71,275	(23)		$7,533,767

		106,449	(24)		$11,251,659

		90,021	(25)		$9,515,220

							135,734	(26)		—(26)

							72,054	(27)		$2,833,884(27)

Timothy Arndt		391	(4)		$41,329

		713	(5)		$75,364

		202	(8)		$21,351

		2,036	(11)		$215,205

		14,128	(13)		$1,493,329

		12,507	(14)		$1,321,990

		2,331	(15)		$246,387

		36,568	(16)		$3,865,238

		31,738	(17)		$3,354,707

		5,888	(18)		$622,362

		2,753	(19)		$290,992

		7,651	(22)		$808,711

		4,263	(23)		$450,599

		6,683	(24)		$706,393

		7,389	(25)		$781,017

							22,622	(26)		—(26)

							28,862	(27)		$1,135,142(27)

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	72

OUTSTANDING EQUITY AWARDS

	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Daniel Letter	2,339	(5)	$247,232

	312	(8)	$32,978

	1,244	(9)	$131,491

	4,920	(11)	$520,044

	12,402	(13)	$1,310,891

	16,368	(14)	$1,730,098

	2,720	(15)	$287,504

	43,093	(16)	$4,554,930

	33,661	(17)	$3,557,968

	6,869	(18)	$726,053

	3,212	(19)	$339,508

	9,181	(22)	$970,432

	5,768	(23)	$609,678

	11,794	(24)	$1,246,626

	12,316	(25)	$1,301,801

				31,671	(26)	—(26)

				39,492	(27)	$1,553,220(27)

Edward Nekritz	7,368	(5)	$778,797

	502	(6)	$53,061

	1,421	(8)	$150,200

	10,264	(11)	$1,084,905

	24,331	(13)	$2,571,787

	19,457	(14)	$2,056,605

	3,109	(15)	$328,621

	43,220	(16)	$4,568,354

	24,236	(17)	$2,561,745

	3,925	(18)	$414,873

	1,835	(19)	$193,960

	75,350	(20)	$7,964,495

	65,881	(21)	$6,963,622

	48,163	(22)	$5,090,829

	28,509	(23)	$3,013,401

	42,579	(24)	$4,500,600

	36,008	(25)	$3,806,046

				36,195	(26)	—(26)

				20,395	(27)	$802,135(27)

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	73

OUTSTANDING EQUITY AWARDS

	Stock Awards(1)

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Joseph Ghazal	168	(2)	$17,758

	956	(3)	$101,049

	390	(7)	$41,223

	1,277	(10)	$134,979

	6,497	(12)	$686,733

	6,687	(14)	$706,816

	756	(15)	$79,909

	14,676	(16)	$1,551,253

	9,617	(17)	$1,016,517

	1,962	(18)	$207,383

	1,835	(19)	$193,960

	9,181	(22)	$970,432

	5,016	(23)	$530,191

	8,256	(24)	$872,659

	7,389	(25)	$781,017

				13,225	(26)	—(26)

				22,558	(27)	$887,206(27)

Carter Andrus	970	(5)	$102,529

	156	(8)	$16,489

	824	(9)	$87,097

	2,280	(11)	$240,996

	7,172	(13)	$758,080

	6,176	(14)	$652,803

	756	(15)	$79,909

	13,311	(16)	$1,406,973

	14,811	(17)	$1,565,523

	1,962	(18)	$207,383

	1,835	(19)	$193,960

	7,651	(22)	$808,711

	4,764	(23)	$503,555

	8,256	(24)	$872,659

	6,773	(25)	$715,906

				13,573	(26)	—(26)

				22,558	(27)	$887,206(27)

*	Columns (b), (c), (d), (e) and (f) have been omitted from this table because they are not applicable.

(1)	Dollar amounts are based on the closing price of our common stock on December 31, 2024, which was $105.70 per share.

(2)	RSUs: vested on January 18, 2025.

(3)	RSUs: vested on February 2, 2025.

(4)	LTIP Units: vested on February 25, 2025.

(5)	LTIP Units: vested on March 3, 2025.

(6)	LTIP Units: vested on March 18, 2025.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	74

OUTSTANDING EQUITY AWARDS

(7)	RSUs: will vest on December 15, 2025.

(8)	LTIP Units: will vest on December 29, 2025.

(9)	LTIP Units: vested on January 17, 2025 (50%), and will vest on January 17, 2026.

(10)	RSUs: vested on January 18, 2025 (50%), and will vest on January 18, 2026.

(11)	LTIP Units: vested on February 25, 2025 (50%), and will vest on February 25, 2026.

(12)	RSUs: will vest in equal amounts on each November 28, 2025 and 2026.

(13)	LTIP Units: will vest in equal amounts on each December 16, 2025 and 2026.

(14)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): vested on January 17, 2025 (33%), and remainder will vest in equal amounts on each January 17, 2026 and 2027.

(15)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): will vest in equal amounts on each May 3, 2025, 2026 and 2027.

(16)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): will vest in equal amounts on each August 18, 2025, 2026 and 2027.

(17)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): vested on January 16, 2025 (25%), and remainder will vest in equal amounts on each January 16, 2026, 2027 and 2028.

(18)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): vested on February 21, 2025 (25%), and remainder will vest in equal amounts on each February 21, 2026, 2027 and 2028.

(19)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): will vest in equal amounts on each September 13, 2025, 2026, 2027 and 2028.

(20)	LTIP Units: units issued for the 2016-2018 POP Performance Period will vest on January 1, 2026.

(21)	LTIP Units: units issued for the 2017-2019 POP Performance Period will vest on January 1, 2027.

(22)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): units issued for the 2018-2020 POP Performance Period will vest on January 1, 2028.

(23)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): units issued for the 2019-2021 POP Performance Period will vest on January 1, 2029.

(24)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): units issued for the 2020-2022 POP Performance Period will vest on January 1, 2030.

(25)	RSUs (Mr. Ghazal) and LTIP Units (all other NEOs): units issued for the 2021-2023 POP Performance Period will vest on January 1, 2031.

(26)

For the 2023-2025 Performance Period, column (i) represents the number of POP LTIP Units issued to the NEO in exchange for the POP Allocation to the NEO under POP approved on January 1, 2023. No value is presented in column (j) because awards under POP have no threshold value. Actual awards will not be determined or paid until the end of the three-year performance period. As of December 31, 2024, the projected value of the compensation pool for the 2023-2025 Performance Period was zero. See the narrative discussion of LTIP Units that follows the Grants of Plan-Based Awards Table for 2024.

(27)

For the 2024-2026 Performance Period, column (i) represents the number of PSUs awarded to the NEO on January 16, 2024. Actual awards earned will not be determined until the end of the three-year performance period, at which time one-third of the awards will vest immediately and the remaining awards vesting equally one and two years after the award is earned. As of December 31, 2024, the projected value of the unearned PSUs for the 2024-2026 Performance Period was $39.33 per share. See the narrative discussion of PSUs that follows the Grants of Plan-Based Awards Table for 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	75

OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested in Fiscal Year 2024*

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Hamid Moghadam	326,607	(1)(2)	$40,696,013	(1)(2)
Timothy Arndt	37,354	(1)(3)	$4,594,028	(1)(3)
Daniel Letter	52,792	(1)(4)	$6,597,088	(1)(4)
Edward Nekritz	83,996	(1)(5)	$10,556,463	(1)(5)
Joseph Ghazal	18,238	(6)	$2,262,543	(6)
Carter Andrus	20,465	(1)(7)	$2,540,380	(1)(7)

*	Columns (b) and (c) have been omitted from this table because they are not applicable.

(1)

Under certain conditions, an LTIP Unit is convertible into a common unit of the operating partnership which can then be redeemed into one share of our common stock (or cash at our election). Among other conditions, LTIP Units cannot be converted until they are vested and after the completion of a requisite waiting period from the date of issuance. See “Narrative Discussion to the Summary Compensation Table for Fiscal Year 2024 and the Grants of Plan-Based Awards in Fiscal Year 2024 Table.”

(2)	Represents the vesting of LTIP Units as presented below:

●	17,247 units with a value of $2,241,593, issued on January 16, 2024, vested on January 16, 2024;

●	27,539 units with a value of $3,493,598, issued on January 17, 2023, vested on January 17, 2024;

●	21,793 units with a value of $2,903,046, issued on February 25, 2022, vested on February 25, 2024;

●	31,285 units with a value of $4,210,961, issued on March 3, 2021, vested on March 3, 2024;

●	35,468 units with a value of $4,728,949, issued on March 13, 2020, vested on March 13, 2024;

●	1,934 units with a value of $247,823, issued on March 18, 2021, vested on March 18, 2024;

●	4,222 units with a value of $544,047, issued on March 27, 2020, vested on March 27, 2024;

●	3,888 units with a value of $411,700, issued on May 3, 2023, vested on May 3, 2024;

●	60,544 units with a value of $7,437,830, issued on August 18, 2023, vested on August 18, 2024;

●	33,580 units with a value of $4,373,795, issued on September 9, 2020, vested on September 9, 2024;

●	63,662 units with a value of $6,930,882, issued on December 16, 2022, vested on December 16, 2024;

●	5,471 units with a value of $575,768, issued on December 29, 2021, vested on December 29, 2024;

●	19,974 units with a value of $2,596,021, issued on December 13, 2021, vested on January 16, 2024.

(3)	Represents the vesting of LTIP Units as presented below:

●	7,313 units with a value of $950,471, issued on January 16, 2024, vested on January 16, 2024;

●	4,170 units with a value of $529,006, issued on January 17, 2023, vested on January 17, 2024;

●	1,409 units with a value of $187,693, issued on February 25, 2022, vested on February 25, 2024;

●	1,082 units with a value of $145,637, issued on March 3, 2021, vested on March 3, 2024;

●	602 units with a value of $80,265, issued on March 13, 2020, vested on March 13, 2024;

●	105 units with a value of $13,530, issued on March 27, 2020, vested on March 27, 2024;

●	778 units with a value of $82,382, issued on May 3, 2023, vested on May 3, 2024;

●	12,190 units with a value of $1,497,541, issued on August 18, 2023, vested on August 18, 2024;

●	839 units with a value of $109,280, issued on September 9, 2020, vested on September 9, 2024;

●	7,065 units with a value of $769,167, issued on December 16, 2022, vested on December 16, 2024;

●	203 units with a value of $21,364, issued on December 29, 2021, vested on December 29, 2024;

●	1,598 units with a value of $207,692, issued on December 13, 2021, vested on January 16, 2024.

(4)	Represents the vesting of LTIP Units as presented below:

●	8,067 units with a value of $1,048,468, issued on January 16, 2024, vested on January 16, 2024;

●	10,431 units with a value of $1,323,277, issued on January 17, 2023, vested on January 17, 2024;

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	76

OPTION EXERCISES AND STOCK VESTED

●	2,721 units with a value of $362,464, issued on February 25, 2022, vested on February 25, 2024;

●	2,948 units with a value of $396,800, issued on March 3, 2021, vested on March 3, 2024;

●	2,408 units with a value of $321,059, issued on March 13, 2020, vested on March 13, 2024;

●	145 units with a value of $18,685, issued on March 27, 2020, vested on March 27, 2024;

●	907 units with a value of $96,042, issued on May 3, 2023, vested on May 3, 2024;

●	14,365 units with a value of $1,764,740, issued on August 18, 2023, vested on August 18, 2024;

●	1,623 units with a value of $211,396, issued on September 9, 2020, vested on September 9, 2024;

●	6,202 units with a value of $675,212, issued on December 16, 2022, vested on December 16, 2024;

●	312 units with a value of $32,835, issued on December 29, 2021, vested on December 29, 2024;

●	2,663 units with a value of $346,110, issued on December 13, 2021, vested on January 16, 2024.

(5)	Represents the vesting of LTIP Units as presented below:

●	9,302 units with a value of $1,208,981, issued on January 16, 2024, vested on January 16, 2024;

●	6,486 units with a value of $822,814, issued on January 17, 2023, vested on January 17, 2024;

●	5,133 units with a value of $683,767, issued on February 25, 2022, vested on February 25, 2024;

●	7,368 units with a value of $991,733, issued on March 3, 2021, vested on March 3, 2024;

●	8,353 units with a value of $1,113,706, issued on March 13, 2020, vested on March 13, 2024;

●	503 units with a value of $64,454, issued on March 18, 2021, vested on March 18, 2024;

●	1,097 units with a value of $141,359, issued on March 27, 2020, vested on March 27, 2024;

●	1,037 units with a value of $109,808, issued on May 3, 2023, vested on May 3, 2024;

●	14,407 units with a value of $1,769,900, issued on August 18, 2023, vested on August 18, 2024;

●	8,731 units with a value of $1,137,213, issued on September 9, 2020, vested on September 9, 2024;

●	12,166 units with a value of $1,324,512, issued on December 16, 2022, vested on December 16, 2024;

●	1,423 units with a value of $149,756, issued on December 29, 2021, vested on December 29, 2024;

●	7,990 units with a value of $1,038,460, issued on December 13, 2021, vested on January 16, 2024.

(6)	Represents the vesting of RSUs as presented below:

●	1,848 units with a value of $240,185, issued on January 16, 2024, vested on January 16, 2024;

●	4,293 units with a value of $544,610, issued on January 17, 2023, vested on January 17, 2024;

●	806 units with a value of $101,765, issued on January 18, 2022, vested on January 18, 2024;

●	957 units with a value of $123,692, issued on February 2, 2021, vested on February 2, 2024;

●	869 units with a value of $112,318, issued on February 4, 2020, vested on February 4, 2024;

●	122 units with a value of $16,421, issued on March 2, 2020, vested on March 2, 2024;

●	253 units with a value of $26,790, issued on May 3, 2023, vested on May 3, 2024;

●	4,892 units with a value of $600,982, issued on August 18, 2023, vested on August 18, 2024;

●	559 units with a value of $69,707, issued on August 19, 2020, vested on August 19, 2024;

●	3,249 units with a value of $382,732, issued on November 28, 2022, vested on November 28, 2024;

●	390 units with a value of $43,341, issued on December 15, 2021, vested on December 15, 2024.

(7)	Represents the vesting of LTIP Units as presented below:

●	229 units with a value of $29,763, issued on January 16, 2024, vested on January 16, 2024;

●	5,352 units with a value of $678,955, issued on January 17, 2023, vested on January 17, 2024;

●	1,304 units with a value of $173,705, issued on February 25, 2022, vested on February 25, 2024;

●	1,380 units with a value of $185,748, issued on March 3, 2021, vested on March 3, 2024;

●	1,070 units with a value of $142,663, issued on March 13, 2020, vested on March 13, 2024;

●	114 units with a value of $14,690, issued on March 27, 2020, vested on March 27, 2024;

●	253 units with a value of $26,790, issued on May 3, 2023, vested on May 3, 2024;

●	4,437 units with a value of $545,085, issued on August 18, 2023, vested on August 18, 2024;

●	1,119 units with a value of $145,750, issued on September 9, 2020, vested on September 9, 2024;

●	3,586 units with a value of $390,408, issued on December 16, 2022, vested on December 16, 2024;

●	156 units with a value of $16,417, issued on December 29, 2021, vested on December 29, 2024;

●	1,465 units with a value of $190,406, issued on December 13, 2021, vested on January 16, 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	77

NONQUALIFIED DEFERRED COMPENSATION

Nonqualified Deferred Compensation in Fiscal Year 2024*

Name (a)	Plans	Executive Contributions in Last FY ($) (b)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Hamid Moghadam	AMB NQ Plans & 2012 NQDC Plan	—	$(18,438,412	)(1)	(8,121,499)	$132,832,093

	Notional Account NQDC Plan(2)	—	$15,827,870		—	$108,238,114

Timothy Arndt	AMB NQ Plans & 2012 NQDC Plan	$543,192	$104,119	(1)	—	$1,877,731

Daniel Letter		—	—		—	—

Edward Nekritz		—	—		—	—

Joseph Ghazal		—	—		—	—

Carter Andrus		—	—		—	—

*	Column (c) has been omitted from this table because it is not applicable.

(1)

Represents earnings that are computed based on the specific investment options that are elected by the NEO, as described in the narrative discussion that follows these footnotes. Primarily these earnings consist of the dividends paid on the shares of our common stock deferred by the NEO and the change in the market value of those shares. These amounts are not included in the NEO’s total compensation presented in the Summary Compensation Table for Fiscal Year 2024 above.

(2)

Participants in our nonqualified deferred compensation plans prior to the Merger received a lump-sum payment, triggered by the Merger, equal to the value of their account balance in June 2011. After the Merger, we established a new nonqualified deferred compensation plan that is discussed in further detail below. See the narrative discussion that follows these footnotes.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2024 Table

2012 NQDC Plan

Effective 2012, we established a nonqualified deferred compensation plan (the “2012 NQDC Plan”). The 2012 NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, equity awards and directors’ fees, that were earned and vested on or after January 1, 2012. The deferred compensation under the 2012 NQDC Plan is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plan to earn investment credits on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to shares of our common stock that have been deferred, the dividends earned on that stock and the change in market value of the stock during the period. The 2012 NQDC Plan offers a variety of investment choices with respect to cash contributions. Our common stock is not an investment option available with respect to deferrals of cash compensation. Mr. Arndt elected to defer 80% of his 2022 and 2023 salary and 90% of his 2024 salary under the 2012 NQDC Plan.

If a participant elects to defer the receipt of an equity award, the underlying common stock is held in the rabbi trust, which cannot be reinvested in any other investment option. Cash dividends earned on these shares of our common stock after deferral are credited with earnings and losses based on specific investment options, other than our common stock, that are selected by the participant. Distributions under these plans are made in a lump sum payment upon termination of employment, or service as a non-employee director, or in the event of a change in control or death of a participant. With respect to equity awards deferred by non-employee directors, participants may elect to receive distributions prior to termination of service.

We have reserved the right under the 2012 NQDC Plan to make discretionary matching contributions to participant accounts from time to time. No such discretionary contributions have been made. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs associated with the 2012 NQDC Plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred are subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

In December 2014, the 2012 NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event. In December 2022, the 2012 NQDC Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan, and the Notional Account NQDC Plan.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	78

NONQUALIFIED DEFERRED COMPENSATION

AMB NQ Plans

Prior to the Merger, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “2005 NQ Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”) (together, the “AMB NQ Plans”). The AMB NQ Plans allowed our directors and certain eligible employees to defer certain compensation, including the receipt of restricted stock awards and, in the case of the 2002 NQ Plan, gains from exercise of stock options, received under our equity compensation plans. The AMB NQ Plans provided that upon a change in control, such as the Merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made in 2011.

Compensation subject to deferral elections made under the AMB NQ Plans prior to the Merger with respect to compensation earned in 2011 and beyond was not subject to the distributions under the AMB NQ Plans triggered by the Merger. Mr. Moghadam has deferred certain gains resulting from the exercise of stock options under the 2002 NQ Plan. In addition, Mr. Moghadam has deferred shares of our common stock received upon vesting of certain equity awards under the 2005 NQ Plan.

The deferred compensation under the AMB NQ Plans is our unsecured obligation and amounts deferred are held in a rabbi trust. Participants select from various investment options available under the plans to receive investment credit on their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections related to cash balances in the account and, with respect to deferred shares of our common stock, the dividends earned on the stock and the change in market value of the stock during the period. Cash dividends earned on shares of our common stock after deferral are credited earnings and losses based on specific investment options, other than our common stock, selected by the participant. Distributions under these plans are made in either a lump sum payment or installments. Participants can elect a specific distribution date in accordance with Section 409A of the Internal Revenue Code or, if no election is made, the amounts will be distributed upon termination of the participant’s employment with us. Distributions are also made in the event of change in control or a participant’s death or disability.

In December 2014, the 2005 NQ Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under the plan. In December 2022, the 2005 NQ Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan and the Notional Account NQDC Plan.

Notional Account NQDC Plan

The Notional Account NQDC Plan was adopted in conjunction with the Merger with the purpose of providing the opportunity for certain participants of the AMB NQ Plans to continue to receive tax deferred earnings with respect to taxes on distributions triggered by the Merger.

Each participant in the AMB NQ Plans who continued to be employed by us after the Merger or continued as a non-employee director after the Merger received an initial account credit in a notional earnings account under the Notional Account NQDC Plan. Mr. Moghadam participates in the Notional Account NQDC Plan. The initial account credit value for a participant was equal to the deemed amount of the tax liability on the distributions they received in 2011 that were triggered by the Merger. The initial account credit value is either invested in our common stock or hypothetically invested in measurement funds selected by the participant, which do not include our common stock. Measurement funds are used for measurement purposes only and the Notional Account NQDC Plan participants do not have rights in or to the underlying hypothetical investments.

A notional earnings account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments in measurement funds. Upon a distribution event under the Notional Account NQDC Plan, the participant is entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the initial account credit value.

In December 2014, the Notional Account NQDC Plan was amended, primarily to allow for LTIP Units to be issued in lieu of other deferred compensation upon a distribution event under such plan.

In September 2020, the Compensation Committee approved a form of amendment to the Notional Account NQDC Plan, which allows for the conversion of a notional stock account under such plan into an account structure intended to operate more similarly to accounts under our 2012 NQDC Plan. The value of a current notional stock account was to be determined using the stock price on the day of conversion. The account value upon conversion can be invested all or in part in investment options available under the Notional Account NQDC Plan, including our common stock or cash. This amendment became effective as of April 2021.

In December 2022, the Notional Account NQDC Plan was amended, primarily to align plan participants’ installment payment options more closely across the 2012 NQDC Plan, the 2005 NQ Plan, and the Notional Account NQDC Plan.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	79

NONQUALIFIED DEFERRED COMPENSATION

Mr. Moghadam’s initial account credit value was in the amount of $25,798,616. A rabbi trust was created to hold shares of our common stock and cash in the amount of Mr. Moghadam’s initial account credit balance. At the inception of the Notional Account NQDC Plan, we issued 803,945 shares of our common stock to the rabbi trust representing Mr. Moghadam’s initial account credit value. The number of shares was determined based on the price of our common stock at the time, $32.09 per share. Mr. Moghadam was entitled to direct the voting of these shares and, as such, they were reflected as beneficially owned by him. Mr. Moghadam was not entitled to receive these shares upon distribution of his notional earnings account under the Notional Account NQDC Plan. Upon a distribution event under the Notional Account NQDC Plan, Mr. Moghadam was entitled to the excess, if any, of the value in the notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying common stock, if any) over the initial account credit value. Upon the April 2021 amendment to this plan, Mr. Moghadam’s notional stock account was valued per the amendment and the account value was invested in an investment measurement fund available under such plan. As a result, Mr. Moghadam is no longer entitled to direct the voting of the 803,945 shares of our common stock in the Notional Account NQDC Plan’s rabbi trust.

Investment funds and returns for 2024

The participants in our nonqualified deferred compensation plans can elect measurement funds that are generally the same investment funds that are available to participants in our 401(k) Plan. These investment funds are shown below with the returns earned by these investment funds in 2024:

Vanguard Treasury M/M Fund	5.24%	American Funds Growth Fund of AM R6	28.84%

American Funds Washington Mutual R6	19.34%	Fidelity 500 Index Fund	25.00%

Fidelity Extended Market Index Fund	16.98%	Cohen & Steers Global Realty Shares	0.83%

American Beacon Small Cap Value	7.50%	Impax Sustainable Allocation Fund	7.78%

Vanguard Target Retirement 2020	7.75%	Vanguard Target Retirement 2025	9.44%

Vanguard Target Retirement 2030	10.64%	Vanguard Target Retirement 2035	11.78%

Vanguard Target Retirement 2040	12.88%	Vanguard Target Retirement 2045	13.91%

Vanguard Target Retirement 2050	14.64%	Vanguard Target Retirement 2055	14.64%

Vanguard Target Retirement 2060	14.63%	Vanguard Target Retirement 2065	14.62%

Vanguard Target Retirement 2070	14.59%	Vanguard Target Retirement Inc	6.58%

Fidelity Total International Index Fund	4.99%	Baron Discovery Fund Institutional Shares	16.28%

Vanguard Total International Bond Index Fund Admiral	3.67%	Vanguard Total World Stock Index Fund	16.47%

Fidelity ST Bond Index Fund	3.89%	Fidelity US Bond Index Fund	1.34%

Metropolitan High Yield Bond	6.55%	PIMCO Real Return Inst.	2.59%

Artisan International Inst.	10.94%

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	80

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments Upon Termination or Change in Control

We have change in control and noncompetition agreements (the “CIC Agreements”) with our NEOs. The CIC Agreements are subject to automatic one-year extensions. Some form of benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided to our NEOs: (i) in the CIC Agreements; (ii) under the equity award agreements; or (iii) under the terms of POP. These benefits are available under the following scenarios: (1) death; (2) disability; (3) retirement (as defined and under certain circumstances); and (4) termination without cause or termination by employee for good reason within two years of a change in control (as defined in the CIC Agreements).

In the event of a change in control, the CIC Agreements provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination of employment (which is, generally, termination without cause or termination by employee for good reason as such terms are defined in the CIC Agreements), within two years following the change in control. Under the CIC Agreements, in consideration for the rights to receive such severance payments, the NEO is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment and non-solicitation obligations for two years after the date of termination. A change of control, as defined in the CIC Agreements, generally occurs upon: (i) the consummation of a transaction, approved by our stockholders, to merge or consolidate the company with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation; provided, however, that a change in control shall not occur if a transaction results in 50% or more of the beneficial ownership of the voting power of the company or other relevant entity being held by the same persons (although not necessarily in the same proportion) who held the voting power of the company immediately prior to the transaction (except that upon the completion of the transaction, employees or employee benefit plans of the company may be a new holder of such beneficial ownership); (ii) the beneficial ownership of securities representing 50% or more of the combined voting power of the company is acquired, other than from the company, by any person (with certain exceptions); or (iii) at any time during any period of two consecutive years, board members at the beginning of such period cease to constitute at least a majority of the Board (unless the election or the nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

Potential payments due to the NEOs under the scenarios listed above are presented in the table below based on the assumption that a termination occurred as of December 31, 2024. The acceleration of vesting of unvested equity awards benefit is estimated using the closing stock price of our common stock on December 31, 2024, of $105.70 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation benefits upon termination under any termination scenario, so the value of this benefit is not included in the amounts below. Because the termination scenarios are as of December 31, 2024, the NEOs would have completed the performance year such that they would receive their annual bonus and their annual long-term equity incentive award for the 2024 performance year. Therefore, these payments are not considered to be severance benefits and such amounts are not included in the amounts presented.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	81

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name of Executive/Type of Benefit	Death	Disability	After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(1)

Hamid Moghadam

Cash severance (salary and bonus)(2)	$1,500,000	—	$5,000,000

Health and welfare benefits(3)	—	—	$75,083

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)(7)	$148,887,646	$148,887,646	$148,887,646

Total Estimated Value	$150,387,646	$148,887,646	$153,962,729

Timothy Arndt

Cash severance (salary and bonus)(2)	$430,000	—	$2,860,000

Health and welfare benefits(3)	—	—	$134,485

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$17,345,687	$17,345,687	$17,345,687

Total Estimated Value	$17,775,687	$17,345,687	$20,340,172

Daniel Letter

Cash severance (salary and bonus)(2)	$610,000	—	$3,220,000

Health and welfare benefits(3)	—	—	$116,335

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$21,741,539	$21,741,539	$21,741,539

Total Estimated Value	$22,351,539	$21,741,539	$25,077,874

Edward Nekritz

Cash severance (salary and bonus)(2)	$495,000	—	$2,990,000

Health and welfare benefits(3)	—	—	$123,835

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$48,257,652	$48,257,652	$48,257,652

Total Estimated Value	$48,752,652	$48,257,652	$51,371,487

Joseph Ghazal

Cash severance (salary and bonus)(2)	$350,000	—	$2,700,000

Health and welfare benefits(3)	—	—	$85,954

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$10,276,260	$10,276,260	$10,276,260

Total Estimated Value	$10,626,260	$10,276,260	$13,062,214

Carter Andrus

Cash severance (salary and bonus)(2)	$350,000	—	$2,700,000

Health and welfare benefits(3)	—	—	$116,335

280G adjustment(4)	—	—	—

Equity awards (vesting accelerated)(5)(6)	$10,596,954	$10,596,954	$10,596,954

Total Estimated Value	$10,946,954	$10,596,954	$13,413,289

(1)

Cause is generally defined in the CIC Agreements as: (i) the willful and continued failure by the executive to substantially perform specified duties; (ii) the engaging in conduct that is demonstrably injurious to the company (monetarily or otherwise); or (iii) the engaging in egregious misconduct involving serious moral turpitude. Termination by employee for good reason, as generally defined in the CIC Agreements, can occur should we: (i) change the executive’s duties such that they are inconsistent with the position held prior to the change in control and results in a material diminution in the executive’s authority, duties or responsibilities; (ii) material reduction in the executive’s annual base compensation after the change in control; (iii) relocate the executive’s place of employment more than 50 miles from the current location or require the executive to be based anywhere other than where the executive was based prior to the change in control without the executive’s written consent resulting in a material change to geographic location; or (iv) not comply with the provisions of the agreements or arrangements pertaining to the officer’s compensation and benefits.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	82

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(2)

Under the death and disability scenarios contained in the CIC Agreements, the NEO would receive a cash severance payment equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period (target level for 2024) less amounts that would be paid to the executive from other company benefits. The starting amount under each scenario ($2,500,000 for Mr. Moghadam, $1,430,000 for Mr. Arndt, $1,610,000 for Mr. Letter, $1,495,000 for Mr. Nekritz and $1,350,000 for Mr. Ghazal and Mr. Andrus) is based on the executive’s annual base salary (or in the case of Mr. Moghadam, salary plus any equity compensation paid in lieu of salary) as of December 31, 2024 ($1,000,000 for Mr. Moghadam, $650,000 for Mr. Arndt and Mr. Nekritz, $700,000 for Mr. Letter and $600,000 for Mr. Ghazal and Mr. Andrus) and the executive’s annual bonus at target for 2024 ($1,500,000 for Mr. Moghadam, $780,000 for Mr. Arndt, $910,000 for Mr. Letter, $845,000 for Mr. Nekritz and $750,000 for Mr. Ghazal and Mr. Andrus). Under the death scenario, each executive’s severance payment has been reduced by $1,000,000, which is the approximate present value of the life insurance benefit provided by the company. The life insurance benefit provided by the company is two times base salary with a limit of $1,000,000. Under the disability scenario, the starting amount is the same as under the death scenario and each executive’s severance payment has been reduced to zero based on the expected present value of future disability benefits that the executive would receive that are provided and funded by the company. The annual disability benefit provided by the company is 60% of base salary subject to a maximum of $300,000 per year. For this purpose, it is assumed that the present value of the future annual disability benefits to be received will be in excess of the payments required under the CIC Agreements. Under the change in control scenario, the NEO would receive cash severance equal to two times his annual base salary (or, in the case of Mr. Moghadam, base salary plus equity compensation paid in lieu of salary) and two times his annual bonus (at target) for the current year.

(3)

In the change in control scenario contained in the CIC Agreements, the NEO would receive a cash payment equal to the cost of continuation of health insurance coverage in place at the date of termination for 24 months. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan ($31,000 for Mr. Arndt, Mr. Nekritz and Mr. Ghazal and $23,500 for Mr. Letter and Mr. Andrus) and for outplacement services for one year with an estimated value of $36,600.

(4)

The CIC Agreements provide for the reduction of any payments to which the NEO is entitled after a change in control should such payments constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code). Such payments shall be either (a) reduced (but not below zero) so that the aggregate present value of the payment shall be $1.00 less than three times the officer’s “base amount” (also as defined in Section 280G of the Internal Revenue Code) so that no portion of the payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (b) paid in full, whichever produces the better net after-tax result for the NEO (taking into account any applicable excise tax under Section 4999 and any applicable income taxes). Under the scenarios for 2024, none of the NEOs would receive a better net after-tax result with a reduction.

(5)

The estimates for each scenario reflect the value that would be realized as of December 31, 2024, as a result of accelerated vesting of earned but unvested stock awards, LTIP Units and POP LTIP Units, and accelerated vesting of unearned PSUs. Values are included to the extent that vesting would be accelerated under the applicable scenario under the terms of the applicable agreements. For each scenario, the value attributable to stock awards is computed based on the closing price of our common stock on December 31, 2024 ($105.70).

Under the death and disability scenarios, awards under POP would not be paid until the end of the applicable performance period and the actual awards paid would be based on performance for the entire performance period. Under these scenarios, the value of the POP Allocation to each NEO (and the POP LTIP Units exchanged for such POP Allocations) for the 2023-2025 performance period is computed as of December 31, 2024, using estimated compensation pool based on actual performance for the performance period through December 31, 2024. As of December 31, 2024, we estimate the aggregate compensation pool for the 2023-2025 performance period is zero, so we have not included any value for this performance period.

For prior POP performance periods, awards were determined by the Compensation Committee every January. The portions of the awards that vested immediately are excluded from the death, disability and change in control calculations (as the participant would have been paid these portions regardless of death, disability or a change in control). The portions of the awards that are subject to cliff vesting that would accelerate upon termination are included in the death, disability and change in control amounts based on the closing price of our common stock on December 31, 2024 ($105.70).

Under the change in control scenario, the Compensation Committee would determine the size of the compensation pool and pay awards according to the applicable POP agreements. Under this scenario, the values of the POP Allocations allocated to each NEO (and the POP LTIP Units exchanged for such POP Allocations) for each performance period are computed consistently with the values applicable to the death and disability scenarios. Based on future performance, actual awards for the 2023-2025 performance period could be higher than the estimated values. Awards can still be vested after retirement.

(6)

Any applicable retirement benefit with respect to equity compensation has been waived by our NEOs. Therefore, no acceleration benefit is reported for a retirement scenario except as stated below with respect to Mr. Moghadam.

(7)

Mr. Moghadam had 177,964 LTIP Units for which retirement eligibility had not been waived. Therefore, the vesting of these units would accelerate under the retirement scenario on December 31, 2024. The value attributable to these shares is $18,810,795 based on the closing price of our common stock on December 31, 2024 ($105.70).

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	83

CEO PAY RATIO

CEO Pay Ratio

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Moghadam:

For 2024, our last completed fiscal year:

●	the annual total compensation of the employee identified at the median of our company as of December 31, 2024, (other than the CEO) was $123,745; and

●	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $24,851,777.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 201 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

●	We identified our median compensated employee as of December 31, 2024.

●

To identify the median employee, we calculated compensation of our employees using their 2024 annual base salaries, bonuses for the 2024 performance year (including any bonus exchange premium received), annual LTI equity awards paid in 2024, value of POP Allocations for the 2024-2026 performance period, PPP awards paid in 2024, PSUs granted in 2024 and company contributions to applicable retirement plans.

●	As of December 31, 2024, our employee population consisted of 2,703 individuals. The total number of U.S. and non-U.S. employees were 1,595 and 1,108, respectively.

●

We did not exclude any employees from our employee population. We excluded a limited number of temporary agency employees, whose compensation is determined by the agency and who are not considered our employees for purposes of the pay ratio calculation.

●	We annualized the base pay and cash incentive bonus for 2024 new hires.

●	Foreign salaries were converted to U.S. dollars at the December 31, 2024, exchange rate.

●	No cost of living adjustments were utilized in the compensation calculation.

●

Once the median employee was identified, we calculated the total compensation for our median employee for 2024 using the same methodology we used to calculate Mr. Moghadam’s total compensation in the Summary Compensation Table for the Fiscal Year 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	84

PAY VERSUS PERFORMANCE

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between “compensation actually paid” to our CEO and to our other named executive officers and certain financial performance measures of Prologis, including our company-selected measure, Core FFO per share excluding Net Promote Income (Expense). Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our named executive officers during a covered year or the way in which the Compensation Committee views compensation decisions. For further information regarding Prologis’
pay-for-performance
philosophy, please refer to “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based on:
Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e) (1)(2)	Total Shareholder Return (f) (3)	Peer Group Total Shareholder Return (g) (3)	Net Income (h) (4)	Core FFO per share excluding Net Promote Income (Expense) (i) (5)

2024	$24,851,777	$ (24,289,452)	$ 8,447,916	$ 146,716	$135.08	$123.47	$3,947,935	$5.53

2023	$50,891,597	$ 95,938,282	$13,001,246	$22,265,008	$164.95	$113.54	$3,253,145	$5.10

2022	$48,152,756	$ (8,171,362)	$13,929,713	$ (967,175)	$135.67	$ 99.82	$3,555,398	$4.61

2021	$24,901,490	$113,654,050	$ 9,031,383	$37,255,257	$197.54	$132.23	$3,148,590	$4.09

2020	$34,432,677	$ 56,804,770	$12,158,797	$19,996,334	$114.63	$ 92.43	$1,616,630	$3.58

(1)
Mr. Moghadam
served as our principal executive officer (PEO) for the full year for each of 2024, 2023, 2022, 2021 and 2020. Our non-PEO
named executive officers (NEOs) included: (a) for 2024, Mr. Arndt, Mr. Letter, Mr. Nekritz, Mr. Ghazal, and Mr. Andrus, (b) for 2023, Mr. Arndt, Mr. Letter, Mr. Anderson, and Mr. Nekritz; (c) for 2022, Mr. Arndt, Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz; (d) for 2021, Mr. Olinger, Mr. Reilly, Mr. Anderson, and Mr. Nekritz; and (e) for 2020, Mr. Olinger, Mr. Reilly, Mr. Anderson, Mr. Nekritz, and Mr. Curless.

(2)
For 2024, the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs
reflect the following adjustments to the values included in columns (b) and (d), respectively:

PEO	2024

Summary Compensation Table (SCT) Total for PEO (column (b))	$24,851,777

- SCT “Bonus” column value	1,267,500

- SCT “Stock Awards” column value	23,571,776

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	14,438,793

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(43,788,079)

+ vesting date fair value of equity awards granted and vested in the covered year	1,912,500

-/+ change in fair value as of vesting date of equity awards granted in prior years that vested in the covered year	(2,716,757)

+ dollar value of dividends/earnings paid on equity awards in the covered year	5,851,590

Compensation Actually Paid to PEO (column (c))	$(24,289,452)

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	85

PAY VERSUS PERFORMANCE

Average for Non-PEO NEOs	2024

Average SCT Total for Non-PEO NEOs (column (d))	$8,447,916

- SCT “Bonus” column value	681,880

- SCT “Stock Awards” column value	7,084,373

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	4,142,361

-/+ year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(5,771,031)

+ vesting date fair value of equity awards granted and vested in the covered year	597,980

-/+ change in fair value as of vesting date of equity awards granted in prior years that vested in the covered year	(337,390)

+ dollar value of dividends/earnings paid on equity awards in the covered year	833,133

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$146,716

(3)
Peer group utilized for the Pay Versus Performance Table is the MSCI U.S. REIT Index. The same peer group has been used for all years disclosed. The returns of each component company in the peer group were weighted according to the respective company’s market capitalization at the beginning of each period for which a return is indicated. The MSCI U.S. REIT Index is used as a performance benchmark index for the calculation of LTI Equity awards. See “Compensation Discussion and Analysis” for further information.

(4)	Net income is rounded to the nearest thousand.

(5)
The company-selected measure is Core FFO per share excluding Net Promote Income (Expense). See “Compensation Discussion and Analysis” for further information regarding how Core FFO per share is used as a metric in our NEO annual bonus determinations. Core FFO per share is a non-GAAP
measure. Please see Appendix A for a discussion and reconciliation to the most directly comparable GAAP measure and for a calculation of the CAGR of our Core FFO per share.

Narrative Discussion to the Pay Versus Performance Table
Compensation Actually Paid and Prologis TSR:

●
The total shareholder return of Prologis, Inc. (“Prologis TSR”) was $114.63 at the end of 2020, $197.54 at the end of 2021, $135.67 at the end of 2022, $164.95 at the end of 2023 and $
135.08
at the end of 2024. Compensation Actually Paid to our PEO was $56,804,770 in 2020, $113,654,050 in 2021, negative $8,171,362 in 2022, $95,938,282 in 2023 and negative $24,289,452 in 2024. The average Compensation Actually Paid to our
Non-PEO
Named Executive Officers
(“Non-PEO
NEOs”) was $19,996,334 in 2020, $37,255,257 in 2021, negative $967,175 in 2022, $22,265,008 in 2023 and $146,716 in 2024.

●
Prologis TSR increased by 15% from December 31, 2019, to the end of 2020, with a total return of $14.63 at the end of 2020 on an initial investment of $100 made at the closing price on December 31, 2019. Prologis TSR increased by 72% from 2020 to 2021, with a total return of $97.54 at the end of 2021 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO increased by 100% from 2020 to 2021. Average Compensation Actually Paid to our
Non-PEO
NEOs increased by 86% from 2020 to 2021.

●
Prologis TSR declined by 31% from 2021 to 2022 but remained positive with a total return of $35.67 at the end of 2022 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO decreased by 107% from 2021 to 2022, resulting in negative Compensation Actually Paid to our PEO for 2022. Average Compensation Actually Paid to
Non-PEO
NEOs decreased by 103% from 2021 to 2022, also resulting in negative average Compensation Actually Paid to
Non-PEO
NEOs for 2022.

●
Prologis TSR increased by 22% from 2022 to 2023, with a total return of $64.95 at the end of 2023 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO increased by 1,274% from 2022 to 2023, given that Compensation Actually Paid to our PEO was a negative figure in 2022 and our stock price increased at the end of 2023. Average Compensation Actually Paid to
Non-PEO
NEOs increased by 2,402% from 2022 to 2023, given that Compensation Actually Paid to our
Non-PEO
NEOs was a negative figure in 2022 and our stock price increased at the end of 2023.

●
Prologis TSR declined by 18% from 2023 to 2024 but remained positive with a total return of $35.08 at the end of 2024 on an initial investment of $100 made at the closing price on December 31, 2019. Compensation Actually Paid to our PEO decreased by 125% from 2023 to 2024, resulting in negative Compensation Actually Paid to our PEO for 2024. Average Compensation Actually Paid to
Non-PEO
NEOs decreased by 99% from 2023 to 2024.

●
The relationship between Prologis TSR and Compensation Actually Paid to our PEO/Average Compensation Actually Paid to
Non-PEO
NEOs during this period is directionally correlated as all metrics are a function of Prologis’ stock price. When Prologis TSR increased year-over-year, so did the compensation actually paid metrics. When Prologis TSR decreased year-over-year, so did the compensation actually paid metrics.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	86

PAY VERSUS PERFORMANCE

Compensation Actually Paid and Net Income / Core FFO per share:

●
Prologis’ Net Income (in thousands) increased each year between 2020 and 2022, from $
1,616,630
in 2020, to $3,148,590 in 2021 (a 95% increase from 2020 to 2021) to $3,555,398 in 2022 (a 13% increase from 2021 to 2022). Prologis’ Net Income declined to $3,253,145 in 2023 (a 9% decrease from 2022 to 2023) primarily due to lower gains on sales of real estate. Prologis’ Net Income increased to $3,947,935 in 2024 (a 21% increase from 2023 to 2024).

●
Prologis’ Core FFO per share excluding Net Promote
I
ncome (Expense)
(6)
has increased each year between 2020 and 2024, from $3.58 in 2020 to $4.09 in 2021 (a 14% increase from 2020 to 2021) to $4.61 in 2022 (a 13% increase from 2021 to 2022) to $5.10 in 2023 (an 11% increase from 2022 to 2023) to $5.53 in 2024 (an 8% increase from 2023 to 2024), for an overall increase of 54% from 2020 to 2024.

●
As discussed above, Compensation Actually Paid to our PEO and
Non-PEO
NEOs increased from 2020 to 2021, decreased from 2021 to 2022, increased again from 2022 to 2023, then decreased from 2023 to 2024.

●
The relationship between Core FFO per share excluding Net Promote Income (Expense)
(6)
and Compensation Actually Paid underscores that while Prologis’ stock price declined from 2021 to 2022 and 2023 to 2024—largely due to broader macroeconomic market factors—and thus resulted in lower Compensation Actually Paid (and Prologis TSR) from 2021 to 2022 and 2023 to 2024, our operational performance remained strong as demonstrated by key operational indicators like Core FFO per share excluding Net Promote Income (Expense)
(6)
. Net Income also increased year-over-year from 2021 to 2022 and 2023 to 2024, showing an overall increase from 2020 to 2024.

Prologis TSR vs. peer group total shareholder return:
Prologis TSR outpaced the total shareholder return of the MSCI U.S. REIT Index in each of 2020, 2021, 2022, 2023 and 2024. By year-end
2024, the value of a $100 investment made at the end of 2019 in Prologis would have been worth $135.08 versus only $123.47 for such an investment made at the same time in the MSCI U.S. REIT Index, a difference of $11.61.
Tabular list of most important financial performance measures for 2024 fiscal year
Below is a
non-exhaustive
list of financial performance measures the company uses in analyzing executive compensation, presented in no particular order, which the company considers to be the most important financial performance measures used to link Compensation Actually Paid to our NEOs to company performance during the 2024 fiscal year:

Financial Performance Measure

Three-year annualized Total Shareholder Return (7)

Core FFO Per Share (excluding Promotes) (6)(8)

Promote revenue earned by Prologis, Inc. from Strategic Capital vehicles (8)

(6)
Core FFO per share excluding Net Promote Income (Expense) is a metric used to calculate our NEO annual bonuses. See “Compensation Discussion & Analysis” for further information. Core FFO per share is a non-GAAP
measure. See Appendix A for definitions and discussions of
non-GAAP
measurements and reconciliations to the most directly comparable GAAP measures.

(7)	Prologis’ three-year annualized TSR is used to calculate our LTI Equity awards and POP awards. See “Compensation Discussion & Analysis” for further information.

(8)
Promote incentive fees are earned by Prologis, Inc. from certain of our Strategic Capital vehicles when vehicle rates of return exceed pre-set
performance hurdles. A portion of certain Promote fees paid to the company are used to pay awards in our Prologis Promote Plan (PPP). See “Compensation Discussion & Analysis” for further information regarding our Strategic Capital business, Promote fees earned from Strategic Capital vehicles, and the relationship between Promote fees and PPP awards.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	87

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL 2

Advisory Vote to Approve the Company’s Executive Compensation for 2024

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our NEOs is discussed above under “Executive Compensation.” Our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs, including information about the compensation of our NEOs for 2024.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation that is described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2024 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2025 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narratives.”

You may vote for, vote against or abstain from voting to approve the above resolution on the company’s executive compensation for 2024. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

As an advisory vote, this proposal is not binding on the company. However, the Compensation Committee values the opinions of our stockholders and reviews and considers the voting results when making executive compensation decisions. The company currently intends to hold an advisory vote on its executive compensation on an annual basis.

The Board unanimously recommends that the stockholders vote, on an advisory basis, FOR the approval of our 2024 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	88

90	Director Compensation

91	Nonqualified Deferred Compensation Plans for Directors

91	2012 NQDC Plan and AMB NQ Plans

91	Notional Account NQDC Plan

91	ProLogis Deferred Fee Plan for Trustees

92	Director Compensation for Fiscal Year 2024

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	89

DIRECTOR COMPENSATION

Director Compensation

Non-employee directors are compensated with a mix of cash and equity-based compensation, with a higher percentage of the overall mix in equity-based compensation. An employee who also serves as a member of the Board, such as Mr. Moghadam, does not receive additional compensation for service on the Board.

In May 2024, Pay Governance conducted a competitive review of our non-employee director compensation to ensure that our compensation levels are competitive, and the structure of the program is consistent with corporate governance best practices. This analysis compared our non-employee director compensation to Prologis’ executive compensation peer group(1) and the companies contained in the S&P 500 Index.

Pay Governance’s review found that (i) our non-employee director compensation is aligned with the peer group median and slightly above the 75th percentile of the S&P 500 and (ii) the mix between the cash and equity components of our non-employee director compensation (35% in cash and 65% in equity) was consistent with average competitive practice.

The Compensation Committee recommended increasing the cash retainers for the Audit Committee chair by $7,500 and Compensation Committee and Board Governance and Nomination Committee each by $5,000. The recommendation was approved by the full Board on May 9, 2024, and the increases are reflected in the amounts listed below.

Compensation applicable to service on the Board by our non-employee directors for 2024 was as follows:

●	Annual cash retainer: $120,000

●	Annual equity awards: Valued on the grant date at $225,000

–

In the form of deferred share units (“DSUs”), each convertible into one share of our common stock, that will vest upon the earlier of one year from the grant date or the date of the next annual meeting. After vesting, receipt of the underlying common stock is deferred until at least three years from the grant date. The DSUs earn dividend equivalent units (“DEUs”) while they are outstanding.

●	Lead independent director retainer: $50,000

●	Annual retainer for serving as chair of a committee:

–	Audit: $37,500

–	Compensation: $30,000

–	Governance: $25,000

–	Executive: None

●	Excess meeting fee: Meeting fee of $1,500 for each meeting attended in excess of a combined 20 Board and committee meetings per year.

The equity component of the compensation paid to our directors is awarded under the terms of the 2020 LTIP. See the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2024 table above under “Executive Compensation.” In addition, we reimburse our directors for reasonable travel costs incurred to attend the meetings of the Board and its committees.

(1)

The executive compensation peer group is comprised of Adobe Inc., American Tower Corporation, Automatic Data Processing, Inc., BlackRock, Inc., The Carlyle Group Inc., Crown Castle Inc., Equinix, Inc., Evercore Inc., Global Payments Inc., Intuit Inc., Jefferies Financial Group Inc., Lazard Ltd., Northern Trust Corporation, Paychex, Inc., S&P Global, Inc., ServiceNow, Inc., State Street Corporation, Ventas, Inc., Welltower Inc. and Workday, Inc.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	90

DIRECTOR COMPENSATION

Nonqualified Deferred Compensation Plans for Directors

2012 NQDC Plan and AMB NQ Plans

Ms. Bita and Mr. Webb elected to defer receipt of their annual retainers and other fees earned, as applicable, in 2024. The compensation earned by these directors has been converted into phantom shares in a hypothetical fee deferral account, under the terms of the 2012 NQDC Plan. The footnotes to the Director Compensation for Fiscal Year 2024 table below contain information on the amount of deferrals applicable to these directors.

In 2012, Mr. Fotiades deferred his annual cash retainer into a cash account under the 2012 NQDC Plan. As of December 31, 2024, Mr. Fotiades’ balance in the cash account under the 2012 NQDC Plan was $364,005, including a gain in 2024 of $45,799.

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2024 table above under “Executive Compensation.”

Notional Account NQDC Plan

Under the Notional Account NQDC Plan, Ms. Kennard received an initial account credit value in a notional earnings account equal to the amount of the deemed tax liability on the distributions she received in 2011 triggered by the Merger. The initial account credit value is hypothetically invested in measurement funds selected by the participant, which do not include our company stock. Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. Notional earnings accounts are credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon her retirement from the Board, Ms. Kennard is entitled to the excess, if any, of the value in her notional earnings account (representing the value of the initial account credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over her initial account credit value.

The initial account credit values for Ms. Kennard was $49,023. As of December 31, 2024, the value of the notional earnings account exceeded the initial credit value for Ms. Kennard by $77,248, including an increase attributable to 2024 of $18,618.

See discussion of our deferred compensation plans in the narrative that follows the Nonqualified Deferred Compensation in Fiscal Year 2024 table above under “Executive Compensation.”

ProLogis Deferred Fee Plan for Trustees

This plan, which was assumed by us in the Merger, allowed members of the Trust’s board to receive their fees currently or elect to defer the receipt of their fees until after their board service ended. Deferrals were in the form of cash or Trust common shares. For those choosing shares, fees earned were credited to hypothetical fee deferral accounts based on the closing price of the common shares as of the date of the deferral. Under the Merger agreement, the Trust common shares in the deferral account were converted to our common stock using the Merger exchange ratio. Each share in the hypothetical account represents one share of our common stock and earns dividends under the same terms as dividends paid on our common stock. Upon retirement from the Board, the participant will be issued the shares of common stock included in their hypothetical fee deferral account pursuant to specific deferral elections, which generally delay payment until the next fiscal year after service on the Board ends. No additional deferrals could be made under this plan after December 31, 2011.

Mr. Fotiades participated in this plan at the time of the Merger. As of December 31, 2024, including amounts earned as dividends, Mr. Fotiades had a balance of 27,983 shares in his hypothetical fee deferral account.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	91

DIRECTOR COMPENSATION

Director Compensation for Fiscal Year 2024*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		All Other Compensation ($) (g)		Total(1) ($) (h)

Cristina Bita	$120,000	(2)	$224,952	(4)	$12,500	(5)	$357,452

James Connor	$120,000		$224,952	(4)	$12,500	(5)	$357,452

George Fotiades	$147,500	(2)	$224,952	(4)	$12,500	(5)	$384,952

Lydia Kennard	$132,500		$224,952	(4)	$12,500	(5)	$369,952

Irving Lyons III	$170,000		$224,952	(4)	$12,500	(5)	$407,452

Guy Metcalfe	$77,077		$224,952	(4)	$12,500	(5)	$314,529

Avid Modjtabai	$120,000		$224,952	(4)	$2,750	(5)	$347,702

David O’Connor	$120,000		$224,952	(4)	$12,500	(5)	$357,452

Olivier Piani	$120,000		$224,952	(4)	—	(5)	$344,952

Jeffrey Skelton(3)	$50,615		—	(4)	—	(5)	$50,615

Carl Webb	$153,750	(2)	$224,952	(4)	$12,500	(5)	$391,202

*	Columns (d), (e) and (f) have been omitted from this table because they are not applicable.

(1)

The compensation structure for the Board is described in the narrative discussion that precedes this table. Mr. Moghadam is an employee of the company and does not receive additional compensation associated with his service on the Board.

(2)

Directors may elect to defer their compensation under the 2012 NQDC Plan. Under this plan, the cash compensation is converted into phantom shares that are held in a hypothetical fee deferral account under the terms of the 2012 NQDC Plan. As of December 31, 2024, the balance in the hypothetical fee deferral accounts under the 2012 NQDC Plan (which also includes deferrals prior to 2022) and the years in which the deferral was elected were as follows:

● Ms. Bita: (2020-2024):	4,556 shares (including 109 DEUs earned in 2024)
● Mr. Fotiades (2013 to 2016):	14,774 shares (including 472 DEUs earned in 2024)
● Mr. Webb: (2013 to 2024):	25,131 shares (including 740 DEUs earned in 2024)

Based on their individual elections, each of the directors’ phantom shares will be distributed to them upon termination of service on the Board. See the discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2024 table above under “Executive Compensation.”

(3)	Mr. Skelton retired from the Board in May 2024.

(4)

Represents the grant date fair value of 2,080 DSUs awarded to each of our non-employee directors who were elected at our annual meeting on May 9, 2024. The value of the DSUs is based on the closing price of our common stock on the date of grant which was $108.15 per share. The DSUs vest on the earlier of the date of our next annual meeting or the one-year anniversary of the grant date. These awards are expected to vest on May 8, 2025. Receipt of the vested DSUs is deferred until three years from the grant date. Messrs. Lyons and O’Connor have elected to further defer the receipt of the DSUs granted in 2024 until their service on the Board ends. While they are outstanding, DSUs earn DEUs, which are vested and paid to the director under the same terms as the underlying DSU award.

We awarded DSUs under similar terms to our directors in 2018, which were distributed (1,634 shares) in April 2024 to all directors other than Messrs. Fotiades, Lyons and O’Connor, each of whom had previously elected to defer receipt under our 2012 NQDC Plan and Messrs. Connor and Metcalfe, and Ms. Modjtabai who were not members of the Board in 2019. Awards granted in 2022 and 2023 are now fully vested and are scheduled to be distributed in May 2025 and May 2026, respectively, unless a specific deferral election has been made by the director.

Prior to the Merger, we granted restricted stock to our directors, and the Trust granted DSUs to members of its board. The restricted stock had a one-year vesting period and directors could elect to defer the awards after vesting under the AMB NQ Plans discussed above. The DSUs granted by the Trust were immediately vested but were required to be deferred until after the director’s service ended. The DSUs held by those trustees who joined our Board after the Merger were assumed by us under the Merger agreement, were converted based on the Merger exchange ratio, and continue to be deferred. These DSUs earn DEUs while they are outstanding.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	92

DIRECTOR COMPENSATION

DSUs and associated accrued DEUs outstanding as of December 31, 2024, were as follows and are vested unless otherwise noted (including DSUs and accrued DEUs granted by the Trust prior to the Merger):

● Ms. Bita:	5,636 shares (2,133 shares unvested) 1,603 shares to be distributed in June 2026; 1,900 shares to be distributed in June 2028; 2,133 shares to be distributed in June 2029
● Mr. Connor:	4,033 shares (2,133 shares unvested) Receipt of all shares deferred until service on the Board ends, except 1,900 shares to be distributed in March 2026
● Mr. Fotiades:

65,957 shares (2,133 shares unvested)

Receipt of all shares deferred until service on the Board ends, except 1,808 shares to be distributed in June 2025; 1,603 shares to be distributed in June 2026; 4,033 shares to be distributed in June 2027

● Ms. Kennard:	5,636 shares (2,133 shares unvested) 1,603 shares to be distributed in May 2025; 1,900 shares to be distributed in May 2026; 2,133 shares to be distributed in May 2027
● Mr. Lyons:	39,719 shares (2,133 shares unvested) Receipt of all remaining shares deferred until service on the Board ends
● Mr. Metcalfe:	2,133 shares (2,133 shares unvested) 2,133 shares to be distributed in May 2027
● Ms. Modjtabai:	5,636 shares (2,133 shares unvested) 1,603 shares to be distributed in May 2025; 1,900 shares to be distributed in May 2026; 2,133 shares to be distributed in May 2027
● Mr. O’Connor:	24,550 shares (2,133 shares unvested) Receipt of all shares deferred until service on the Board ends
● Mr. Piani:	5,636 shares (2,133 shares unvested) 1,603 shares to be distributed in May 2025; 1,900 shares to be distributed in May 2026; 2,133 shares to be distributed in May 2027
● Mr. Webb:	5,636 shares (2,133 shares unvested) 1,603 shares to be distributed in May 2025; 1,900 shares to be distributed in May 2026; 2,133 shares to be distributed in May 2027

(5)

The Prologis Foundation will match the amount of charitable contributions to qualifying organizations made by our directors and all of our employees. Amounts reported represent charitable contributions of our charitable foundation that were paid directly to outside organizations to match qualifying contributions made by the director. The annual maximum amount of matching contributions in one year applicable to our directors is $12,500. Matching contributions in a particular year that are not used may be carried over to the subsequent year.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	93

SECURITY OWNERSHIP

Security Ownership

The number of shares of our common stock beneficially owned, as of the dates indicated in the footnotes below, by each person known to us to be the beneficial owner of more than five percent, in the aggregate, of our outstanding common stock as of the dates indicated in the footnotes below is as follows:

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	119,484,352	12.93%

BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	95,136,796	10.3%

State Street Corporation(4) State Street Financial Center One Lincoln Street Boston, MA 02111	62,014,856	6.71%

(1)

Entities included have filed a Schedule 13G representing that the shares of common stock they are reporting were acquired and are held in the ordinary course of business, were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2)

Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”) is included herein based on a Schedule 13G/A filed with the SEC on February 13, 2024. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares; (ii) has sole voting power with respect to none of such common shares; (iii) has shared voting power with respect to 1,928,195 of such common shares; (iv) has sole dispositive power with respect to 114,813,258 of such common shares; and (v) has shared dispositive power with respect to 4,671,094 of such common shares.

(3)

Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. is included herein based on a Schedule 13G/A filed with the SEC on January 24, 2024. Such report provides that BlackRock Inc.: (i) is the beneficial owner of all such common shares and has sole dispositive power with respect to all such common shares and (ii) has sole voting power with respect to 86,140,800 of such common shares.

(4)

Information regarding beneficial ownership of our common stock by entities related to State Street Corporation is included herein based on a Schedule 13G filed with the SEC on January 30, 2024. Such report provides that State Street Corporation is the beneficial owner of all such common shares and has shared dispositive power with respect to 61,858,047 common shares and shared voting power over 36,196,991 common shares.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	94

SECURITY OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned, as of March 12, 2025, by: (i) our CEO; (ii) our chief financial officer; (iii) our other NEOs; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name(1)	Number of Shares of Common Stock as of March 12, 2025 (2)	Number of Shares of Common Stock That May Be Acquired by May 11, 2025 (3)(4)(5)(6)(7)	Total Beneficial Ownership**	% of Outstanding Shares of Common Stock(8)	% of Outstanding Shares of Common Stock and Units(9)

NEOs:

Hamid Moghadam(10)	2,076,271	1,426,312	3,502,583	0.38%	0.37%

Timothy Arndt	3,597	87,703	91,300	*	*

Daniel Letter	20	131,001	131,021	*	*

Edward Nekritz	2,161	861,389	863,550	*	*

Joseph Ghazal	8,218	252	8,470	*	*

Carter Andrus	—	45,028	45,028	*	*

Directors:

Cristina Bita	10,829	1,603	12,432	*	*

James Connor(11)	4,234	403,782	408,016	*	*

George Fotiades	8,000	1,603	9,603	*	*

Lydia Kennard	30,812	1,603	32,415	*	*

Irving Lyons III(12)	23,431	—	23,431	*	*

Guy Metcalfe	2,500	—	2,500	*	*

Avid Modjtabai	19,044	1,603	20,647	*	*

David O’Connor	9,000	—	9,000	*	*

Olivier Piani	9,208	1,603	10,811	*

Carl Webb	88,349	1,603	89,952	*	*

All directors and executive officers as a group (16 total)	2,295,674	2,965,085	5,260,759	0.57%	0.56%

*	Represents less than 0.1% of the outstanding shares of common stock and limited partnership units, as applicable.

**

This column does not include LTIP Units held by NEOs that will not meet the waiting period and other applicable conditions for conversion and redemption by May 11, 2025. Our NEOs have elected to take most, if not all, their equity awards in the form of LTIP Units since 2014. This column also does not include deferred stock units held by our directors that are deferred per their terms or by election until after May 11, 2025.

(1)	The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

(2)

This column includes shares of our common stock beneficially owned as of the date indicated. Includes vested shares of our common stock owned through our 401(k) Plan and our nonqualified deferred compensation plans, as applicable. Unless indicated otherwise, all interests are owned directly and the indicated person has sole voting and dispositive power. For discussion of our nonqualified deferred compensation plans, see the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2024 table above under “Executive Compensation.”

(3)

This column includes shares of our common stock that may be acquired within 60 days of March 12, 2025, through (i) scheduled vesting of restricted stock or restricted stock units, or payment of DSUs and associated accrued DEUs upon distribution and (ii) the exchange of limited partnership units beneficially owned directly or indirectly. Unvested and unearned awards granted under our employee stock plans that do not vest, or are not earned, by May 11, 2025, or vested awards that do not have a scheduled payment date by May 11, 2025, are not included. Vested LTIP Units earned under our employee stock plans that have not been held for the minimum holding period and cannot be converted to common partnership units by May 11, 2025, are not included. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

(4)

This column does not include shares of phantom stock held in hypothetical fee deferral accounts under the terms of our nonqualified deferred compensation plans, all of which are non-voting. Phantom share balances as of March 12, 2025, were as follows:

● Ms. Bita:	4,556 shares

● Mr. Fotiades:	14,774 shares

● Mr. Webb:	25,131 shares

Generally, the director has deferred receipt of the underlying common stock until his service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2024.”

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	95

SECURITY OWNERSHIP

(5)

This column does not include shares of phantom stock held in a hypothetical fee deferral account by a director who was formerly a member of the Trust’s board, all of which are non-voting. Balance as of March 12, 2025, is as follows:

● Mr. Fotiades:	27,983 shares

Mr. Fotiades’ phantom stock will be distributed to him in January of the year following his termination from the Board. See “Director Compensation—Director Compensation for Fiscal Year 2024.”

(6)

This column does not include vested DSUs and associated accrued DEUs, all of which are non-voting, which were earned by directors who were formerly members of the Trust’s board. Balances as of March 12, 2025, were as follows:

● Mr. Fotiades:	22,429 shares

● Mr. Lyons:	10,336 shares

Generally, these awards are payable to the director when his or her service on the Board ends. See “Director Compensation—Director Compensation for Fiscal Year 2024.”

(7)

This column does not include vested or unvested DSUs and associated accrued DEUs, all of which are non-voting, receipt of which has been deferred to a date later than May 11, 2025, pursuant to a specific deferral election. See “Director Compensation—Director Compensation for Fiscal Year 2024.” Balances as of March 12, 2025, were as follows (not including shares disclosed in footnotes 4, 5 and 6):

● Ms. Bita:	4,033 shares

● Mr. Connor:	4,033 shares

● Mr. Fotiades:	41,925 shares

● Ms. Kennard:	4,033 shares

● Mr. Lyons:	29,383 shares

● Mr. Metcalfe:	2,133 shares

● Ms. Modjtabai:	4,033 shares

● Mr. O’Connor:	24,550 shares

● Mr. Piani:	4,033 shares

● Mr. Webb:	4,033 shares

(8)

The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by the person that can be exchanged as of May 11, 2025, are exchanged for shares of our common stock, and that none of the limited partnership units held by any other persons are so exchanged. The percentage of shares of common stock beneficially owned by all directors and executive officers as a group assumes that all the limited partnership units held by the group that can be exchanged as of May 11, 2025 are exchanged for shares of our common stock, and that none of the limited partnership units held by any person outside of the group are so exchanged.

(9)

The percentage of shares of common stock and units beneficially owned by a person assumes that all the limited partnership units held by the person that can be exchanged as of May 11, 2025, are exchanged for shares of our common stock, and that all the limited partnership units held by other persons that can be exchanged as of May 11, 2025, are so exchanged. The percentage of shares of common stock and units beneficially owned by all directors and executive officers as a group assumes that all the limited partnership units held by the group that can be exchanged as of May 11, 2025, are exchanged for shares of our common stock, and that all the limited partnership units held by other persons outside of the group that can be exchanged as of May 11, 2025, are so exchanged.

(10)

Includes 131,775 shares and 18,233 LTIP Units that are indirectly held through trusts of which Mr. Moghadam is the trustee, 1,706,985 LTIP Units and 1,019,089 shares that are owned by LLCs of which Mr. Moghadam is the manager and 925,407 shares are held through a rabbi trust pursuant to the AMB NQ Plans and the 2012 NQDC Plan, for which the trustee holds no voting or investment power.

(11)	Includes 4,234 shares held through a trust for which Mr. Connor’s spouse is the trustee.

(12)	Includes 22,431 shares that are held through a family trust of which Mr. Lyons is a trustee and 1,000 shares held in trust for the benefit of Mr. Lyons’ daughter for which Mr. Lyons is the trustee.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	96

EQUITY COMPENSATION PLANS

Equity Compensation Plans

We currently grant equity awards only under the 2020 LTIP. However, we do have awards outstanding that were granted under the 2012 LTIP, the AMB Plans and the Trust Plans. The available shares of common stock under the 2012 LTIP, AMB Plans and the Trust Plans as of April 29, 2020, the date our stockholders approved the 2020 LTIP, were added to the share reserve of the 2020 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire or are forfeited by the participant. The 2020 LTIP does not expire but no further awards can be granted under the plan after the tenth anniversary date of the plan approval. Information about our equity compensation plans as of December 31, 2024, is as follows:

Plan Category (a)	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (c)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b)) (d)

Equity compensation plans approved by security holders(1)(2)	14,443,649	$—	15,860,581

Equity compensation plans not approved by security holders	—	—	—

(1)	The amount in column (b) includes 2,306,820 outstanding unvested RSUs, PSUs, DSUs, DEUs and phantom shares, and 5,250,861 unvested LTIP Units.

(2)	Weighted average exercise price in column (c) not applicable for 2024.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	97

99	Audit Committee Report

100	Independent Public Accountant

101	Proposal 3: Ratification of the Appointment of the Independent Public Accountant

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	98

AUDIT MATTERS

Audit Committee Report

The purpose of the Audit Committee is to be an informed, vigilant and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation and oversight of our independent public accountant. The committee is comprised of the four directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, the Board has determined that each member of the Audit Committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent public accountant is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by the Board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2024, and unaudited financial statements for the quarterly periods ended March 31, June 30 and September 30, 2024, with management and KPMG LLP, the company’s independent public accountant. We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal controls over financial reporting. The committee has discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP has provided to the company the written disclosures and confirmation required by applicable PCAOB requirements regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP its independence. The committee also concluded that KPMG LLP’s performance of non-audit services to us and our affiliates, as pre-approved by the committee and described in the next section, does not impair KPMG LLP’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for 2024. The foregoing report is provided by the following independent directors, who constitute the committee.

Audit Committee:

  Carl B. Webb (Chair)

  Cristina G. Bita

  Avid Modjtabai

  Olivier Piani

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	99

AUDIT MATTERS

Independent Public Accountant

The Audit Committee engaged KPMG LLP as our independent public accountant for the fiscal years ended December 31, 2024, and 2023. KPMG LLP was also retained to provide certain audit-related and tax services in 2024 and 2023.

In the course of the provision of services on our behalf, we recognize the importance of our independent public accountant’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the Audit Committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent public accountant. The independent public accountant is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2024 and 2023 were pre-approved by the Audit Committee.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2024, and 2023 and fees billed for other services rendered in each year.

Types of Fees	2024	2023

Audit fees(1)	$6,151,656	$5,583,003

Audit-related fees(2)	$189,745	$64,042

Tax fees(3)	$249,581	$434,791

All other fees(4)	$—	55,299

Totals	$6,590,982	$6,137,135

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the PCAOB, and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, audits of consolidated entities, consents, technical accounting consultations and reviews of documents filed with the SEC.

(2)	Audit-related fees consist of fees for assurance and related services associated with the issuance of attestation reports.

(3)	Tax fees are primarily fees for tax compliance, tax return preparation, tax planning and pre-approved tax consultations.

(4)	Non-audit services including advisory services for an operational assessment.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	100

AUDIT MATTERS

PROPOSAL 3

Ratification of the Appointment of the Independent Public Accountant

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent public accountants retained to audit our financial statements. The Audit Committee has appointed KPMG LLP as our independent public accountant for the year 2025. KPMG LLP has served in this role since 2002. The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of KPMG LLP. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent public accountant. In conjunction with the mandated rotation of KPMG LLP’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of KPMG LLP’s new lead engagement partner. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent public accountant is in the best interest of the company and our stockholders.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent public accountant for the year 2025. In the event our stockholders do not approve the appointment, the appointment will be reconsidered by the Audit Committee.

KPMG LLP representatives are expected to attend the 2025 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2025. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of such votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

The Board unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2025.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	101

SUPPORT A REASONABLE SHAREHOLDER ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING

PROPOSAL 4

Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, beneficial owner of 50 shares of our common stock, submitted the following proposal. The company is not responsible for any inaccuracies it contains. Our Board of Directors has recommended a vote AGAINST this stockholder proposal.

Proposal 4 – Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting.

A reasonable shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the Prologis Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

To guard against the Prologis Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

This proposal topic is now more important than ever because there has been a mad rush of Board exculpation proposals to limit the financial liability of directors when they violate their fiduciary duty. This is a disincentive for improved director performance. Since a special shareholder meeting can be called to replace a director, adoption of this proposal could foster better performance by our directors.

Companies often claim that shareholders have multiple means to communicate with management but in most cases these means are as effective as mailing a letter to the CEO.

With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting for important issues and Prologis bylaws thus need to be updated accordingly.

Please vote yes:

Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting – Proposal 4

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	102

SUPPORT A REASONABLE SHAREHOLDER ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING

The Board’s Statement in Opposition

The Board unanimously recommends that the stockholders vote AGAINST Proposal 4 for the reasons set forth below.

The proposal seeks a “reasonable shareholder ability to call for a special shareholder meeting,” which the Board has already implemented in the company’s bylaws, making Proposal 4 unnecessary and redundant.

●

In February 2025, following extensive stockholder engagement, the Board amended our bylaws to reduce the ownership threshold required for stockholders to call a special meeting from 50% (market practice among REITs) to 20%. This threshold is below the 25% level most frequently observed among S&P 500 companies.

●   Our Board determined that a 20% ownership threshold would be the most appropriate as it would give our stockholders a reasonable ability to call a special meeting without giving a single stockholder the unilateral ability to use the right for purposes that may serve their own interests.

●   Notably, the Board did not implement a stock holding period in connection with the reduced threshold, providing stockholders with additional flexibility to utilize this right.

●	The Board’s decision to reduce the ownership threshold to 20% was directly informed by engagement with our top stockholders.

●   This past winter, we engaged with stockholders holding approximately 42% of the outstanding common stock held by our top 100 stockholders. During those meetings, we sought their views on an appropriate ownership threshold.

●   Given the ownership structure of our company, in which our two largest stockholders, both unaffiliated, each holds over 10% of our outstanding shares, our stockholders indicated that a 10% threshold was too low. (Based on the latest available ownership disclosures, one of our stockholders holds nearly 13% and another stockholder holds over 10%.)

●   Our stockholders expressed a general preference for an ownership threshold between 15% and 25%, the latter of which is consistent with market practice among many S&P 500 companies.

●

The Board assesses our governance practices on an ongoing basis to ensure that we continue to lead in our commitment to strong corporate governance. (See pp. 39-40 of this proxy statement for more detail on our leadership in corporate governance.)

We agree with the fundamental view of the proponent that stockholder engagement should be meaningful. Through thoughtful stockholder outreach, our Board sought and received the input of our stockholders on the matter presented in the proposal and proactively implemented the requisite changes in our bylaws.

As the Board has already taken the actions requested in Proposal 4, the Board views the proposal as both unnecessary and redundant.

The Board unanimously recommends that the stockholders vote AGAINST Proposal 4.

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105	Proxy and Annual Meeting FAQ

110	Submitting Stockholder Proposals

112	Delinquent Section 16(a) Reports

113	Annual Report to Stockholders and Corporate Governance Documents

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ADDITIONAL INFORMATION

Proxy and Annual Meeting FAQ

Proxy materials

We are required under SEC regulations to provide you with a proxy statement when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is a legal designation of another person to vote the stock you own, which person is also referred to as your “proxy.” This designation may be done in a written document that is called a “proxy” or “proxy card.”

The proxy materials consist of our 2025 Proxy Statement and our 2024 Annual Report to Stockholders, which includes our 2024 Annual Report on Form 10-K.

Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card.

Notice of Internet Availability

We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability to many of our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials. We believe that the electronic availability of materials is an appropriate proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meetings. Stockholders may request to receive printed copies of the proxy materials.

Distribution of proxy materials

On or about March 28, 2025, the Notice of Annual Meeting and Internet Availability of Proxy Materials (“Notice of Internet Availability”) will be distributed to many of our stockholders, either in printed form by mail or electronically by email, in lieu of mailing the printed proxy materials. The Notice of Internet Availability instructs stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials. Also on or about March 28, 2025, printed proxy materials, including our 2025 Proxy Statement and our Annual Report on Form 10-K for 2024, will be mailed to all other stockholders, as requested or required. On the mailing date, all stockholders and beneficial owners will have the ability to access all of the proxy materials on the Internet at www.proxyvote.com or on our website at http://ir.prologis.com/financials/sec-filings. Information contained on our website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

Stockholders may request to receive proxy materials electronically by email on an ongoing basis by visiting our website and selecting the link “Consent for Electronic Delivery.” You can also sign up for electronic delivery of proxy materials by following the instructions on the proxy card and Notice of Internet Availability with respect to how to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. If you register to receive future proxy materials electronically by email, you will receive an email next year with instructions on how to access those proxy materials and how to vote. If you change your email address, you will need to update your registration. Your election on how to receive proxy materials will remain in effect until you terminate it.

Stockholders will receive printed copies of the proxy materials if they have elected this form of delivery or they are participants in our 401(k) Plan. Printed copies of the proxy materials will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Voting at the annual meeting in virtual format

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to attend and to vote virtually at the annual meeting. To be admitted to the virtual annual meeting you must enter the control number found on your proxy card or voting instruction form or notice you previously received. Even if you plan to attend the virtual annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted should you later decide not to attend the annual meeting.

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ADDITIONAL INFORMATION

Most of our stockholders hold their shares in street name through a broker, bank, trustee or other nominee rather than directly in their own name. In this case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card by your broker, bank, trustee or nominee. As the beneficial owner, you are also invited to attend the virtual annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares virtually at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee or nominee to obtain a legal proxy. Follow the instructions provided on the voting instruction form provided by your broker.

Voting without attending the annual meeting

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee or nominee. In most cases, you will be able to do this by telephone, through the Internet or by mail. If you are a stockholder of record, please refer to the summary instructions on the proxy card included with your proxy materials or the instructions on how to vote contained in the Notice of Internet Availability. If you hold your shares in street name, the voting instructions will be communicated to you by your broker, bank, trustee or nominee. The Notice of Internet Availability also provides instructions on how you can request a printed copy of the proxy materials and proxy card, if you desire.

By Telephone or through the Internet—If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Mail—If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee or nominee and mailing it in the postage-paid envelope that is included. If you provide specific voting instructions, your shares will be voted as you have instructed.

The telephone and Internet proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on May 7, 2025, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your broker, bank, trustee or nominee.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card. The telephone and Internet proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting virtually.

Changing your vote

You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Deborah Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, by submitting a new proxy card with a later date, by voting again by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending the annual meeting virtually and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee or nominee to determine the process for revoking a voting instruction. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted (for which proxies have not been revoked) will be voted at the annual meeting.

Specific voting instructions not given

If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the Board. If you hold your shares in street name through a broker, bank, trustee or nominee and you do not provide specific voting instructions, your broker, bank, trustee or nominee will have discretion to vote such shares but only with respect to routine matters.

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ADDITIONAL INFORMATION

If no voting instructions are received from you, and you hold your shares in street name, your broker, bank, trustee or nominee will not turn in a proxy card for your shares on the non-routine matters proposed at our annual meeting. Non-routine matters are the election of directors (Proposal 1), the advisory vote to approve the company’s executive compensation for 2024 (Proposal 2) and the stockholder proposal titled “Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting” (Proposal 4).

If you hold shares in your 401(k) Plan account and do not provide the trustee of the 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Vote required for proposals

Vote Required for Proposal 1 (Election of Directors): You may vote for, vote against or abstain from voting on any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the election. A more detailed description of these majority voting procedures is provided below under “Majority Voting.”

Vote Required for Proposal 2 (Non-binding Advisory Vote to Approve the Company’s Executive Compensation for 2024): You may vote for, vote against or abstain from voting on the resolution on the company’s executive compensation for 2024. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Vote Required for Proposal 3 (Ratification of the Appointment of Independent Public Accountant): You may vote for, vote against or abstain from voting on ratifying the appointment of KPMG LLP as our independent public accountant for the year 2025. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Vote Required for Proposal 4 (Stockholder proposal titled, “Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting”): You may vote for, vote against or abstain from voting on approving the stockholder proposal. Assuming a quorum is present, to be approved by the stockholders, the number of votes cast “For” the proposal must exceed the number of votes cast “Against” the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Proxy solicitation

We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees, in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies.

In accordance with the rules and regulations of the SEC and NYSE, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Admission to the annual meeting in virtual format

To be admitted to the annual meeting at www.virtualshareholdermeeting.com/PLD2025, you must enter the control number found on your proxy card or voting instruction form or notice you previously received. If your shares are registered directly in your name with our transfer agent, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Technical support contact information will be available on the meeting website prior to the meeting start time.

If you hold your shares in street name through a broker, bank, trustee or other nominee rather than directly in their own name, please see above under “Voting at the annual meeting in virtual format.”

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ADDITIONAL INFORMATION

Asking questions at the annual meeting in virtual format

Stockholders can ask and submit questions by typing them into the “Submit Question” field on the virtual meeting site. Questions may be asked throughout the annual meeting using the above process (or before or after the meeting by contacting our investor relations department). Questions that are not answered at the meeting will be addressed after the meeting by phone, email, meeting, disclosure on our corporate website, or otherwise as appropriate.

Board’s voting recommendations

The Board recommends a vote:

●	“for” the election of each of the twelve nominees to the Board named in the proxy statement (Proposal 1);

●	“for” the approval, on an advisory basis, of the company’s executive compensation for 2024 (Proposal 2);

●	“for” the ratification of the appointment of KPMG LLP as our independent public accountant for the year 2025 (Proposal 3); and

●	“against” the stockholder proposal titled, “support a reasonable shareholder ability to call for a special shareholder meeting” (Proposal 4).

Who can vote

Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Holders of record of Prologis common stock at the close of business on the record date, March 12, 2025, are entitled to notice of and to vote at the annual meeting. As of March 12, 2025, there were 926,977,186 shares of our common stock outstanding.

Quorum requirement

There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the virtual annual meeting. Your shares are counted as present at the virtual meeting if you are present and entitled to vote at the meeting, if you have properly submitted a proxy card, or if you authorize your proxy to vote your shares by telephone or through the Internet.

If you are present at the virtual annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

Broker non-votes are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the virtual meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote with respect to that item from the beneficial owner.

Majority voting

Our bylaws provide that the vote required for election of directors is a “majority of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares of common stock entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

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ADDITIONAL INFORMATION

If a nominee who is serving as a director is not elected by a majority of the votes cast at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the Board, subject to acceptance by the Board. The Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in the Board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the Board as a “holdover director.”

Proxy access

In 2016, we adopted proxy access with a “3/3/20/20” market standard. The amendment and restatement of our bylaws provides that, subject to certain requirements, a stockholder or a group of up to 20 stockholders, owning three percent or more of our outstanding common stock continuously for at least three years, can require us to include in our annual meeting proxy materials director nominations for up to 20% of the number of directors, or two directors, whichever is greater. Proxy access rights are subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Stockholder recommended nominees for director

The Governance Committee will evaluate nominees for director recommended by stockholders against the same criteria that it uses to evaluate other director nominees, as described under “Board of Directors and Corporate Governance,” including “Board Evaluations and Process for Selecting Directors” and “Director Qualifications.” The committee will consider nominees to the Board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. See “Submitting Stockholder Proposals” for notice requirements prescribed by our Bylaws.

Additional matters present at the annual meeting

We do not anticipate any other business to be brought before the 2025 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters that may properly come before the meeting and any adjournments or postponements of the meeting.

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ADDITIONAL INFORMATION

Submitting Stockholder Proposals

There is one stockholder proposal for consideration at the 2025 annual meeting. You may submit proposals, including director nominations, for consideration at our next annual meeting expected to be held in 2026 as follows:

Deadline for submitting stockholder proposals for inclusion in our 2026 proxy statement. Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2026 proxy statement for our 2026 annual meeting, it must be received at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) no later than November 28, 2025. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Deborah K. Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

If, however, the date of the 2026 annual meeting is advanced or delayed by more than 30 days from May 8, 2026, we must receive notice a reasonable time before we begin to print and distribute our proxy materials.

Deadline for submitting stockholder proposals or director nominations not to be included in our 2026 Proxy Statement. If you intend to present a proposal or nomination for director at our 2026 annual meeting, but you do not intend to have it included in our 2026 proxy statement, the notice of proposal or nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 8, 2026, and not later than February 7, 2026.

If, however, the date of the 2026 annual meeting is advanced or delayed by more than 30 days from May 8, 2026, we must receive the notice of proposal or nomination not more than 120 days prior to the date of the 2026 annual meeting and not less than 90 days prior to the date of the 2026 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2026 annual meeting (which was advanced or delayed by more than 30 days from May 8, 2026) is given or made to stockholders, the deadline to receive the notice of proposal or nomination is the close of business on the 10th day following the day on which notice of the 2026 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Deborah K. Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Deadline for submitting proxy access director nominations to be included in our 2026 proxy statement. If you intend to present a nomination for director at our 2026 annual meeting pursuant to the proxy access provisions in our bylaws and to comply with the SEC’s universal proxy rules, the notice of proxy access nomination must be delivered to, or mailed and received by, us at our principal executive offices (Pier 1, Bay 1, San Francisco, California 94111) not earlier than January 8, 2026, and not later than February 7, 2026.

If, however, the date of the 2026 annual meeting is advanced or delayed by more than 30 days from May 8, 2026, we must receive the notice of nomination not more than 120 days prior to the date of the 2026 annual meeting and not less than 90 days prior to the date of the 2026 annual meeting.

If less than 100 days’ notice or prior public disclosure of the date of the 2026 annual meeting (which was advanced or delayed by more than 30 days from May 8, 2026) is given or made to stockholders, the deadline to receive the notice of nomination is the close of business on the 10th day following the day on which notice of the 2026 annual meeting date was given or publicly disclosed. Proposals and nominations should be addressed to Deborah K. Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

Stockholder notice. As set forth in our bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

●	a brief description of the business and the reasons for conducting such business at the annual meeting;

●	the name of the stockholder and any “stockholder associated person” (as defined in our bylaws);

●	the record address or current address, if different, of the stockholder and any stockholder associated person;

●

the class, series and number of shares the stockholder and any stockholder associated person beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares);

●	any material interest the stockholder or any stockholder associated person has in such business;

●

whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf, or by a stockholder associated person or on that person’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder or stockholder associated person) and a general description of such activity; and

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ADDITIONAL INFORMATION

●	to the extent known by the stockholder giving notice, the name and address of any other stockholder supporting a proposal of other business.

Please review our bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

●	the name, age, business address and residence address of the proposed nominee;

●	the principal occupation or employment of the proposed nominee;

●	the class, series and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

●	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

●	the proposed nominee’s written consent to serve as a director if elected and, with respect to proxy access nominations, to be named in our proxy materials;

●

a statement whether such person, if elected or re-elected, or as a condition thereto, will tender an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board; and

●

with respect to the stockholder giving the notice: (i) the name of the stockholder, the record address (or current address, if different) of the stockholder, and the class, series and number of shares the stockholder beneficially holds (including the number of shares held beneficially but not of record and the name of any nominee holder of such shares); (ii) whether and the extent to which hedging or other transaction(s) have been entered into by the stockholder or on the stockholder’s behalf (including any agreement, arrangement or understanding made with the effect or intent to mitigate loss, manage risk of stock price changes or to increase the voting power of such stockholder) and a general description of such activity; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors. Please review our bylaws for more information regarding proxy access eligibility, procedural and disclosure requirements and other relevant requirements to nominate directors.

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ADDITIONAL INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, as amended, requires our directors, certain officers and certain beneficial owners of our common stock to file reports of holdings and transactions in our common stock with the SEC and the NYSE. Based on our records and other information available to us, we believe that, in 2024, all of the above persons and entities met all applicable SEC filing requirements except one report with one transaction for each of Mr. Andrus, Mr. Arndt, Mr. Ghazal, Mr. Letter and Mr. Nekritz.

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ADDITIONAL INFORMATION

Annual Report to Stockholders and Corporate Governance Documents

We will provide copies of our annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111, telephone (415) 394-9000. Our Code of Ethics and Business Conduct, Governance Guidelines and our Audit, Compensation and Governance Committee charters can be viewed on our website at http://ir.prologis.com/governance. In addition, copies of our Code of Ethics and Business Conduct, Governance Guidelines, our Audit, Compensation and Governance Committee charters and our bylaws can be obtained by any stockholder, free of charge, upon written request to Deborah K. Briones, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

March 28, 2025

San Francisco, California

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

APPENDIX A

Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business.

Annualized TSR is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid. We annualize TSR by converting the total return of the stock at the end of a prescribed time period to an annualized basis.

Asset Management Fees represents the third-party share of asset management and transactional fees from both consolidated and unconsolidated co-investment ventures.

Assets Under Management (“AUM”) represents the estimated fair value of the real estate we own or manage through both our consolidated and unconsolidated entities. We calculate AUM by adding Investment Capacity and the third-party investors’ share of the estimated fair value of the assets in the co-investment ventures to enterprise value (calculated as market equity plus our share of total debt).

Calculation of Per Share Amounts (in thousands, except per share amounts):

	2024	2023	2022	2021	2020	2019	2018

Net earnings

Net earnings	$3,725,754	$3,053,373	$3,358,796	$2,933,571	$1,473,122	$1,566,950	$1,643,426

Noncontrolling interest attributable to exchangeable limited partnership units	94,052	77,806	92,236	82,092	41,938	46,986	49,743

Adjusted net earnings attributable to common stockholders—Diluted	$3,819,806	$3,131,179	$3,451,032	$3,015,663	$1,515,060	$1,613,936	$1,693,169

Weighted average common shares outstanding—Basic	926,172	924,351	785,675	739,363	728,323	630,580	567,367

Incremental weighted average effect on exchange of limited partnership units	23,445	23,693	21,803	20,913	20,877	19,154	17,768

Incremental weighted average effect of equity awards	3,973	3,747	4,130	4,486	5,214	5,169	5,104

Weighted average common shares outstanding—Diluted	953,590	951,791	811,608	764,762	754,414	654,903	590,239

Net earnings per share—Basic	$4.02	$3.30	$4.28	$3.97	$2.02	$2.48	$2.90

Net earnings per share—Diluted	$4.01	$3.29	$4.25	$3.94	$2.01	$2.46	$2.87

	2024	2023	2022	2021	2020	2019	2018

Core FFO

Core FFO attributable to common stockholders/unitholders	$5,304,939	$5,334,250	$4,187,516	$3,172,283	$2,864,148	$2,164,017	$1,788,149

Noncontrolling interest attributable to exchangeable limited partnership units	1,177	862	506	567	598	646	1,531

Core FFO attributable to common stockholders/unitholders—Diluted	$5,306,116	$5,335,112	$4,188,022	$3,172,850	$2,864,746	$2,164,663	$1,789,680

Net Promote Income (Expense)	31,714	478,944	445,169	43,882	164,366	120,602	82,108

Core FFO attributable to common stockholders/unitholders, excluding Net Promote Income (Expense)—Diluted	$5,274,402	$4,856,168	$3,742,853	$3,128,968	$2,700,380	$2,044,061	$1,707,572

Weighted average common shares outstanding—Basic	926,172	924,351	785,675	739,363	728,323	630,580	567,367

Incremental weighted average effect on exchange of limited partnership units	23,445	23,693	21,803	20,913	20,877	19,154	17,768

Incremental weighted average effect of equity awards	3,973	3,747	4,130	4,486	5,214	5,169	5,104

Weighted average common shares outstanding—Diluted	953,590	951,791	811,608	764,762	754,414	654,903	590,239

Core FFO per share—Diluted	$5.56	$5.61	$5.16	$4.15	$3.80	$3.31	$3.03

Core FFO per share, excluding Net Promote Income (Expense)—Diluted	$5.53	$5.10	$4.61	$4.09	$3.58	$3.12	$2.89

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	A-1

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

See definition of Core FFO below in “Funds from Operations attributable to common stockholders and unitholders.”

Compound Annual Growth Rate, also referred to as CAGR, is used to determine the annual growth rate over a specified period of time longer than one year. The compound annual growth is calculated by dividing the ending value by the beginning value and multiplying the result to the power of one divided by the number of years in the calculation and then subtracting one from the result. We determined the ten-year compound annual growth rate of our Core FFO per share at December 31, 2024, to be 11.5% by dividing the 2024 diluted Core FFO per share of $5.56 by 2014 diluted Core FFO per share of $1.88, then multiplying the result to the one-tenth power and then subtracting one from the result.

The Dow Jones Sustainability Indices (“DJSI”) are global sustainability indices offered cooperatively by RobecoSAM and S&P Dow Jones Indices, tracking the stock performance of companies in terms of economic, environmental and social criteria.

Estimated Value Creation represents the value that we expect to create through our development and leasing activities. We calculate Estimated Value Creation by estimating the Stabilized NOI that the property will generate and applying a stabilized capitalization rate applicable to that property. Estimated Value Creation is calculated as the amount by which the value exceeds our TEI, including closing costs and taxes, if any, and does not include any fees or promotes we may earn.

Estimated Weighted Average Margin is calculated on development properties as the Estimated Value Creation less estimated closing costs and taxes, if any, on properties expected to be sold or contributed, divided by the TEI.

Fee Related Earnings (“FRE”) is a non-GAAP financial measure and component of NAV. It is used to assess the performance of our strategic capital business and enables management and investors to estimate the corresponding fair value. FRE is calculated as the third-party share of asset management fees and transactional fees from our consolidated and unconsolidated co-investment ventures, net of direct and allocated related expenses. As non-GAAP financial measures, FRE has certain limitations as an analytical tool and may vary among real estate and asset management companies.

Funds from Operations attributable to common stockholders and unitholders (“FFO”). FFO is a non-GAAP financial measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings.

The National Association of Real Estate Investment Trusts (“NAREIT” or “Nareit”) defines FFO as earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales, along with impairment charges, of previously depreciated properties. We also exclude the gains on revaluation of equity investments upon acquisition of a controlling interest and the gain recognized from a partial sale of our investment, as these are similar to gains from the sales of previously depreciated properties. We exclude similar adjustments from our unconsolidated entities and the third parties’ share of our consolidated ventures.

Our FFO Measures. Our FFO measures begin with NAREIT’s definition and we make certain adjustments to reflect our business and the way that management plans and executes our business strategy. While not infrequent or unusual, the additional items we adjust for in calculating FFO, as modified by Prologis, and Core FFO, both as defined below, are subject to significant fluctuations from period to period. Although these items may have a material impact on our operations and are reflected in our financial statements, the removal of the effects of these items allows us to better understand the core operating performance of our properties over the long term. These items have both positive and negative short-term effects on our results of operations in inconsistent and unpredictable directions that are not relevant to our long-term outlook.

We calculate our FFO measures, as defined below, based on our proportionate ownership share of both our unconsolidated entities and consolidated ventures. We reflect our share of our FFO measures for unconsolidated entities by applying our average ownership percentage for the period to the applicable adjusting items on an entity-by-entity basis. We reflect our share for consolidated ventures in which we do not own 100% of the equity by adjusting our FFO measures to remove the noncontrolling interests share of the applicable adjusting items based on our average ownership percentage for the applicable periods.

These FFO measures are used by management as supplemental financial measures of operating performance and we believe that it is important that stockholders, potential investors and financial analysts understand the measures management uses. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

We analyze our operating performance principally by the rental revenues of our real estate and the revenues from our strategic capital business, net of operating, administrative and financing expenses. This income stream is not directly impacted by fluctuations in the market value of our investments in real estate or debt securities.

FFO, as modified by Prologis, attributable to common stockholders and unitholders (“FFO, as modified by Prologis”).

To arrive at FFO, as modified by Prologis, we adjust the NAREIT-defined FFO measure to exclude the impact of foreign currency-related items and deferred tax, specifically:

●	deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

●

current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in earnings that is excluded from our defined FFO measure; and

●

foreign currency exchange gains and losses resulting from (a) debt transactions between us and our foreign entities, (b) third-party debt that is used to hedge our investment in foreign entities, (c) derivative financial instruments related to any such debt transactions and (d) mark-to-market adjustments associated with derivative and other financial instruments.

We use FFO, as modified by Prologis, so that management, analysts and investors are able to evaluate our performance against other REITs that do not have similar operations or operations in jurisdictions outside the U.S.

Core FFO attributable to common stockholders and unitholders (“Core FFO”). In addition to FFO, as modified by Prologis, we also use Core FFO. To arrive at Core FFO, we adjust FFO, as modified by Prologis, to exclude the following recurring and nonrecurring items that we recognized directly in FFO, as modified by Prologis:

●	gains or losses from the disposition of land and development properties that were developed with the intent to contribute or sell;

●	income tax expense related to the sale of investments in real estate;

●	impairment charges recognized related to our investments in real estate generally as a result of our change in intent to contribute or sell these properties; and

●	gains or losses from the early extinguishment of debt and redemption and repurchase of preferred stock.

In some instances, Core FFO is presented with promotes excluded. In such cases, Core FFO has been adjusted for net promote income (expense).

We use Core FFO, including by segment and region, to: (i) assess our operating performance as compared to other real estate companies; (ii) evaluate our performance and the performance of our properties in comparison with expected results and results of previous periods; (iii) evaluate the performance of our management; (iv) budget and forecast future results to assist in the allocation of resources; (v) provide guidance to the financial markets to understand our expected operating performance; and (vi) evaluate how a specific potential investment will impact our future results.

Limitations on the use of our FFO measures. While we believe our modified FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly, these are only a few of the many measures we use when analyzing our business. Some of the limitations are:

●	The current income tax expenses that are excluded from our modified FFO measures represent the taxes that are payable.

●

Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Furthermore, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of logistics facilities are not reflected in FFO.

●

Gains or losses from non-development property dispositions and impairment charges related to expected dispositions represent changes in value of the properties. By excluding these gains and losses, FFO does not capture realized changes in the value of disposed properties arising from changes in market conditions.

●

The deferred income tax benefits and expenses that are excluded from our modified FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our modified FFO measures do not currently reflect any income or expense that may result from such settlement.

●

The foreign currency exchange gains and losses that are excluded from our modified FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.

●

The gains and losses on extinguishment of debt or preferred stock that we exclude from our Core FFO may provide a benefit or cost to us as we may be settling our obligation at less or more than our future obligation.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

We compensate for these limitations by using our FFO measures only in conjunction with net earnings computed under GAAP when making our decisions. This information should be read with our complete Consolidated Financial Statements prepared under GAAP. To assist investors in compensating for these limitations, we reconcile our modified FFO measures to our net earnings computed under GAAP as follows (in millions).

	2024	2023	2022	2021	2020	2019	2018

Reconciliation of net earnings to FFO measures:

Net earnings attributable to common stockholders	$3,725.8	$3,053.4	$3,358.8	$2,933.6	$1,473.1	$1,567.0	$1,643.4

Add (deduct) NAREIT defined adjustments:

Real estate related depreciation and amortization	2,504.0	2,433.6	1,763.2	1,533.5	1,523.4	1,102.1	912.8

Gains on other dispositions of real estate properties, net of taxes (excluding development properties and land)	(899.3)	(157.9)	(595.0)	(748.9)	(252.2)	(390.2)	(371.2)

Adjustments related to noncontrolling interests	(31.3)	(38.2)	(12.7)	5.0	(57.4)	(8.2)	23.1

Our proportionate share of adjustments related to unconsolidated entities	495.4	455.3	363.0	200.4	267.9	246.0	141.8

Subtotal—NAREIT defined FFO	5,794.6	5,746.2	4,877.3	3,923.6	2,954.8	2,516.7	2,349.9

Add (deduct) our modified adjustments:

Unrealized foreign currency, derivative and other losses (gains), net	(68.1)	17.6	(85.4)	(172.8)	(172.8)	160.4	69.0

Deferred income tax expense (benefit)	21.1	17.7	12.6	1.3	1.3	0.7	12.2

Current income tax expense (benefit) on dispositions related to acquired tax assets	—	(11.0)	(21.2)	3.0	3.0	5.6	0.0

Adjustments related to noncontrolling interests	—	0.4	—	0.9	0.9	(1.4)	0.4

Our proportionate share of adjustments related to unconsolidated entities	(7.0)	(11.2)	(41.5)	(1.1)	(1.1)	(0.2)	(7.5)

FFO, as modified by Prologis	5,740.6	5,759.7	4,741.8	3,754.9	3,119.9	2,590.8	2,231.6

Add (deduct) Core FFO defined adjustments:

Gains on dispositions of development properties and land, net	(413.7)	(462.3)	(597.7)	(817.0)	(817.0)	(464.9)	(467.6)

Current income tax expense on dispositions	24.9	36.1	18.4	38.0	38.0	41.0	15.1

Losses (gains) on early extinguishment of debt, net	(0.5)	(3.3)	20.1	187.5	187.5	198.6	16.1

Adjustments related to noncontrolling interests	6.2	9.4	4.5	6.6	6.6	(2.5)	0.2

Our proportionate share of adjustments related to unconsolidated entities	(52.5)	(5.3)	0.4	2.3	2.3	(27.9)	9.4

Core FFO	$5,305.0	$5,334.3	$4,187.5	$3,172.3	$2,864.2	$2,164.0	$1,788.1

General and Administrative Expenses (“G&A”). Generally our property management personnel perform the property-level management of the properties in our owned and managed portfolio, which include properties we consolidate and those we manage that are owned by the unconsolidated co-investment ventures. We allocate the costs of our property management function to the properties we consolidate (included in rental expenses) and the properties owned by the unconsolidated co-investment ventures (included in strategic capital expenses) by using the square feet owned by the respective portfolios. Strategic capital expenses also include the direct expenses associated with the asset management of the unconsolidated co-investment ventures provided by our employees who are assigned to our strategic capital segment and promote expenses. We do not allocate indirect costs to strategic capital expenses.

Global Customer Retention. The square footage of all leases commenced during the period that are rented by existing tenants divided by the square footage of all expiring leases during the reporting period. The square footage of tenants that default or buy-out prior to expiration of their lease and short-term leases of less than one year, are not included in the calculation.

GRESB (“Global Real Estate Sustainability Benchmark”) assesses the sustainability performance of real estate and infrastructure portfolios and assets worldwide.

Investment Capacity is our estimate of the gross real estate that could be acquired by our co-investment ventures through the use of existing equity commitments, less any unpaid redemption requests, assuming a midpoint of the target leverage range of the ventures.

LED lighting. LED stands for “light-emitting diode.” LED lighting is a type of energy efficient lighting.

Liquidity is equal to the sum of the current availability of our consolidated credit facilities ($6.1 billion) plus our consolidated cash and cash equivalents ($1.3 billion).

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	A-4

APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Loan-to-Market Value, or debt as a percentage of gross market capitalization, is a non-GAAP measure used by us to analyze the leverage risk in our debt risk portfolio. We make adjustments to reflect our economic ownership in each entity in which we invest, whether consolidated or unconsolidated. The following table presents the calculation of Loan-to-Market Value for the years ended December 31 (in thousands).

	2024	2023	2022	2021	2020	2019	2018

Debt as a % of gross real estate assets:

Consolidated debt	$30,879,263	$29,000,501	$23,875,961	$17,715,054	$16,849,076	$11,905,877	$11,089,815

Unamortized deferred financing costs and discounts, net	570,646	576,801	572,275	69,886	70,945	88,840	71,511

Consolidated debt (at par)	31,449,909	29,577,302	24,448,236	17,784,940	16,920,021	11,994,717	11,161,326

Noncontrolling interests share of consolidated debt (at par)	(17,224)	(17,293)	(14,842)	(15,138)	(5,708)	(6,752)	(13,119)

Prologis share of unconsolidated debt (at par)	4,681,146	3,630,961	3,203,943	2,856,239	2,712,239	2,187,043	2,048,777

Total Prologis share of debt (at par)	36,113,831	33,190,970	27,637,337	20,626,041	19,626,552	14,175,008	13,196,984

Prologis share of outstanding foreign currency derivatives	4,440	17,507	(61,015)	(2,236)	16,426	17,506	(1,519)

Consolidated cash and cash equivalents	(1,318,591)	(530,388)	(278,483)	(556,117)	(598,086)	(1,088,855)	(343,856)

Noncontrolling interests share of consolidated cash and cash equivalents	39,200	32,432	11,251	19,990	10,619	103,982	71,078

Prologis share of unconsolidated cash and cash equivalents	(339,850)	(238,881)	(448,461)	(193,143)	(167,605)	(202,342)	(203,997)

Total Prologis share of debt, net of adjustments	$34,499,030	$32,471,640	$26,860,629	$19,894,535	$18,887,906	$13,005,299	$12,718,690

Total outstanding common stock and limited partnership units	949,362	947,323	945,852	760,180	759,530	649,792	648,488

Share price at year end	$105.70	$133.30	$112.73	$168.36	$99.66	$89.14	$58.72

Total equity capitalization	100,347,563	126,278,156	106,625,896	127,983,905	75,694,760	57,922,459	38,079,215

Total Prologis share of debt, net of adjustments	34,499,030	32,471,640	26,860,629	19,894,535	18,887,906	13,005,299	12,718,690

Gross market capitalization	$134,846,593	$158,749,796	$133,486,525	$147,878,440	$94,582,666	$70,927,758	$50,797,905

Debt as a % of gross market capitalization	25.6%	20.5%	20.1%	13.5%	20.0%	18.3%	25.0%

Nareit (or NAREIT) is the representative voice for real estate investment trusts and publicly traded real estate companies with an interest in U.S. real estate and capital markets.

Net Operating Income (“NOI”) is a non-GAAP financial measure used to evaluate our operating performance and represents rental revenue less rental expenses. For our consolidated properties, it is calculated directly from our Consolidated Financial Statements as Rental Revenue less Rental Expenses.

Net Promote Income (Expense) includes actual promote revenue earned from third-party investors during the period, net of related cash and stock compensation expenses, and taxes and foreign currency derivative gains and losses, if applicable.

REIT is defined as a real estate investment trust.

Same Store. Our same store metrics are non-GAAP financial measures, which are commonly used in the real estate industry and expected from the financial community, on both a net effective and cash basis. We evaluate the performance of the operating properties we own and manage using a “same store” analysis because the population of properties in this analysis is consistent from period to period, which allows us and investors to analyze our ongoing business operations. We determine our same store metrics on property NOI, which is calculated as rental revenue less rental expense for the applicable properties in the same store population for both consolidated and unconsolidated properties based on our ownership interest, as further defined below.

We define our same store population for the three months ended December 31, 2024, as the properties in our owned and managed operating portfolio, including the property NOI for both consolidated properties and properties owned by the unconsolidated co-investment ventures at January 1, 2023, and owned throughout the same three-month period in both 2023 and 2024. We believe the drivers of property NOI for the consolidated portfolio are generally the same for the properties owned by the ventures in which we invest. The same store population excludes properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period (January 1, 2023) and properties acquired or disposed of to third parties during the period. To derive an appropriate measure of period-to-period operating performance, we remove the effects of foreign currency exchange rate movements by using the reported period-end exchange rate to translate from local currency into the U.S. dollar, for both periods.

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

We evaluate the results of our same store portfolio on a quarterly basis. The following table summarizes same store NOI and the change from the prior period for the four quarters of 2024 and on a cumulative annual basis and the square feet of the portfolio used in the calculation (dollars and square feet in millions):

	Three Months Ended

	March 31	June 30	September 30	December 31	Full Year

2024 NOI—same store portfolio	$1,961.4	$1,980.1	$2,041.1	$2,042.9	$8,025.5

2023 NOI—same store portfolio	$1,881.9	$1,881.2	$1,921.6	$1,927.3	$7,612.0

Percentage change	4.2%	5.3%	6.2%	6.0%	5.4%

Square feet of portfolio	1,079.6	1,076.3	1,073.9	1,070.2

The following is a reconciliation of our consolidated Rental Revenues, Rental Expenses and property NOI for the full year, as included in the Consolidated Statements of Income and within Note 19 to the Consolidated Financial Statements, in our annual reports on Form 10-K for years ended December 31, 2024 and 2023, to the respective amounts in our same store portfolio analysis for the three months ended December 31 (dollars in millions):

	Three Months Ended

	March 31	June 30	September 30	December 31	Full Year

2024

Rental revenues	$1,827.7	$1,852.4	$1,897.1	$1,937.5	$7,514.7

Rental expenses	(454.3)	(445.2)	(427.4)	(438.5)	$(1,765.4)

Property NOI	$1,373.4	$1,407.2	$1,469.7	$1,499.0	$5,749.3

2023

Rental revenues	$1,633.8	$1,651.4	$1,777.4	$1,755.9	$6,818.5

Rental expenses	(412.6)	(387.9)	(416.1)	(408.2)	$(1,624.8)

Property NOI	$1,221.2	$1,263.5	$1,361.3	$1,347.7	$5,193.7

	Three Months Ended December 31,

dollars in thousands	2024	2023	Percentage Change

Reconciliation of Consolidated Property NOI to Same Store Property NOI measures:

Rental revenues	$1,937,507	1,755,959

Rental expenses	(438,468)	(408,225)

Consolidated Property NOI	$1,499,039	$1,347,734

Adjustments to derive same store results:

Property NOI from consolidated properties not included in same store portfolio and other adjustments(1)	(263,141)	(173,966)

Property NOI from unconsolidated co-investment ventures included in same store portfolio(1)(2)	806,993	753,521

Third parties’ share of Property NOI from properties included in same store portfolio(1)(2)	(641,212)	(612,336)

Prologis Share of Same Store Property NOI – Net Effective(2)	$1,401,679	$1,314,953	6.6%

Consolidated properties straight-line rent and fair value lease amortization included in the same store portfolio(3)	(116,016)	(113,440)

Unconsolidated co-investment ventures straight-line rent and fair value lease amortization included in the same store portfolio(3)	(16,938)	(10,998)

Third parties’ share of straight-line rent and fair value lease amortization included in the same store portfolio(2)(3)	10,792	8,942

Prologis Share of Same Store Property NOI – Cash(2)(3)	$1,279,517	$1,199,457	6.7%

(1)

We exclude properties held for sale to third parties, along with development properties that were not stabilized at the beginning of the period and properties acquired or disposed of to third parties during the period. We also exclude net termination and renegotiation fees and write-offs of fair value lease assets to allow us to evaluate the growth or decline in each property’s rental revenues without regard to one-time items that are not indicative of the property’s recurring operating performance. Net termination and renegotiation fees represent the gross fee negotiated to allow a customer to terminate or renegotiate their lease, offset by the write-off of the asset recorded due to the adjustment to straight-line rents over the lease term. Same Store Property NOI is adjusted to include an allocation of property management expenses for our consolidated properties based on the property management services provided to each property (generally, based on a

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APPENDIX A: DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

percentage of revenues). On consolidation, these amounts are eliminated and the actual costs of providing property management services are recognized as part of our consolidated rental expense.

(2)

We include the Property NOI for the same store portfolio for both consolidated properties and properties owned by the co-investment ventures based on our investment in the underlying properties. In order to calculate our share of Same Store Property NOI from the co-investment ventures in which we own less than 100%, we use the co-investment ventures’ underlying Property NOI for the same store portfolio and apply our ownership percentage at December 31, 2024, to the Property NOI for both periods, including the properties contributed during the period. We adjust the total Property NOI from the same store portfolio of the co-investment ventures by subtracting the third parties’ share of both consolidated and unconsolidated co-investment ventures. During the periods presented, certain wholly owned properties were contributed to a co-investment venture and are included in the same store portfolio. Neither our consolidated results nor those of the co-investment ventures, when viewed individually, would be comparable on a same store basis because of the changes in composition of the respective portfolios from period to period (e.g. the results of a contributed property are included in our consolidated results through the contribution date and in the results of the venture subsequent to the contribution date based on our ownership interest at the end of the period). As a result, only line items labeled “Prologis Share of Same Store Property NOI” are comparable period over period.

(3)

We further remove certain noncash items (straight-line rent and fair value lease amortization) included in the financial statements prepared in accordance with U.S. GAAP to reflect a Same Store Property NOI—Cash measure. We manage our business and compensate our executives based on the same store results of our owned and managed portfolio at 100% as we manage our portfolio on an ownership blind basis. We calculate those results by including 100% of the properties included in our same store portfolio.

Stabilization is defined as the earlier of when a property that was developed has been completed for one year, is contributed to a co-investment venture following completion or is 90% occupied.

Stabilized NOI is equal to the estimated twelve months of potential gross rental revenue (base rent, including above or below market rents plus operating expense reimbursements) multiplied by 95% to adjust income to a stabilized vacancy factor of 5%, minus estimated operating expenses.

Total Expected Investment (“TEI”) represents total estimated cost of development or expansion, including land, development and leasing costs. TEI is based on current projections and is subject to change.

Total Stockholder Return (“TSR”) is calculated based on the stock price appreciation and dividends paid to show a total return to a stockholder over a period of time. This calculation assumes dividends are reinvested into the stock on the day the dividend is paid.

PROLOGIS PROXY STATEMENT | MARCH 28, 2025	A-7

PROLOGIS, INC. PIER 1, BAY 1 SAN FRANCISCO, CA 94111 SCAN TO VIEW MATERIALS & VOTE YOUR VOTE IS IMPORTANT! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you access the website and follow the instructions to obtain your records and to create an electronic Voting Instruction Form. During The Meeting - Go to www.virtualshareholdermeeting.com/PLD2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Voting Instruction Form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Do not return your Proxy Voting Instruction Form if you are authorizing your proxy by telephone or Internet. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V65791-P26713-Z89440 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PROLOGIS, INC. The Board of Directors recommends you vote FOR all the listed nominees: 1. Election of Directors Nominees: For Against Abstain 1a. Hamid R. Moghadam 1b. Cristina G. Bita 1c. James B. Connor 1d. George L. Fotiades 1e. Lydia H. Kennard 1f. Daniel S. Letter 1g. Irving F. Lyons III 1h. Guy A. Metcalfe 1i. Avid Modjtabai 1j. David P. O’Connor 1k. Olivier Piani 1l. Sarah A. Slusser The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Advisory Vote to Approve the Company’s Executive Compensation for 2024. 3. Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year 2025. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4. Vote on a stockholder proposal titled “Support a Reasonable Shareholder Ability to Call for a Special Shareholder Meeting.” Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V65792-P26713-Z89440 PROLOGIS, INC. Annual Meeting of Stockholders May 8, 2025 1:30 P.M. Pacific Time This proxy is solicited by the Board of Directors The undersigned hereby appoints each of Hamid R. Moghadam, Timothy D. Arndt, and Deborah K. Briones as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 8, 2025, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this form. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2024, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2025, (4) AGAINST THE STOCKHOLDER PROPOSAL TITLED “SUPPORT A REASONABLE SHAREHOLDER ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING” AND (5) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF THESE SHARES ARE HELD IN YOUR 401(K) PLAN ACCOUNT AND YOU DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN THE COMPANY’S 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT, AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side